As filed with the Securities and Exchange Commission
                              on February 20, 1997
                          Registration No. 33-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM N-14

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933  (X)

                         Pre-Effective Amendment No. ___             ( )

                        Post-Effective Amendment No. ___             ( )

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1940  ( )

                                Amendment No. ___  ( )

                        (Check appropriate box or boxes)
                            ________________________

                               NATIONS FUND, INC.
               (Exact Name of Registrant as specified in Charter)
                                111 Center Street
                           Little Rock, Arkansas 72201
          (Address of Principal Executive Offices, including Zip Code)
                           __________________________

            Registrant's Telephone Number, including Area Code: (800)
                                    626-2275
                              Richard H. Blank, Jr.
                                c/o Stephens Inc.
                                111 Center Street
                           Little Rock, Arkansas 72201
                     (Name and Address of Agent for Service)

                                 With copies to:
     Robert M. Kurucza, Esq.                      Philip H. Newman, Esq.
     Marco E. Adelfio, Esq.                       Goodwin, Proctor &
     Morrison & Foerster LLP                      Hoar LLP
     2000 Pennsylvania Ave.,                      53 State Street
     N.W.                                         Exchange Place
     Suite 5500                                   Boston, MA 02109
     Washington, D.C.  20006

It is proposed that this filing will become effective on March 22, 1997 pursuant to Rule 488.

No filing fee is required under the Securities Act of 1933 because an indefinite number of shares of beneficial interest in the Registrant, without par value, has previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Registrant filed on May 24, 1996, the notice required by Rule 24f-2 for its fiscal year ended March 31, 1996 (File No. 33-4038; 811-
4614).

                               Nations Fund, Inc.
                              Cross-Reference Sheet


PART A

Item No.   Item Caption                   Prospectus Caption

  1        Beginning of                COVER PAGE OF REGISTRATION
           Registration                STATEMENT; CROSS-REFERENCE
           Statement and               SHEET; FRONT COVER PAGE OF
           Outside Front Cover         PROSPECTUS/PROXY STATEMENT
           Page of Prospectus

  2        Beginning and               TABLE OF CONTENTS
           Outside Back Cover
           Page of Prospectus

  3        Fee Table, Synopsis         APPENDIX II -- EXPENSE
           Information, and            SUMMARIES SUMMARY -- PROPOSED
           Risk Factors                REORGANIZATION; -- PRINCIPAL
                                       RISK FACTORS;

  4        Information About           INFORMATION RELATING TO THE
           the Transaction             PROPOSED REORGANIZATION

  5        Information About           COMPARISON OF PILOT AND
           the Registrant              NATIONS; ADDITIONAL
                                       INFORMATION ABOUT NATIONS

  6        Information About           COMPARISON OF PILOT AND
           the Company Being           NATIONS; ADDITIONAL
           Acquired                    INFORMATION ABOUT PILOT

  7        Voting Information          INFORMATION RELATING TO
                                       VOTING MATTERS

  8        Interest of Certain         NOT APPLICABLE
           Persons and Experts

  9        Additional                  NOT APPLICABLE
           Information Required
           for Reoffering by
           Persons Deemed to be
           Underwriters

PART B

                                            Statement of Additional
Item No.   Item Caption                        Information Caption

  10       Cover Page                       COVER PAGE

  11       Table of Contents                TABLE OF CONTENTS

  12       Additional                       INCORPORATION OF DOCUMENTS BY
           Information About                REFERENCE IN STATEMENT OF
           the Registrant                   ADDITIONAL INFORMATION

  13       Additional                       NOT APPLICABLE
           Information About
           the Company Being
           Acquired

  14       Financial Statements             EXHIBITS TO STATEMENT OF
                                            ADDITIONAL INFORMATION

PART C

Item No.

15-17 Information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of this Registration Statement.

THE FOLLOWING ITEMS ARE HEREBY INCORPORATED BY REFERENCE:

NATIONS FUND, INC. ("NATIONS")

From Post-Effective Amendment No. 31 of the Nations Registration Statement, filed July 25, 1996 (SEC File Nos. 33-4038; 811;4614):

         Prospectuses for the Investor A, Investor N and Primary A Shares of the Nations Equity Income Fund, dated July 31, 1996.

         Prospectuses for the Daily, Investor B and Primary A Shares of the Nations Prime Fund and Nations Treasury Fund.

The audited financial statements and related independent auditors' reports for the Nations Equity Income Fund, Nations Prime Fund and Nations Treasury Fund, contained in the Annual Report for the fiscal year ended March 31, 1996.

The unaudited financial statements and related independent auditors' reports for the Nations Equity Income Fund, Nations Prime Fund and Nations Treasury Fund, contained in the Semi-Annual Report for the six-month period ended September 30, 1996.

THE PILOT FUNDS ("PILOT")

From Post-Effective Amendment No. 33 of the Pilot Registration Statement, filed November 12, 1996 (SEC File Nos. 2-78440; 811-3517):

         Prospectuses for the Class A, Class B and Pilot Shares of the Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Small Capitalization Equity Fund and Pilot U.S. Government Securities Fund, dated January 2, 1997.

         Prospectuses for the Administration, Investor and Pilot Shares of the Pilot Short-Term U.S. Treasury Fund and Short-Term Diversified Assets Fund, dated January 2, 1997.

The audited financial statements and related independent auditors' reports for the Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Small Capitalization Equity Fund, Pilot U.S. Government Securities Fund, Pilot Short-Term U.S. Treasury Fund and Short-Term Diversified Assets Fund, contained in the Annual Report for the fiscal year ended August 31, 1996.

                                 THE PILOT FUNDS
                            Pilot Equity Income Fund
                         Pilot International Equity Fund
                    Pilot Short-Term Diversified Assets Fund
                       Pilot Short-Term U.S. Treasury Fund
                     Pilot Small Capitalization Equity Fund
                      Pilot U.S. Government Securities Fund
                                3435 Stelzer Road
                              Columbus, Ohio 43219


                                                              March 20, 1997

Dear Shareholder:

      On behalf of the Board of Trustees of The Pilot Funds ("Pilot"), we are pleased to invite you to a special meeting of the shareholders of the Pilot funds named above (each a "Pilot Fund" and together, the "Pilot Funds") to be held on April 21, 1997 at 10:00 a.m., Eastern time, at the offices of BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, Ohio (the "Meeting"). At the Meeting, shareholders of each Pilot Fund will be asked to consider a proposed reorganization of their Pilot Fund into a corresponding portfolio of Nations Fund, Inc. (each a "Nations Fund" and together the "Nations Funds").

      Background. As you may recall, Boatmen's Bancshares, Inc. ("Bancshares") recently merged into NationsBank Corporation. Prior to the merger, Bancshares was the parent of Boatmen's Trust Company ("Boatmen's"), investment adviser to the Pilot Funds. At Special Meetings of Pilot Fund shareholders on December 18 and 20, 1996, you approved new investment advisory arrangements with Boatmen's in anticipation of the Bancshares- NationsBank Corporation merger.

      At the upcoming Meeting, management is asking you to approve a reorganization of your Pilot Fund into a corresponding Nations Fund. The Nations Funds are an open- end investment company advised by NationsBanc Advisors, Inc., a subsidiary of NationsBank, N.A. If all approvals are obtained, the Pilot Funds would be reorganized into the corresponding Nations Funds on or about May 2, 1997, when your Pilot Fund shares would be exchanged for shares of the corresponding Nations Fund of equal value.

     PILOT'S BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT
YOU VOTE TO APPROVE THE PROPOSED REORGANIZATION.

      Please note that Pilot Shareholders who hold shares of Pilot funds other than those listed above will receive proxy materials under separate cover with respect to proposals affecting those funds. Shareholders should fill out the proxy card(s) for each of those Pilot funds in which they hold shares in order to vote those shares.

     In considering these matters, you should note:

(Bullet)     Similar Objectives and Policies
             Three of the six Pilot Funds are proposed to be reorganized into new Nations Funds that have been created (specifically for purposes of the reorganization) as vehicles for the continuation of these Pilot Funds. The remaining three Pilot Funds are proposed to be reorganized into operating Nations Funds with investment policies and objectives that are substantially similar, and in some cases identical, to those of the corresponding Pilot Funds.

(Bullet)     Similar Access Arrangements
             Following the reorganization, you will enjoy access to the Nations Funds through distribution, transaction and shareholder servicing arrangements that are substantially similar to the Pilot Funds' current arrangements.

(Bullet)     Same Value of Shares
             The total dollar value of the Nations Fund shares you receive in the reorganization will be the same as the total dollar value of the Pilot Fund shares that you held immediately before the Reorganization. The reorganization will be tax free, and no front-end or contingent deferred sales loads will be charged in connection with the exchange of Pilot Fund shares for Nations Fund shares.

(Bullet)     Operating Expense Ratios
             The annual fund operating expense ratio (after waivers) for the corresponding Nations Fund classes after the reorganization is expected to be no higher than the annual fund operating expense ratio of your Pilot Fund class, except for Class A shares and Pilot shares of the Pilot Equity Income Fund.

      The proposed reorganization is expected to benefit Pilot Fund shareholders by:

(Bullet) offering actual or potential reductions in total
         operating expense ratios;
(Bullet) offering shareholders the opportunity to join, and exchange their shares within, a larger and more diverse family of more than 50 funds;
(Bullet) offering access to a broader array of investment products, such as a new line of funds-of-funds, and investment services, such as a mutual fund asset allocation program, a mutual fund marketplace and cash sweep programs; and
(Bullet) providing opportunities for enhanced returns through combined investment portfolios.

      The formal Notice of Special Meeting, a Combined Proxy Statement/Prospectus and a Proxy Ballot are enclosed. If you own shares in more than one of the Pilot Funds that is named above, more than one Proxy Ballot accompanies these materials. If you own shares in one or more of the Pilot funds that is not named above, you will be receiving separately a set of proxy materials (including Proxy Ballot(s)) for the other fund(s).

      Whether or not you plan to attend the Meeting, you may vote by proxy in any of the following ways:

     [ballot/proxy solicitation information to be inserted]

      Please return your Proxy Ballot or call [or fax us] so that your vote will be counted.

      YOUR VOTE IS VERY IMPORTANT TO US REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. PLEASE VOTE BY RETURNING YOUR PROXY BALLOT TODAY, [ballot/proxy solicitation information to be inserted]

      The proposed reorganization and the reasons for the Pilot Board's unanimous recommendation are discussed in detail in the enclosed materials, which you should read carefully. If you have any questions about the reorganization, please do not hesitate to call Pilot Funds toll free at 1-800-71-PILOT.

      We look forward to seeing you at the Meeting or receiving your proxy so that your shares may be voted at the Meeting.

                         Sincerely,



                         William J. Tomko
                         President
                         The Pilot Funds

                                 THE PILOT FUNDS
                            Pilot Equity Income Fund
                         Pilot International Equity Fund
                    Pilot Short-Term Diversified Assets Fund
                       Pilot Short-Term U.S. Treasury Fund
                     Pilot Small Capitalization Equity Fund
                      Pilot U.S. Government Securities Fund
                                3435 Stelzer Road
                              Columbus, Ohio 43219


                     NOTICE OF SPECIAL SHAREHOLDERS MEETING
                          To Be Held On April 21, 1997

To Pilot Fund Shareholders:

      NOTICE IS GIVEN THAT a special meeting of the shareholders (the "Meeting") of the Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Short-Term Diversified Assets Fund, Pilot Small Capitalization Equity Fund, Pilot Short-Term U.S. Treasury Fund and Pilot U.S. Government Securities Fund (each a "Pilot Fund" and together, the "Pilot Funds"), each of which is a series of The Pilot Funds ("Pilot"), will be held at the offices of BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, Ohio, on April 21, 1997 at 10:00 a.m., Eastern time, for purpose of considering and voting upon:

     ITEM 1.  A proposal to approve an Agreement and
     Plan of Reorganization providing for the transfer of the assets and stated liabilities of each Pilot Fund to a corresponding fund of Nations Fund, Inc. in exchange for shares of designated classes of the corresponding Nations
     Fund.

     ITEM 2.  Such other business as may properly
     come before the Meeting or any adjournment(s).

      Item 1 is described in the attached Combined Proxy Statement/Prospectus. YOUR TRUSTEES UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

      Shareholders of record as of the close of business on March [ ], 1997 are entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

      SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE EACH ACCOMPANYING PROXY CARD, WHICH IS BEING SOLICITED BY THE PILOT BOARD OF TRUSTEES. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. SHAREHOLDERS ALSO MAY RETURN PROXIES BY TELEFAX. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO PILOT A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                         By Order of the Trustees,



                         George O. Martinez,
                         Secretary

                       COMBINED PROXY STATEMENT/PROSPECTUS
                              Dated March 22, 1997

                                 THE PILOT FUNDS
                                3435 Stelzer Road
                            Columbus, Ohio 43219-3035
                                 1-800-717-4568

                               NATIONS FUND, INC.
                        One NationsBank Plaza, 33rd Floor
                         Charlotte, North Carolina 28255
                                 1-800-321-7854

     This Combined Proxy Statement/Prospectus is furnished to shareholders of the Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Short-Term Diversified Assets Fund, Pilot Short-Term U.S. Treasury Fund, Pilot Small Capitalization Equity Fund and Pilot U.S. Government Securities Fund (each a "Pilot Fund" and collectively the "Pilot Funds") in connection with the solicitation of proxies by the management of The Pilot Funds ("Pilot"). The Board of Trustees has called a Special Meeting of Shareholders (the "Meeting") at 10:00 a.m. (Eastern time) on April 21, 1997 at the offices of BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, Ohio. At the Meeting, shareholders will be asked to approve a proposed Agreement and Plan of Reorganization dated as of February [ ], 1997 (the "Agreement") by and between Pilot and Nations Fund, Inc. ("Nations"). A copy of a form of the Agreement is attached as Appendix I.

     Pilot and Nations are both registered open-end management investment companies (mutual funds) that offer money market, tax-exempt, bond and equity investment portfolios. The Agreement provides for the transfer of assets and stated liabilities of each Pilot Fund to a corresponding investment portfolio of Nations (each a "Nations Fund" and collectively the "Nations Funds") in exchange for shares ("Shares") of comparable classes of the Nations Fund having equal value (the "Reorganization"). As a result of the Reorganization, shareholders of the Pilot Funds will become shareholders of the Nations Funds. Table I, under "Information Relating to the Proposed Reorganization--Description of the Agreement," shows each class of each Pilot Fund and the corresponding class of each corresponding Nations Fund.

     This Combined Proxy Statement/Prospectus sets forth concisely the information that a Pilot shareholder should know before voting, and should be retained for future reference. For shareholders of the Pilot Funds that will be reorganized into the Nations Equity Income Fund, Nations Prime Fund and Nations Treasury Fund (the "Operating Nations Funds") this Combined Proxy Statement/Prospectus is accompanied by the following documents: (i) the Annual Report(s) for the Operating Nations Funds dated March 31, 1996 and (ii) the current prospectus(es) for the Operating Nations Funds, dated July 31, 1996. Annual Reports and prospectuses for the Nations International Growth Fund, Nations Small Company Growth Fund and Nations U.S. Government Bond Fund (the

"New Nations Funds") are not enclosed because the New Nations Funds are being created to continue the current operations of their corresponding Pilot Funds. Additional information is set forth in the statement of additional information relating to this Combined Proxy Statement/Prospectus, dated the date hereof, which is incorporated herein by reference, and in the prospectuses dated January 2, 1997 for the Pilot Funds. Each of these documents is on file with the Securities and Exchange Commission (the "SEC"), and is available without charge by calling or writing Pilot or Nations at the respective telephone numbers or addresses stated on the cover sheet of this Combined Proxy Statement/Prospectus. The information contained in the Operating Nations Fund prospectuses and the prospectuses for the Pilot Funds is incorporated by reference into this Combined Proxy Statement/Prospectus.

     The following summarizes the proposal to be voted on by shareholders of each Pilot Fund at the Meeting:

                      Proposal                     Shareholders Solicited

  1.  To approve an Agreement and Plan of     Each Pilot Fund voting separately
  Reorganization providing for the transfer   on a portfolio-by-portfolio basis.
  of the assets and  liabilities  of the
  Pilot  Funds to  corresponding  Nations
  Funds in exchange  for Shares of
  comparable classes of the  corresponding
  Nations Funds.

     This Combined Proxy Statement/Prospectus is Pilot's proxy statement for the Meeting, and Nations' prospectus for the Shares of the Operating Nations Funds that have been registered with the SEC and are to be issued in connection with the Reorganization. This Combined Proxy Statement/Prospectus is not a prospectus for Shares of the New Nations Funds that will be issued in connection with the Reorganization because the New Nations Funds are being created to continue the current operations of their corresponding Pilot Funds. Because this is a "Combined" Proxy Statement/Prospectus, reference to certain Pilot Funds, and the New Nations Funds into which they will be reorganized, appears in various places throughout this document. However, these references relate only to the Proxy Statement portion of this document and not the Prospectus portion. This Combined Proxy Statement/Prospectus is not offering for sale shares in any of the New Nations Funds.

     This Combined Proxy Statement/Prospectus is expected to be first sent to shareholders on or about March 22, 1997.

     THE SECURITIES OF THE NATIONS FUNDS OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES

COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS COMBINED PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS COMBINED PROXY STATEMENT/PROSPECTUS AND IN THE MATERIALS EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PILOT, NATIONS OR THEIR RESPECTIVE SPONSORS AND DISTRIBUTORS.

     EACH MONEY MARKET FUND SEEKS TO MAINTAIN A NET ASSET VALUE OF $1.00 PER SHARE. AN INVESTMENT IN A NATIONS MONEY MARKET FUND IS NEITHER INSURED NOR
GUARANTEED BY THE U.S. GOVERNMENT. THERE CAN BE NO ASSURANCE THAT A NATIONS MONEY MARKET FUND WILL BE ABLE TO MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE.

     SHARES  OF  PILOT  AND  NATIONS  ARE  NOT  DEPOSITS  OR  OBLIGATIONS  OF OR
GUARANTEED OR ENDORSED BY, NATIONSBANK, N.A. OR ANY OF ITS AFFILIATES OR ANY OTHER BANK. SUCH SHARES ARE NOT INSURED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. MUTUAL FUND SHARES INVOLVE CERTAIN INVESTMENT RISKS, INCLUDING THE
POSSIBLE LOSS OF PRINCIPAL. THE DISTRIBUTOR OF THE PILOT FUNDS IS PILOT FUNDS DISTRIBUTORS, INC. AND THE SPONSOR IS BISYS FUND SERVICES LIMITED PARTNERSHIP. THE DISTRIBUTOR AND SPONSOR OF THE NATIONS FUNDS IS STEPHENS INC.

                                TABLE OF CONTENTS

FEE TABLES................................................................6

SUMMARY...................................................................6
     Proposed Reorganization..............................................6
     Principal Risk Factors...............................................8
     Voting Information...................................................9

INFORMATION RELATING TO THE PROPOSED REORGANIZATION.......................9
     Description of the Agreement.........................................9
         Table I..........................................................9
     Pilot Board Consideration...........................................12
     Capitalization......................................................14
         Table II -- Pro Forma Capitalization (as of December 31, 1996)..14
     Federal Income Tax Consequences.....................................18
     Other Provisions Applicable to the New Nations Funds................18

COMPARISON OF PILOT AND NATIONS..........................................19
     Investment Objectives and Policies..................................19
     Investment Adviser and Other Service Providers......................20
         Table III -- Total Expense Information..........................21
         Other Service Providers for the Pilot Funds and Nations Funds...25
     Share Structure.....................................................26
     Distribution Plans, Administration Plans and Shareholder Servicing
         Arrangements....................................................27
     Shareholder Transactions and Services...............................29

INFORMATION RELATING TO VOTING MATTERS...................................29
     General Information.................................................29
     Shareholder and Board Approvals.....................................30
         Table IV(A).....................................................31
         Table IV(B).....................................................31
     Quorum..............................................................32
     Annual Meetings and Shareholder Meetings............................32

ADDITIONAL INFORMATION ABOUT NATIONS.....................................32

ADDITIONAL INFORMATION ABOUT PILOT.......................................33

FINANCIAL STATEMENTS.....................................................33

OTHER BUSINESS...........................................................34

SHAREHOLDER INQUIRIES....................................................34

APPENDICES  I        Agreement And Plan Of Reorganization
            II       Expense Summaries Of Pilot Funds And The Corresponding
                     Nations Funds
            III      Investment Objectives, Limitations And Certain Significant
                     Investment Policies Of The
                     Operating Nations Funds And The Corresponding Pilot Funds
            IV       Shareholder Transactions And Services Of The Nations Funds
                     And The Corresponding Pilot Funds

                                   FEE TABLES

     Pro Forma Expense Information for each proposed reorganization is included in Appendix II to this Combined Proxy Statement/Prospectus.


                                     SUMMARY

     Proposed Reorganization. The Agreement provides for: (i) the transfer of all of the assets and stated liabilities of each Pilot Fund to a corresponding Nations Fund in exchange for Shares of comparable classes of the corresponding Nations Fund; and (ii) the distribution of Nations Fund Shares to the shareholders of the Pilot Funds in liquidation of the Pilot Funds. The Reorganization is subject to a number of conditions with respect to each Pilot Fund, including shareholder approval. Following the Reorganization, Pilot will wind up its affairs and deregister as an investment company under the Investment Company Act of 1940 (the "1940 Act").

     As a result of the proposed Reorganization, a Pilot Fund shareholder will become a shareholder of its corresponding Nations Fund and will hold, immediately after the closing(s) of the Reorganization (the "Closing(s)"), Shares of the comparable class of the corresponding Nations Fund having a total dollar value equal to the total dollar value of the Shares of the Pilot Fund that the shareholder held immediately before the Closing(s).

     Overview of Pilot and Nations. The investment objectives, policies and restrictions of the Operating Nations Funds are, in general, substantially similar to those of the corresponding Pilot Funds. See "Comparison of Pilot and Nations--Investment Objectives and Policies" and Appendix III to this Combined Proxy Statement/Prospectus. The investment objectives, policies and restrictions of the New Nations Funds are identical in all material respects to the corresponding Pilot Funds.

     Boatmen's Trust Company ("Boatmen's") currently serves as investment adviser to the Pilot Funds. Kleinwort Benson Investment Management Americas Inc. ("Kleinwort") currently serves as the investment manager to the Pilot International Equity Fund. NationsBanc Advisors, Inc. ("NBAI") currently serves as the investment adviser to each Operating Nations Fund, and will serve as the investment adviser to each of the New Nations Funds. TradeStreet Investment Associates, Inc. ("TradeStreet") currently serves as investment sub-adviser to the Operating Nations Funds. With respect to the New Nations Funds, Boatmen's will serve as investment sub-adviser to both the Nations Small Company Growth Fund and the Nations U.S. Government Bond Fund; and Kleinwort will serve as investment sub-adviser to the Nations International Growth Fund. As used herein, the "Adviser" means NBAI, TradeStreet, Boatmen's and/or Kleinwort, as the context may require. See "Comparison of Pilot and Nations--Investment Adviser and Other Service Providers."

     Table III, under "Comparison of Pilot and Nations--Investment Adviser and Other Service Providers," shows the current (after waivers or reimbursements) total operating expenses for each class of Pilot Fund along with the total operating expenses (after waivers or reimbursements) that could be expected for each class of Pilot Fund after the Reorganization. NBAI has committed to maintain current (after waiver) expense ratios for all Nations Fund classes for a period of at least two years after the Closing, absent extraordinary circumstances or a reduction in fund assets that impacts fee levels (the
"Expense Commitment"). NBAI believes that the achievement of the pro forma expense levels is likely and that shareholders may, therefore, enjoy even lower expense ratios than the levels to which the Adviser has committed.

     Appendix II to this Combined Proxy Statement/Prospectus provides additional information about the fees and expenses for each of the Nations Funds and corresponding Pilot Funds. The Pilot Funds have a different administrator, distributor, transfer agent, independent auditor and different trustees/directors. See "Comparison of Pilot and Nations--Investment Adviser and Other Service Providers."

     The Nations Equity Income Fund, Nations International Growth Fund, Nations Small Company Growth Fund and Nations U.S. Government Bond Fund will each issue three classes of Shares in the Reorganization: Investor A Shares, Investor N Shares and Primary A Shares. The Nations Treasury Fund and Nations Prime Fund will each issue three classes of Shares in the Reorganization: Daily Shares, Investor B Shares and Primary A Shares. See "Comparison of Pilot and Nations--Share Structure."

     With certain exceptions, the purchase, redemption, dividend and other policies and procedures of the Pilot Funds and the Nations Funds are generally similar. Among the exceptions is that only the Pilot Shares issued by the Pilot money market funds and the Investor B Shares of the Nations money market funds offer checkwriting redemption privileges. See "Comparison of Pilot and Nations--Shareholder Transactions and Services" and Appendix IV to this Combined Proxy Statement/Prospectus.

     The Nations Funds are sold at net asset value, with no front-end or contingent deferred sales load, whereas the Pilot Funds charge a front-end sales charge on their Class A Shares and a contingent deferred sales charge on their Class B Shares. Although, no front-end or contingent deferred sales charge will be imposed on any of the shareholders in connection with the Reorganization, former Class B shareholders will remain subject to the contingent deferred sales charge structure in place for Pilot Class B shares.

     Federal Income Tax Consequences. Morrison & Foerster LLP, legal counsel to Nations, will issue an opinion as of the Closing to the effect that, based on certain assumptions, the Reorganization will not give rise to the recognition of gain or loss for federal income tax purposes to the Pilot Funds, the Nations Funds or their respective shareholders.

     The Agreement contemplates that, upon notice from Nations, ten days prior to the Closing Date, a Pilot Fund must immediately sell prior to the Closing Date, to the extent permissible and consistent with that Pilot Fund's own investment objective and policies, any portfolio security identified by Nations as impermissible under the investment objectives and limitations of the Nations Fund into which the Pilot Fund is to be reorganized. Such a sale could result in taxable capital gains for a Pilot Fund and its shareholders.
See Appendix I to this Combined Proxy Statement/Prospectus.

     Pilot and Nations Board Consideration. In considering the Agreement, the Boards of Pilot and Nations, including the disinterested Directors and Trustees thereof, were advised by their respective legal counsel, as well as by separate legal counsel to the disinterested Directors and Trustees, as to their fiduciary duties under the 1940 Act and the required determinations that each Board should make under the 1940 Act in connection with the Reorganization. After considering the relevant factors, as discussed in greater detail below under "Information Relating to the Proposed Reorganization--Pilot Board Consideration," the Pilot Board found, on behalf of the Pilot Funds, that participation in the Reorganization, as contemplated by the Agreement, is in the best interests of the Pilot Funds and that the interests of the shareholders of the Pilot Funds would not be diluted as a result of the Reorganization. Pilot's Board of Trustees unanimously recommends that Pilot shareholders approve the Agreement.

     Similarly, after considering the relevant factors, the Nations Board, on behalf of the Nations Funds, found that participation in the Reorganizations, as contemplated by the Plans of Reorganization, is in the best interests of the Nations Funds and that the interests of the shareholders of the Nations Funds will not be diluted as a result of the Reorganization.


     Principal Risk Factors. Because of the similarities of the investment objectives, policies and restrictions of the Pilot Funds and their corresponding Nations Funds, an investment in a Nations Fund involves risks that are similar to those of the corresponding Pilot Fund. These investment risks, in general, are those typically associated with investing in a portfolio of common stocks in the case of the Pilot and Nations equity funds, and a portfolio of high quality, short-term money market instruments in the case of the Pilot and Nations money market funds.

     The risks associated with the Nations Equity Income Fund (and its corresponding Pilot Equity Income Fund) are those associated with investments in common stocks and other equity securities, which are generally stock market risks. Stock values fluctuate in response to the activities of individual companies and in response to general market and economic conditions and, accordingly, the value of the stocks that a fund holds may decline over short or extended periods.

     An investment in the Nations Prime Fund (and its corresponding Pilot Short-Term Diversified Assets Fund) or the Nations Treasury Fund (and its corresponding Pilot Short-Term U.S. Treasury Fund), involves risks typically associated with investing in a portfolio of high quality, short-term money market instruments. In addition, these money market funds attempt to maintain a stable net asset value of $1.00, although there is no assurance that they will be able to do so.

     Voting   Information.   This  Combined  Proxy  is  being furnished in
connection with the solicitation of proxies by Pilot's Board of Trustees at the Meeting. Only shareholders of record at the close of business on March [ ], 1997 will be entitled to vote at the Meeting. Each whole or fractional share is entitled to a whole or fractional vote. Shares represented by a properly executed proxy will be voted in accordance with the instructions thereon or, if no specification is made, the persons named as proxies will vote in favor of each proposal set forth in the Notice of Meeting. Proxies may be revoked at any time before they are exercised by submitting to Pilot a written notice of revocation or a subsequently executed proxy or by attending the Meeting and voting in person. For additional information, see "Information Relating to Voting Matters."


               INFORMATION RELATING TO THE PROPOSED REORGANIZATION

     The terms and conditions of the Reorganization are set forth in the Agreement. Significant provisions of the Agreement are summarized below;
however, this summary is qualified in its entirety by reference to the Agreement, a copy of which is attached as Appendix I to this Combined Proxy Statement/Prospectus.

     Description of the Agreement. The Agreement provides that at the Closing the assets and stated liabilities of the Pilot Funds will be transferred to Nations in exchange for full and fractional Shares of the corresponding Nations Funds as shown in the following table.



                                     Table I
Pilot Fund/Share Class                       Corresponding Nations Fund/Share Class

Pilot Equity Income Fund                     Nations Equity Income Fund (Operating)
       Class A Shares                                Investor A Shares
       Class B Shares                                Investor N Shares
       Pilot Shares                                  Primary A Shares

Pilot International Equity Fund              Nations International Growth Fund (New)
       Class A Shares                                Investor A Shares
       Class B Shares                                Investor N Shares
       Pilot Shares                                  Primary A Shares

Pilot Short-Term U.S. Treasury Fund          Nations Treasury Fund (Operating)
       Investor Shares                               Daily Shares
       Administration Shares                         Investor B Shares

                                       9



       Pilot Shares                                  Primary A Shares

Pilot Short-Term Diversified Assets Fund     Nations Prime Fund (Operating)
       Investor Shares                               Daily Shares
       Administration Shares                         Investor B Shares
       Pilot Shares                                  Primary A Shares

Pilot Small Capitalization Equity Fund       Nations Small Company Growth Fund (New)
       Class A Shares                                Investor A Shares
       Class B Shares                                Investor N Shares
       Pilot Shares                                  Primary A Shares

Pilot U.S. Government Securities Fund        Nations U.S. Government Bond Fund (New)
       Class A Shares                                Investor A Shares
       Class B Shares                                Investor N Shares
       Pilot Shares                                  Primary A Shares



     The Shares issued by each Nations Fund in the Reorganization will have an aggregate dollar value equal to the aggregate dollar value of the Shares of the respective Pilot Fund that are outstanding immediately before the Closing. Immediately after the Closing, each Pilot Fund will distribute the Shares of the Nations Fund received in the Reorganization to its shareholders in liquidation of the Pilot Fund. Each shareholder owning Shares of a particular Pilot Fund at the Closing will receive Shares of the comparable class of the corresponding Nations Fund, and will receive any unpaid dividends or distributions that were declared before the Closing on Pilot Fund Shares. Nations will establish an account for each former shareholder of the Pilot Funds reflecting the appropriate number of Nations Fund Shares distributed to that shareholder. These accounts will be substantially identical to the accounts currently maintained by Pilot for each shareholder. Shares of the Nations Funds are in uncertificated form.

     Although no formal action has been taken, upon completion of the Reorganization, it is contemplated that if Pilot Shareholders approve the Agreement, and shareholders of all other series of Pilot approve a similar
Agreement, all outstanding Shares of the Pilot Funds will be redeemed and canceled in exchange for Shares of the Nations Funds distributed, and Pilot will wind up its affairs and apply to be deregistered as an investment company under the 1940 Act. Pilot would permanently close its stock transfer books as of the close of business on the business day immediately preceding the Closing. Exchange or redemption requests required after that time will be deemed to be exchange or redemption requests for Shares of the Nations Funds.

     The Reorganization is subject to a number of conditions, including approval of the Agreement and the related matters described in this Combined Proxy Statement/ Prospectus by Pilot shareholders at the Meeting; the receipt of certain legal opinions described in the Agreement (which include an opinion of counsel to Nations that the Nations Fund Shares issued in the Reorganization will be validly issued, fully paid and non-assessable); the receipt of certain certificates from the parties concerning the continuing accuracy of the representations and warranties in the Agreement; the receipt of "comfort letters" from the independent public accountants of Pilot and Nations regarding various financial matters; any necessary exemptive relief or no-action assurances requested from the SEC or its Staff with respect to Section 17(a) and 17(d) of the 1940 Act and Rule 17d-1 thereunder; and the parties' performance in all material respects of their respective covenants and undertakings in the Agreement. The Agreement contemplates that, upon notice from Nations, ten days prior to the Closing Date, a Pilot Fund must immediately sell prior to the Closing Date, to the extent permissible and consistent with that Pilot Fund's own investment objective and policies, any portfolio security identified by Nations as impermissible under the investment objectives and limitations of the Nations Fund into which the Pilot Fund is to be reorganized. Such a sale could result in taxable capital gains for a Pilot Fund and its shareholders.

     Assuming satisfaction of the conditions in the Agreement, the Closing will be effective at the close of business on May 2, 1997 or, in accordance with the Agreement, such other date as agreed to in writing by the officers of the parties to the Agreement.

     The Agreement provides that NBAI has committed to absorb substantially all of the expenses associated with the Reorganization. See Appendix I to this Combined Proxy Statement/Prospectus. A portion of the expenses to be incurred in connection with the Reorganization, approximately $450,000, will be allocated to the Nations Funds following the consummation of the Reorganization (the "Allocated Amount"). NBAI will absorb all expenses of the Reorganization other than the Allocated Amount. The Expense Commitment, as discussed above, will cause NBAI, in effect, to absorb a substantial portion of the Allocated Amount (approximately $320,000) through additional fee waivers. NBAI also will absorb the portion of the remaining Allocated Amount that otherwise would be borne by current Pilot Fund shareholders (approximately $31,000), by making a capital contribution in this amount to the Pilot Funds prior to the Closing. The portion of the Allocated Amount that remains after NBAI absorbs this $351,000 (approximately $99,000) will, in effect, be borne by current Nations Fund shareholders. The Nations Funds Board approved this arrangement as being in the best interest of shareholders in light of, among other things, the benefits to such shareholders from the Expense Commitment, and the anticipated benefits expected to accrue to these shareholders over time from the addition of approximately $6 billion in assets (as of December 31, 1996) into the Nations Funds through the Reorganization.

     The Agreement also provides that the Reorganization may be abandoned at any time prior to the Closing upon the mutual consent of both Pilot and Nations, or by either Nations or Pilot under certain conditions. The Agreement further provides that officers of Nations and of Pilot may amend, modify or supplement the Agreement; provided, however, that following the Meeting, no such amendment may have the effect of changing the provisions for determining the number of Shares of the corresponding Nations Fund to be issued to the Pilot Fund shareholders of any Pilot Fund without obtaining the Pilot Fund shareholders' further approval.

     Pilot Board Consideration. On August 29, 1996, Boatmen's Bancshares, Inc. ("Bancshares"), the parent of Boatmen's, the Pilot Funds' investment adviser, entered into an Agreement and Plan of Merger with NationsBank Corporation, which provided that Bancshares would merge with and into a wholly-owned subsidiary of NationsBank Corporation (the "Holding Company Merger"). The Holding Company
Merger was consummated on January 7, 1997. In connection therewith, and consistent with the requirements of the 1940 Act and the terms of the respective investment advisory and management agreements, the change in control of the Boatmen's resulted in the automatic and immediate termination of each investment advisory agreement between Pilot, on behalf of the respective Pilot Fund, and Boatmen's, and the investment management agreement among Pilot, on behalf of the Pilot International Equity Fund, Boatmen's and Kleinwort. To ensure that this automatic termination would not disrupt the investment advisory services provided to the Pilot Funds, Pilot shareholders approved at a December 18, 1996 meeting, new investment advisory agreements between Pilot, on behalf of the Pilot Funds (except the Pilot Missouri Short-Term Tax Exempt Fund, Pilot Short-Term U.S. Treasury Fund, Pilot Growth Fund and Pilot Diversified Bond
Fund), and Boatmen's; and a new investment management agreement between Pilot, on behalf of Pilot International Equity Fund, Boatmen's and Kleinwort. At a December 20, 1996 meeting, Pilot shareholders approved new investment advisory agreements between Pilot, on behalf of the Pilot Missouri Short-Term Tax Exempt Fund, Pilot Short-Term U.S. Treasury Fund, Pilot Growth Fund and Pilot Diversified Bond Fund, and Boatmen's.

     At its December 4, 1996 meeting, the Pilot Board of Trustees was first advised that Boatmen's and NationsBank, N.A. ("NationsBank") were considering the possibility of recommending a consolidation of the Pilot Funds with the Nations Funds following the Holding Company Merger. Thereafter, on January 31, 1997 and February 5, 1997, the Pilot Trustees met to consider formal proposals by Boatmen's and NationsBank regarding the Reorganization.

     In preparation for the meetings, the Trustees were provided with a variety of information about the Reorganization, the Pilot Funds, the Nations Funds and NationsBank. These materials summarized the principal features of the Reorganization including the intention that each transaction be consummated on a tax-free basis for the participating Funds and their shareholders. In addition, the Pilot Trustees received comparative information for the Pilot Funds and their corresponding Nations Funds with respect to the following matters: (a) investment objectives and policies; (b) advisory, distribution and other servicing arrangements; (c) expenses (with and without giving effect to current expense limitations), including pro forma expenses assuming consummation of the Reorganization and expenses relative to peer groups, and (d) performance relative to peer groups. The Pilot Trustees were also provided with information about NationsBank and its investment advisory organization, including information regarding those individuals with responsibility for each Nations Fund, and the anticipated impact of the proposed Reorganization on Boatmen's, NBAI and TradeStreet.

     The Trustees were also advised that the parties to the Holding Company Merger had stated their intention to meet the conditions of Section 15(f) of the 1940 Act with respect to the Pilot Funds and their successors. Section 15(f) of the 1940 Act provides that when a change in control of an investment adviser occurs, the investment adviser or any of its affiliated persons may receive any amount or benefit in connection therewith as long as, among other things, no "unfair burden" is imposed on the investment company as a result of the transaction relating to the change of control, or any expenses or implied terms, conditions or understandings applicable thereto. The term "unfair burden" as defined by the 1940 Act includes any arrangement during the two-year period after the transaction whereby the investment adviser (or predecessor or successor adviser), or any "interested person" of any such adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from or on behalf of the investment company (other than fees for bona fide principal underwriting services). Section 15(f) also requires that through January 7, 2000 (the three-year period immediately following the Holding Company Merger), at least 75% of the Board of Trustees of the Pilot Funds or its successor will not be "interested persons" of NBAI or Boatmen's within the meaning of the 1940 Act. The Pilot Trustees were informed that the Board of Trustees of the Nations Funds currently satisfy this requirement.

     At the Trustees' meeting on February 5, 1997, NBAI and TradeStreet represented to the Pilot Trustees that they would commit to the Expense Commitment described above. Based upon this commitment and the current expense ratio and expense limitation information provided for both the Pilot Funds and the Nations Funds, the Pilot Trustees concluded that, for the foreseeable future, the Reorganization would likely result in a substantial savings in expenses to Pilot Fund shareholders.

     During the course of their deliberations at the January 31 and February 5 meetings, the Trustees considered other potential benefits of the Reorganization to Pilot shareholders, including convenient access via the exchange privilege to a larger universe of funds within the Nations Fund Family and the availability of other investment products offered by NationsBank. The Pilot Trustees further noted that, in general, the performance of the Operating Nations Funds was comparable to or better than that of their corresponding Pilot Funds.

     After consideration of the foregoing and other factors, and with the advice and assistance of independent counsel, the Pilot Trustees unanimously determined that the Reorganization is in the best interest of the shareholders of each Pilot Fund, and that the shareholders of each Pilot Fund will not be diluted as a result of such Reorganization.

     Capitalization. Three of the Pilot Funds would be reorganized into three Operating Nations Funds, and three of the Pilot Funds would be reorganized into three New Nations Funds that are being created by Nations and will have nominal assets and liabilities at the Closing. The following table sets forth, as of December 31, 1996, (i) the capitalization of each of the three Pilot Funds that would be reorganized into Operating Nations Funds; (ii) the capitalization of each of the corresponding Operating Nations Funds involved; and (iii) the pro forma capitalization of each of the Operating Nations Funds as adjusted to give effect to the Reorganization of the foregoing Pilot Funds. The capitalization of each Pilot Fund and Operating Nations Fund is likely to be different at the Closing as a result of daily share purchase and redemption activity in the Pilot Funds as well as the effects of the Pilot Funds' other ongoing operations. Because the other three Pilot Funds are to be reorganized into the New Nations Funds, which will have nominal assets and liabilities before the Reorganization, information on the capitalization of these other Pilot Funds and Nations Funds is not presented.


     Table II -- Pro Forma Capitalization (as of December 31, 1996)


     1.  The  table  below  reflects   current  and  pro  forma   capitalization
information for the combination of the Pilot Short-Term U.S. Treasury Fund with the Nations Treasury Fund.



                                                                                           Net Asset Value
                                           Total Net Assets       Shares Outstanding          Per Share

Pilot Short-Term U.S. Treasury Fund          $244,383,339            244,409,830                $1.00
                                           (Administration)        (Administration)        (Administration)
                                             $199,585,840            199,608,935                $1.00
                                              (Investor)              (Investor)              (Investor)
                                            $1,339,481,347          1,339,664,550               $1.00
                                                (Pilot)                (Pilot)                 (Pilot)



Nations Treasury Fund                       $1,430,200,657          1,430,195,664               $1.00
                                             (Investor B)            (Investor B)            (Investor B)
                                                $3,312                  3,312                   $1.00
                                                (Daily)                (Daily)                 (Daily)
                                             $802,215,342            802,212,354                $1.00
                                              (Primary A)            (Primary A)             (Primary A)



Pro Forma Pilot Short-Term U.S.             $1,674,583,996          1,674,579,003               $1.00
Treasury Fund/Nations Treasury Fund        (Administration/        (Administration/        (Administration/




                                              Investor B)            Investor B)             Investor B)
                                             $199,589,152            199,589,152                $1.00
                                           (Investor/Daily)        (Investor/Daily)        (Investor/Daily)
                                            $2,141,696,689          2,141,693,701               $1.00
                                           (Pilot/Primary A)      (Pilot/Primary A)       (Pilot/Primary A)



     2.  The  table  below  reflects   current  and  pro  forma   capitalization
information for the combination of the Pilot Short-Term Diversified Assets Fund with the Nations Prime Fund.



                                                                                           Net Asset Value
                                           Total Net Assets       Shares Outstanding           Per Share

Pilot Short-Term Diversified Assets          $263,818,929            263,865,378                $1.00
Fund                                       (Administration)        (Administration)        (Administration)
                                              $90,901,799             90,914,227                $1.00
                                              (Investor)              (Investor)              (Investor)
                                            $1,516,294,946          1,516,562,244               $1.00
                                                (Pilot)                (Pilot)                 (Pilot)



Nations Prime Fund                           $334,645,247            334,683,374                $1.00
                                             (Investor B)            (Investor B)            (Investor B)
                                              $1,286,091              1,286,231                 $1.00
                                                (Daily)                (Daily)                 (Daily)
                                            $2,450,204,444          2,450,477,109               $1.00
                                              (Primary A)            (Primary A)             (Primary A)



Pro Forma Pilot Short-Term Diversified       $598,464,176            598,502,303                $1.00
Assets Fund/Nations Prime Fund             (Administration/        (Administration/        (Administration/
                                              Investor B)            Investor B)             Investor B)
                                              $92,187,890             92,188,030                $1.00
                                           (Investor/Daily)        (Investor/Daily)        (Investor/Daily)
                                            $3,966,499,390          3,966,772,055               $1.00
                                           (Pilot/Primary A)      (Pilot/Primary A)       (Pilot/Primary A)


3. The table below reflects current and pro forma capitalization information for the combination of the Pilot Equity Income Fund with the Nations Equity Income Fund.



                                                                                           Net Asset Value
                                           Total Net Assets       Shares Outstanding          Per Share

Pilot Equity Income Fund                      $2,659,191               200,014                  $13.30
                                               (Class A)              (Class A)               (Class A)
                                              $4,506,718               339,410                  $13.28
                                               (Class B)              (Class B)               (Class B)
                                             $140,296,962             10,625,660                $13.20
                                                (Pilot)                (Pilot)                 (Pilot)



Nations Equity Income Fund                    $45,645,666             3,770,008                 $12.11
                                             (Investor A)            (Investor A)            (Investor A)
                                             $109,027,552             9,013,385                 $12.10
                                             (Investor N)            (Investor N)            (Investor N)
                                             $212,944,324             17,534,902                $12.14
                                              (Primary A)            (Primary A)             (Primary A)



Pro Forma Pilot Equity Income                 $48,304,857             3,989,594                 $12.11
Fund/Nations Equity Income Fund                (Class A/              (Class A/               (Class A/
                                              Investor A)            Investor A)             Investor A)
                                             $113,534,270             9,385,841                 $12.10
                                               (Class B/              (Class B/               (Class B/
                                              Investor N)            Investor N)             Investor N)
                                             $353,241,286             29,091,489                $12.14
                                           (Pilot/Primary A)      (Pilot/Primary A)       (Pilot/Primary A)

     Federal Income Tax Consequences. Consummation of the Reorganization with respect to each Pilot Fund is subject to the condition that Pilot and Nations receive an opinion from Morrison & Foerster LLP to the effect that, for federal income tax purposes, (i) the transfer of all or substantially all of a Pilot Fund's assets in exchange for the corresponding Nations Fund Shares and the assumption by each Nation Fund of the stated liabilities of the corresponding Pilot Fund will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and each Nations Fund and Pilot Fund will be a "party to a reorganization" within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by a Pilot Fund upon the transfer of its assets to the corresponding Nations Fund solely in exchange for the Nations Fund Shares or the assumption of the stated liabilities of the Pilot Fund by the Nations Fund;
(iii) no gain or loss will be recognized by a Nations Fund upon (a) its receipt of assets from the corresponding Pilot Fund solely in exchange for the Nations Fund Shares, (b) the Nations Fund's assumption of the Pilot Fund's stated liabilities, and (c) the constructive or actual distribution by the Pilot Fund of the Nations Fund Shares to the Pilot Fund shareholders in exchange for their Shares of the Pilot Fund; (iv) the aggregate federal income tax basis of a Pilot Fund's assets received by the corresponding Nations Fund pursuant to the Reorganization will be the same as the aggregate federal income tax basis of those assets in the hands of the Pilot Fund immediately prior to the Reorganization; (v) the holding period of a Pilot Fund's assets received by the corresponding Nations Fund pursuant to the Reorganization will include the period for which such assets have been held by the Pilot Fund; (vi) no gain or loss will be recognized by a Pilot Fund on the distribution to its shareholders of the Nations Fund Shares to be received by the Pilot Fund in the Reorganization; (vii) no gain or loss will be recognized by the shareholders of a Pilot Fund upon their receipt of the Nations Fund Shares in exchange for such shareholders' Shares of the Pilot Fund; (viii) the federal income tax basis of the Nations Fund Shares received by the shareholders of the corresponding Pilot Fund will be the same as the federal income tax basis of the Pilot Fund Shares exchanged by such shareholders pursuant to the Reorganization; (ix) the holding period for the Nations Fund Shares for which Shares of the corresponding Pilot Fund are exchanged pursuant to the Reorganization will include the period that the Pilot Fund Shares have been held by the holder, provided that the Pilot Fund Shares have been held as a capital asset by the holder; and (x) a Nations Fund will succeed to and take into account the tax attributes described in Section 381(c) of the Code of the corresponding Pilot Fund as of the Closing Date, subject to the conditions and limitations specified in the Code.

     In the event that Pilot and Nations do not receive the foregoing opinion of Morrison & Foerster LLP, the Reorganization will not take place and Pilot's Board of Trustees will consider other alternatives.

     Other Provisions Applicable to the New Nations Funds. The New Nations Funds corresponding to Pilot's International Equity Fund, Small Capitalization Equity Fund and U.S. Government Securities Fund are being created for the purpose of effecting the

Reorganization of these three funds to and continue their current operations as series of Nations. Although the current total operating expense ratio for the Pilot International Equity Fund will be the same as the corresponding Nations International Growth Fund after the Reorganization, the current contractual investment advisory fee (a component of the total operating expense ratio) for the Pilot International Growth Fund is lower than that of its corresponding Nations International Growth Fund will be after the Reorganization. The three classes of the New Nations Funds that are being issued in connection with the Reorganization will have purchase, exchange and redemption procedures that are generally similar to the purchase, exchange and redemption procedures of that share class of the Operating Nations Funds. Policies regarding when dividends are declared and paid differs among some of the New Nations Funds and some of their corresponding Pilot Funds. See Appendix IV Dividends and Distributions.

     The Financial Highlights, classification and subclassification, investment objectives and policies, responsibilities of the board of directors, fund performance, shareholder inquiry policy, dividend and distribution policies, tax consequences, pricing of fund Shares, distribution of fund Shares, method followed in determining total offering price, tax status, calculation of performance data, and financial statements are the same in all material respects between each New Nations Fund and its corresponding Pilot Funds to which they correspond.

     Information about the similarities and differences between the New Nations Funds and the Pilot Funds to which they correspond regarding: the identity and compensation of the investment adviser; the voting rights of shareholders, any restrictions or material obligations associated with ownership of Shares; the share structure; the identity of the principal underwriter, sales charges; any minimum initial or subsequent investment; Rule 12b-1 plans, including associated fees and expenses; and shareholder redemption, repurchase and exchange rights, is included in other appropriately titled sections within this Combined Proxy Statement/Prospectus and the Appendices hereto.


                         COMPARISON OF PILOT AND NATIONS

     Investment Objectives and Policies. The investment objectives, policies and restrictions of the Operating Nations Funds are, in general, similar to those of the corresponding Pilot Funds.

     Any  differences  are  discussed  in Appendix  III to this  Combined  Proxy
Statement/Prospectus with respect to the three Pilot Funds that will be reorganized into the three Operating Nations Funds. The investment objectives, policies and restrictions of the New Nations Funds are identical in all material respects to the corresponding Pilot Funds.

     Additional information with respect to the investment policies and restrictions of the three Operating Nations Funds and the Pilot Funds is included in their respective prospectuses, which have been incorporated herein by reference.

     Investment Adviser and Other Service Providers. Currently, NBAI serves as the investment adviser for each of the Operating Nations Funds, and Boatmen's serves as investment adviser to the Pilot Funds. After the Reorganization, NBAI will serve as the investment adviser to the Nations Funds.

     The following table shows, as of November 30, 1996, (i) the current total expense ratio of the Pilot Funds after waivers and (ii) the pro forma total expense ratio of the corresponding Nations Funds, based upon the fee arrangements, including waivers and reimbursements, that will be in place upon consummation of the Reorganization. Table III shows that for all classes of Pilot Funds, except Class A Shares and Pilot Shares of the Pilot Equity Income Fund, total operating expenses (after waivers) will be equal to or less than current total operating expenses for the corresponding Nations Fund. Detailed pro forma expense information for each proposed reorganization is included in Appendix II to this Combined Proxy Statement/ Prospectus.

                     Table III -- Total Expense Information




                                     Total Fund Operating Expenses for                Pro Forma Combined
             Name of                     the Period Ended 11/30/96              Total Fund Operating Expenses
           Pilot Fund                         (After Waivers)                          (After Waivers)
Pilot Equity Income Fund                       0.98%                                  1.12%
                                               (Class A)                              (Class A/Investor A)
                                               1.73%                                  1.62%
                                               (Class B)                              (Class B/Investor N)
                                               0.73%                                  0.87%
                                               (Pilot)                                (Pilot/Primary A)
Pilot International Equity Fund                1.37%                                  1.37%
                                               (Class A)                              (Class A/Investor A)
                                               2.12%                                  2.12%
                                               (Class B)                              (Class B/Investor N)
                                               1.12%                                  1.12%
                                               (Pilot)                                (Pilot/Primary A)
Pilot Short-Term Diversified                   0.56%                                  0.55%
   Assets Fund                                 (Administration)                       (Admin./Investor B)
                                               0.81%                                  0.80%
                                               (Investor)                             (Investor/Daily)
                                               0.31%                                  0.30%
                                               (Pilot)                                (Pilot/Primary A)
Pilot Short-Term U.S. Treasury                 0.58%                                  0.55%
   Fund                                        (Administration)                       (Admin./Investor B)
                                               0.83%                                  0.80%
                                               (Investor)                             (Investor/Daily)
                                               0.33%                                  0.30%
                                               (Pilot)                                (Pilot/Primary A)
Pilot Small Capitalization                     1.20%                                  1.20%
   Equity Fund                                 (Class A)                              (Class A/Investor A)
                                               1.95%                                  1.70%
                                               (Class B)                              (Class B/Investor N)
                                               0.95%                                  0.95%
                                               (Pilot)                                (Pilot/Primary A)
Pilot U.S. Government Securities               0.86%                                  0.85%
   Fund                                        (Class A)                              (Class A/Investor A)
                                               1.61%                                  1.25%
                                               (Class B)                              (Class B/Investor N)
                                               0.61%                                  0.60%
                                               (Pilot)                                (Pilot/Primary A)

     Pilot Funds' Advisory Contracts. In connection with the Holding Company Merger, which was consummated on January 7, 1997, and consistent with the requirements of the 1940 Act, the change in control of Boatmen's resulted in the automatic and immediate termination of the investment advisory agreements between Pilot, on behalf of the Pilot Funds, and Boatmen's. To ensure that this automatic termination would not disrupt the investment advisory services provided to the Pilot Funds, Pilot shareholders approved at a December 18, 1996 meeting, new investment advisory agreements between Pilot, on behalf of the Pilot Funds (except the Pilot Missouri Short-Term Tax Exempt Fund, Pilot Short-Term U.S. Treasury Fund, Pilot Growth Fund and Pilot Diversified Bond
Fund), and Boatmen's; and a new investment management agreement between Pilot, on behalf of Pilot International Equity Fund, Boatmen's and Kleinwort. At a December 20, 1996 meeting, Pilot shareholders approved new investment advisory agreements between Pilot, on behalf of the Pilot Missouri Short-Term Tax Exempt Fund, Pilot Short-Term U.S. Treasury Fund, Pilot Growth Fund and Pilot Diversified Bond Fund, and Boatmen's. Accordingly, Boatmen's continues to act as investment adviser to the Pilot Funds and Kleinwort continues to act as investment manager of the Pilot International Equity Fund.

     Nations Funds' Advisory Contracts. NBAI serves as investment adviser to the Operating Nations Funds and will serve as investment adviser to the New Nations Funds after the Reorganization. Subject to the general supervision of Nations' Board of Directors, and in accordance with the investment policies of each Operating Nations Fund, NBAI formulates guidelines and lists of approved investments and makes decisions with respect to and places orders for the Fund's purchases and sales of portfolio securities and maintains records relating to such purchases and sales. With respect to the non-money market funds, NBAI is authorized to allocate purchase and sale orders for portfolio securities to certain financial institutions, including, in the case of agency transactions, financial institutions which are affiliated with NBAI or which have sold Shares in such funds, if NBAI believes that the quality of the transaction and the commission are comparable to what they would be with other qualified brokerage firms. From time to time, to the extent consistent with their investment objectives, policies and restrictions, the Funds may invest in securities of companies with which NationsBank has a lending relationship. NBAI may delegate certain responsibilities to investment sub-advisers listed below.

     TradeStreet currently serves as investment sub-adviser for the Operating Nations Funds, and Kleinwort serves as investment manager for the Pilot International Equity Fund. After the Reorganization, TradeStreet will serve as the investment sub-adviser to the Operating Nations Funds. For the New Nations Funds, pursuant to investment sub-advisory agreements, Boatmen's will serve as investment sub-adviser for Nations Small Company Growth Fund and Nations U.S. Government Bond Fund; Kleinwort will serve as investment sub-adviser for Nations International Growth Fund.

     For the services provided and expenses assumed by these investment sub-advisers, NBAI will pay, subject to any waivers and/or reimbursements then in effect, (i) TradeStreet at the annual rate of 0.055% of the average daily net assets of Nations

Treasury Fund and Nations Prime Fund and 0.20% of the average daily net assets of Nations Equity Income Fund; (ii) Boatmen's will be paid by NBAI at the annual rate of 0.25% of the average daily net assets of Nations Small Company Growth Fund and 0.15% of the average daily net assets of Nations U.S. Government Bond Fund; (iii) Kleinwort will be paid by NBAI at the annual rate of 0.40% of the average daily net assets between $0 and $325 million of Nations International Growth Fund, and at the annual rate of 0.25% of the average daily net assets above $325 million of Nations International Growth Fund.

     From time to time, NBAI, Kleinwort, Boatmen's and TradeStreet may waive or reimburse (either voluntarily or pursuant to applicable state limitations) advisory fees or expenses payable by a Nations Fund.

     The principal portfolio managers of the Operating Nations Funds, and the New Nations Funds upon commencement of their operations, along with their positions with the Adviser and a brief summary of the business experience and education are set forth below.

     Nations Equity Income Fund - Eric S. Williams, a Chartered Financial Analyst, is a Senior Product Manager, Equity Management for TradeStreet and Senior Portfolio Manager for Nations Equity Income Fund. Mr. Williams has been the Portfolio Manager for Nations Equity Income Fund since 1991. Prior to assuming his position with TradeStreet, he was Senior Vice President and Senior Portfolio Manager for the Investment Management Group at NationsBank. He has worked in the investment community since 1980. His past experience includes fund analysis and portfolio management for National Bank of Detroit. Mr. Williams received a B.S. in Accounting from East Carolina University, Summa Cum Laude and an M.B.A. from Indiana University. He is on the Advisory Board of Indiana University's Investment Management Academy, and is a member of the Association for Investment Management and Research as well as the North Carolina Society of Financial Analysts, Inc.

     Nations International Growth Fund - Michael E. Kenneally, a Chartered Financial Analyst, is a Senior Vice President and Director of Research for Boatmen's and is part of the team that will be responsible for the day to day management of Nations International Growth Fund upon its commencement. He currently oversees Boatmen's fundamental and quantitative research efforts as well as passive and quantitative investment management. His additional responsibilities include investment product development, international equity investment and equity derivative strategies. He holds both a bachelor's degree in economics and an M.B.A. in finance from the University of Missouri. He joined Boatmen's in 1983 as an equity analyst, later became a quantitative analyst, and subsequently worked as both a fixed-income portfolio manager and an equity portfolio manager. Mr. Kenneally is also a member of the Association for Investment Management and Research, the St. Louis Society of Financial Analysts, the Chicago Quantitative Alliance, and the Society of Quantitative Analysts.

     Nations Prime Fund - Martha L. Sherman is a Senior Product Manager, Money Market Management for TradeStreet and is Senior Portfolio Manager for Nations Prime Fund. She has been Portfolio Manager of the Nations Prime Fund since 1988. Prior to assuming her position with TradeStreet, she was Vice President and Senior Portfolio Manager for the Investment Management Group at NationsBank. Ms. Sherman has worked in the investment community since 1981. Her past experience includes investment research for William Lowry & Associates. Ms. Sherman received a B.S. in Business Administration from the University of Texas at Dallas.

     Nations Small Company Growth Fund - Mr. Daniel N. Ginsparg, Senior Portfolio Manager and Manager of Quantitative Research is part of the team that will be responsible for the day to day management of Nations Small Company Growth Fund upon its commencement. Mr. Ginsparg is responsible for quantitative research applications and is involved in the management of the Pilot Small Capitalization Equity Fund. Mr. Ginsparg received both his bachelor's degree and M.B.A. from the University of Missouri. He joined Boatmen's in 1989 and is a member of the Chicago Quantitative Alliance, the Society of Quantitative Analysts, and the St. Louis Society of Financial Analysts.

     Nations Treasury Fund - Sandra L. Duck is a Product Manager, Money Market Management for TradeStreet and is Portfolio Manager for Nations Treasury Fund. She has been Portfolio Manager for the Fund since 1993. Prior to assuming her position with TradeStreet, she was Vice-President and Portfolio Manager for the Investment Management Group at NationsBank. Ms. Duck has worked in the investment community since 1980. Her past experience includes product management and trading for Interstate/Johnson Lane and First Charlotte Corporation. Ms. Duck graduated from King's College.

     Nations U.S. Government Bond Fund - The Fixed Income Committee of Boatmen's will be primarily responsible for the day-to-day management of Nations U.S. Government Bond Fund upon its commencement.

     Both NBAI and TradeStreet are wholly owned subsidiaries of NationsBank, which in turn is a wholly owned banking subsidiary of NationsBank Corporation, a bank holding company organized as a North Carolina Corporation. Both NBAI and TradeStreet have their principal offices at One NationsBank Plaza, Charlotte, North Carolina 28225.

     Boatmen's is an indirect subsidiary of NationsBank Corporation. Boatmen's has its principal offices at 100 N. Broadway, St. Louis, Missouri 63178.

     Kleinwort  is an  investment  management  subsidiary  of  the  London-based
Kleinwort Benson Group plc, a wholly owned subsidiary of Dresdner Bank AG. Kleinwort is located at 200 Park Avenue, New York, New York 10166.

     Morrison & Foerster LLP, counsel to Nations and special counsel to NationsBank, has advised Nations and NationsBank that NationsBank and its affiliates may perform the services  contemplated  by  the  advisory  contracts  described  above  and  the prospectuses for the Operating Nations Funds without violation of the Glass-Steagall Act or other applicable laws or regulations. Such counsel has pointed out, however, that there are no controlling judicial or administrative interpretations or decisions and the future judicial or administrative interpretations of, or decisions relating to, present federal or state statutes, including the Glass-Steagall Act, and regulations relating to the permissible activities of banks and their subsidiaries or affiliates, as well as future changes in such statutes, regulations and judicial or administrative decisions or interpretations, could prevent such entities from continuing to perform, in whole or in part, such services. If any such entity were prohibited from performing any of such services, it is expected that new agreements would be proposed or entered into with another entity or entities qualified to perform such services.

     Other Service Providers. The other service providers for the Pilot Funds and the Nations Funds are different, as forth in the table below.


          Other Service Providers for the Pilot Funds and Nations Funds



                                     Pilot Funds                               Nations Funds
Distributor                          Pilot Funds Distributors, Inc. ("PFD")    Stephens Inc. ("Stephens")
Administrator                        BISYS Fund Services, Limited Partnership  Stephens
Co-Administrator                     None                                      First Data Investor
                                                                               Services Group, Inc.
                                                                               ("First Data")
Sub-Administrator                    None                                      NationsBank

Transfer Agent                       BISYS Fund Services, Inc.                 First Data
Sub-Transfer Agent                   Banker's Trust Company                    NationsBank of Texas, N.A.
                                                                                  ("NationsBank of Texas")
Custodian                            Boatmen's                                 NationsBank of Texas
Sub-Custodian                        Banker's Trust Company                    The Bank of New York
Independent Accountants              Arthur Andersen LLP                       Price Waterhouse LLP



     Share Structure. Both Pilot and Nations are registered as open-end management investment companies under the 1940 Act. Currently, Pilot offers fourteen funds.

Immediately after the Reorganization, the Nations Fund Family, which includes Nations, Nations Fund Trust, Nations Fund Portfolios, Inc., Nations Institutional Reserves and Nations LifeGoal Funds, Inc., will offer over fifty funds.

     Pilot is organized as a Massachusetts business trust and is subject to the provisions of its Agreement and Declaration of Trust and By-Laws. Nations is organized as a Maryland corporation and is subject to the provisions of its Articles of Incorporation, as amended and supplemented, and By-Laws. Shares of the Nations Funds and Pilot Funds have a par value of $.001. Shares of both the Pilot Funds and Nations Funds are entitled to one vote for each full share held and fractional votes for fractional Shares held, and will vote in the aggregate and not by portfolio or class subject to certain notable exceptions for Pilot. In particular, when a proposal affects less than all Pilot portfolios or classes, only the affected portfolios or classes may vote on that proposal. Each portfolio votes separately with respect to any proposal to approve its investment advisory agreement, to change its fundamental investment objectives or policies, or to adopt a plan of reorganization. Similarly, a class of a portfolio votes separately with respect to any proposal to approve a plan of distribution for that class.

     Shares of the Pilot Funds and Nations Funds have no pre-emptive rights and have only such conversion and exchange rights as the Board of Trustees of Pilot or the Board of Directors of Nations, respectively, may grant in their discretion. The Investor N Shares of the Operating Nations Funds currently do not have a conversion feature comparable to that of the Class B Shares of the Pilot Funds. However, management of Nations will undertake to either implement such a feature or present a shareholder proposal to Investor N Shareholders to add a comparable conversion feature. When issued for payment as described in their respective prospectuses, Nations Fund Shares and Pilot Fund Shares are fully paid and non-assessable by either Nations or Pilot.

     Nations' Board of Directors has authorized the issuance of five classes of Shares in each of the New Nations Funds: Primary A, Primary B, Investor A, Investor C and Investor N (although Primary B and Investor C Shares will not be offered in connection with the Reorganization). Each share of a class of a Nations Fund represents an equal proportionate interest in a particular portfolio with other Shares of the same class and is entitled to cash dividends and distributions earned on such Shares as are declared in the discretion of the Nations Board of Directors.

     The accrued expenses of the Nations Funds, as well as certain expenses attributable to each class of Shares, are deducted from accrued income before dividends are declared. The Nations Funds' expenses included, but are not limited to: fees paid to the Adviser, NationsBank, Stephens and First Data; interest; trustees' fees; federal and state securities registration and qualification fees; brokerage fees and commissions; costs of preparing and printing prospectuses for regulatory purposes and for distribution to existing shareholders; charges of the Custodian and Transfer Agent; certain insurance premiums; outside auditing and legal expenses; costs of shareholder reports and shareholder meetings; other expenses which are not expressly assumed by the Adviser, NationsBank, Stephens or First

Data under their respective agreements with Nations Fund; and any extraordinary expenses. Each class of Shares may bear certain class specific costs associated with retail transfer agency, shareholder servicing, sales support and distribution. Any general expenses of Nations Fund that are not readily identifiable as belonging to a particular investment portfolio are allocated among all portfolios in the proportion that the assets of a portfolio bears to the assets of Nations Fund or in such other manner as the Board of Directors deems appropriate.

     Additional  information  concerning  the attributes of the Shares issued by
Pilot  and  the  Operating   Nations  Funds  is  included  in  their  respective
prospectuses, which are incorporated herein by reference.

     Distribution Plans, Administration Plans and Shareholder Servicing ArrangementsDistribution Plans, Administration Plans and Shareholder Servicing Arrangements. Shares of the Pilot Funds are distributed by PFD, a broker-dealer registered with the Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Pilot Funds adopted Distribution Plans pursuant to Rule 12b-l under the 1940 Act for its Class A and Class B Shares. Under these Plans, PFD receives payments for distribution and support services. The Distribution Plan for Class A Shares authorizes payments to PFD and service organizations for personal services provided to Class A shareholders and/or the maintenance of shareholder accounts. Payments under the Distribution Plan for Class A Shares may not exceed 0.25% (on an annual basis) of the average daily net assets of the outstanding Shares to which such Distribution Plan relates.

         Distribution payments under the Distribution Plan for Class B Shares may not exceed 1.00% (on an annual basis ) of the average daily net assets of the Class B Shares. Not more than 0.25% of such value will be used to compensate service organizations for personal services provided to Class B shareholders and/or the maintenance of shareholder accounts. Not more than 0.75% of such value will be paid to PFD as reimbursement for commissions and transaction fees as well as expenses related to other promotional and distribution activities.

     Actual distribution expenses paid by PFD with respect to Class B Shares for any given year may exceed the distribution fees and contingent deferred sales charges received with respect to those Shares. These excess expenses may be reimbursed by a Pilot Fund or its Class B Shareholders out of contingent deferred sales charges and distribution payments in future years as long as the Distribution Plan for Class B Shares is in effect.

     The Distributor has voluntarily agreed to limit the fees it receives on Class A Shares from certain Pilot Funds. Pilot Shares pay no account administration or Rule 12b-1 fees. Pilot Administration Shares pay an account administration fee of 0.25%, and Pilot Investor Shares pay a Rule 12b-1 fee of 0.50%.

     Shares of the Nations Funds are distributed by Stephens, a broker-dealer registered with the Commission under the 1934 Act, pursuant to a Distribution Agreement.

Stephens receives no compensation in connection with the distribution of Primary A Shares of the Nations Funds.

     Investor A Shares. The Nations Funds have adopted an Amended and Restated Shareholder Servicing and Distribution Plan (the "Investor A Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to each Fund's Investor A Shares. The Investor A Plan provides that each Fund may pay Stephens or banks, broker/dealers or other financial institutions that offer Shares of the Fund and that have entered into a Sales Support Agreement with Stephens ("Selling Agents") or a Shareholder Servicing Agreement with Nations Fund ("Servicing Agents"), up to 0.10% (on an annualized basis) of the average daily net asset value of Investor A Shares of the Money Market Funds and up to 0.25% (on an annualized basis) of the average daily net asset value of the Non-Money Market Funds.

     Investor B Shares, Investor N Shares and Daily Shares: In addition, the Nations Funds have approved Amended and Restated Shareholder Servicing Plans ("Servicing Plans") with respect to the Investor B and Daily Shares of the Money Market Funds and Investor N Shares of the Non-Money Market Funds. Pursuant to the respective Servicing Plans, each Fund may pay Servicing Agents for certain expenses that are incurred by the Servicing Agents in connection with shareholder support services that are provided by the Servicing Agents. Payments under the Servicing Plans will be calculated daily and paid monthly at a rate set from time to time by the Board, provided that the annual rate may not exceed 0.25% of the average daily net asset value of the Money Market Funds' Investor B Shares or the Daily Shares or Investor N Shares of the Non-Money Market Funds.

     The Nations Funds also have approved Distribution Plans with respect to Investor N Shares of the Non-Money Market Funds and Investor B and Daily Shares of the Money Market Funds. Pursuant to the Distribution Plans, a Fund may compensate or reimburse Stephens for any activities or expenses primarily intended to result in the sale of such Fund's Shares, including for sales related services provided by Selling Agents. Payments under a Fund's Distribution Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Board provided that the annual rate may not exceed 0.75% of the average daily net asset value of each Non-Money Market Fund's Investor N Shares or 0.10% of the Investor B Shares of the Money Market Funds and 0.45% Daily Shares of the Money Market Funds.

     The Pilot Funds have entered into an Administration Agreement with BISYS Fund Services Limited Partnership. Administrative services are provided to the Nations Funds by Stephens and First Data as co-administrator and NationsBank as sub-administrator to Stephens. The types of administrative services provided to the Pilot Funds and Nations Funds are substantially similar. BISYS has agreed to voluntarily waive its fees from, and reimburse certain expenses to, the Pilot Funds under certain circumstances.

     BISYS Fund Services, Inc., a wholly-owned subsidiary of The BISYS Group, Inc. is the transfer agent for all classes of the Pilot Funds. Prior to April 26, 1996, Primary Fund

Services Corporation was the transfer agent for Class A Shares and Class B Shares of the Pilot Funds. First Data provides substantially similar transfer agency services with respect to the Shares of the Nations Funds.

     Boatmen's is custodian for each of the Pilot Funds and Banker's Trust Company is sub custodian for any foreign or certificated securities held by the Pilot Funds. NationsBank of Texas is custodian for all classes of the Nations Funds and The Bank of New York is sub-custodian for all classes of the Nations Funds.

     Shareholder Transactions and Services. The Pilot Funds and the corresponding Nations Funds offer generally similar shareholder services and transactions. There are however, some differences. For example, while the Pilot Funds charge a front-end sales charge on their Class A Shares and a contingent deferred sales charge on their Class B Shares, the corresponding classes of the Nations Funds charge neither a front-end nor contingent deferred sales charge on any of the Shares they offer. However, after the Reorganization, former Class B Shares will remain subject to the contingent deferred sales charge applicable to their Class B Shares. In addition, except for Pilot Administration Shares and Nations Investor B Shares, Nations and Pilot share classes have substantially similar minimum investment requirements. For a detailed comparison of these shareholders transactions and services, see Appendix IV to this Combined Proxy Statement/Prospectus.


                     INFORMATION RELATING TO VOTING MATTERS

     General Information. This Combined Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies for the Meeting by the Board of Trustees of Pilot. It is expected that the solicitation of proxies will be primarily by mail. Officers and service contractors of Pilot and Nations also may solicit proxies by telephone, telegraph or personal interview. In this connection, Pilot has retained [ ] to assist in the solicitation of proxies for the Reorganization. Shareholders may vote by (1) mail, by marking, signing, dating and returning the enclosed Proxy Ballot in the enclosed postage-paid envelope; or (2) telefacsimile, by marking, signing, dating and faxing the enclosed Proxy Ballot to [ ] at [ ] (a confirmation of your telefacsimile vote will be mailed to you). Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting to Pilot a written notice or revocation or a subsequently executed proxy or by attending the Meeting and voting in person.

     If a proxy solicitation agent is hired to conduct the proxy vote, the expenses incurred as a result will not be borne by Pilot shareholders.

     Only shareholders of record at the close of business on March [ ], 1997 will be entitled to vote at the Meeting. On that date, the following Pilot Shares were outstanding and entitled to be voted.

           Name of Pilot Fund
               and Class                             Shares Entitled to Vote
          -------------------                        -----------------------
Pilot Equity Income Fund --
     Class A Shares
     Class B Shares
     Pilot Shares

Pilot International Equity Fund --
     Class A Shares
     Class B Shares
     Pilot Shares

Pilot Short-Term Diversified Assets Fund --
     Investor Shares
     Administration Shares
     Pilot Shares

Pilot Short-Term U.S. Treasury Fund --
      Investor Shares
     Administration Shares
     Pilot Shares

Pilot Small Capitalization Equity Fund --
     Class A Shares
     Class B Shares
     Pilot Shares

Pilot U.S. Government Securities Fund --
     Class A Shares
     Class B Shares
     Pilot Shares



     Each whole and fractional share is entitled to a whole or fractional vote.

     If the accompanying proxy is executed and returned in time for the Meeting, the Shares covered thereby will be voted in accordance with the proxy on all matters that may properly come before the Meeting.

     Shareholder and Board Approvals. The Agreement and related matters are being submitted for approval at the Meeting by Pilot's shareholders pursuant to the provisions of Pilot's Agreement and Declaration of Trust. With respect to each Pilot Fund, approval of the Agreement requires the approval of a majority of the outstanding Shares of that Pilot Fund voting separately on a portfolio-by-portfolio basis. The Agreement provides that in the event the Agreement is approved with respect to less than all of the Pilot Funds, the failure of a Pilot Fund to consummate the transactions contemplated by the Agreement shall not affect the consummation or validity of any other transaction or reorganization contemplated by the Agreement.

     The  approval  of the  Agreement  by the  Board  of  Trustees  of  Pilot is
discussed above under "Information Relating to the Proposed Reorganization--Board Consideration." The Agreement was approved by the Board of Directors of Nations at a meeting held on February 5-6, 1997.

     As of March [ ], 1997, the Officers and Trustees of Pilot as a group owned less than 1% of any of the Pilot Funds. As of March [ ], 1997, the Officers and Directors of Nations as a group owned less than 1% of any of the Nations Funds. Table IV(A) shows the name, address and share ownership of each person known to Pilot to have beneficial or record ownership with respect to 5% or more of a class of a Pilot Fund as of March [ ], 1997. Table IV(B) shows the name, address and share ownership of each person known to Nations to have beneficial or record ownership with respect to 5% or more of a class of a Nations Fund as of March [ ], 1997.


                                   Table IV(A)

                                         Class; Amount of       Percentage      Percentage     Percentage
                       Name and           Shares Owned;             of              of           of Fund
   Pilot Fund          Address          Type of Ownership          Class           Fund       Post-Closing




                                   Table IV(B)


                                         Class; Amount of       Percentage      Percentage     Percentage
                       Name and           Shares Owned;             of              of           of Fund
  Nations Fund         Address          Type of Ownership          Class           Fund       Post-Closing



     For purposes of the 1940 Act, any person who owns directly or through one or more controlled companies more than 25% of the voting securities of a company is presumed to "control" such company. Accordingly, to the extent that a shareholder identified in the foregoing table is identified as the beneficial holder or more than 25% of a class, or is identified as the holder of record of more than 25% of a class and has voting and/or investment power, it may be presumed to control such class.

     Quorum. In the event that a quorum is not present at the Meeting, or in the event that a quorum is present at the Meeting but sufficient votes to approve the Agreement are not received by one or more of the Pilot Funds, one or more adjournment(s) may be proposed to permit further solicitation of proxies. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice. A majority of the Shares voted, at a shareholder meeting of which a quorum is present, shall decide any questions, except when a different vote is required or permitted by any provision of the 1940 Act or other applicable law or by the Pilot Agreement and Declaration of Trust or By-Laws. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions will be treated as shares that are present at the Meeting but which have not been voted. Abstentions will have the effect of a "no" vote for purposes of obtaining the requisite approvals. Broker "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as abstentions, the effect of which is described above.

     Annual Meetings and Shareholder Meetings. Neither Nations or Pilot presently intends to hold annual meetings of shareholders for the election of directors/trustees and other business unless otherwise required by the 1940 Act. Under certain circumstances, however, shareholders of the Pilot Funds have the right to call a meeting of shareholders if for a period of 75 days after written request by shareholders holding at least a majority of the Shares then outstanding of any Pilot Fund or class entitled to vote upon any matter requiring action by the shareholders pursuant to the Pilot Agreement and Declaration of Trust that a meeting be called to consider action on such matters, then that majority may call and give notice of such meeting. Similarly, under certain circumstances, shareholders may request that the Directors of Nations call a shareholder meeting; the Secretary of Nations shall call a meeting upon the written request of shareholders owning at least 10% of the outstanding Shares entitled to vote and upon payment by such shareholders of the estimated cost of preparing and mailing a notice of the meeting.


                      ADDITIONAL INFORMATION ABOUT NATIONS

     Additional information about the Operating Nations Funds is included in their prospectuses and statements of additional information dated July 31, 1996, as supplemented through the date hereof, copies of which, to the extent not included herewith, may be obtained without charge by writing or calling Nations at the address and telephone number set forth on the first page of this Combined Proxy Statement/Prospectus. Nations is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the 1940 Act, and in accordance therewith it files reports, proxy materials and other information with the SEC. Reports and other information filed by Nations can be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the offices of Nations listed above. In addition, these materials can be inspected and copied at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549, at prescribed rates.

     Officers of Nations are elected by, and serve at the pleasure of, the Board of Directors. Officers of Nations receive no remuneration from Nations for their services in such capacities.

                       ADDITIONAL INFORMATION ABOUT PILOT

     Additional information about the Pilot Funds is included in their prospectuses and statements of additional information, dated January 2, 1997 as supplemented through the date hereof, which have been filed with the SEC. Copies of these prospectuses and the related statements of additional information may be obtained without charge by or calling Pilot at the address and telephone number set forth on the first page of this Combined Proxy Statement/Prospectus. Reports and other information filed by Pilot can be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the offices of Pilot listed above. In addition, these materials can be inspected and copied at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549, at prescribed rates.



                              FINANCIAL STATEMENTS

     The unaudited financial statements and condensed financial information for Shares of the Operating Nations Funds for the semi-annual period ended September 30, 1996 are included or incorporated by reference in their prospectuses or statements of additional information, or in the statement of additional information related to this Combined Proxy Statement/Prospectus. The audited financial statements and condensed financial information for Shares of the Pilot Fund for the annual period ended August 31, 1996 are included or incorporated by reference in their prospectuses or statements of additional information or in the statement of additional information related to this Combined Proxy Statement/Prospectus, or are included herein.

     The annual financial statements and financial highlights have been audited by independent auditors to the extent indicated in their reports thereon, also incorporated by reference or included in such prospectuses and statements of additional information, and have been incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The audited financial statements and financial highlights of the Operating Nations Funds as of and for the year ended March 31, 1996, have been incorporated by reference herein and in the statement of additional information in reliance upon the report of Price

Waterhouse LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements and financial highlights of the Pilot Funds as of and for the year ended August 31, 1996, have been incorporated by reference herein and in the registration statement. These financial statements have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports, which have also been incorporated by reference herein, and have been so included upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER BUSINESS

     Pilot's Board of Trustees knows of no other business to be brought before the Meeting. However, if any other matters come before the Meeting, it is the intention that proxies which do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

                              SHAREHOLDER INQUIRIES

     Shareholder inquiries may be addressed to The Pilot Funds or to Nations Fund, Inc. in writing at the address(es), or by phone at the phone number(s), on the cover page of this Combined Proxy Statement/Prospectus.


                                      * * *
     SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS ALSO MAY RETURN PROXIES BY TELEFACSIMILE OR VOTE BY TELEPHONE.

     THE PILOT FUNDS WILL FURNISH, WITHOUT CHARGE, COPIES OF ITS AUGUST 31, 1996 ANNUAL SHAREHOLDERS REPORT TO ANY SHAREHOLDER UPON REQUEST ADDRESSED TO: THE PILOT FUNDS 3435 STELZER ROAD, COLUMBUS, OHIO 43219-3035 OR BY TELEPHONE AT 1-800-717-4568.

                                   APPENDIX I





                      AGREEMENT AND PLAN OF REORGANIZATION

                  THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of this ___ day of _________, 1997, by and between Nations Fund, Inc. ("Nations Fund"), a Maryland corporation, for itself and on behalf of Nations Treasury Fund, Nations Prime Fund, Nations Equity Income Fund, Nations International Growth Fund, Nations Small Company Growth Fund and Nations U.S. Government Bond Fund (each an "Acquiring Fund" and collectively the "Acquiring Funds"), all portfolios of Nations Fund, and The Pilot Funds ("Pilot Funds"), a Massachusetts business trust, for itself and on behalf of the Pilot Short-Term U.S. Treasury Fund, Pilot Short-Term Diversified Assets Fund, Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Small Capitalization Equity Fund and Pilot U.S. Government Securities Fund (each an "Acquired Fund" and collectively the "Acquired Funds"), all portfolios of Pilot Funds.

                  In accordance with the terms and conditions set forth in this Agreement, the parties desire that all of the assets of each Acquired Fund be transferred to each Acquiring Fund corresponding thereto, as set forth in the table attached hereto as Schedule A, in exchange for shares of specified classes of the corresponding Acquiring Fund ("Acquiring Fund Shares") and the assumption by each Acquiring Fund of the Stated Liabilities (as defined in paragraph 1.3) of each corresponding Acquired Fund, and that such Acquiring Fund Shares be distributed immediately after the Closing(s), as defined in this Agreement, by each Acquired Fund to its shareholders in liquidation of each Acquired Fund. This Agreement is intended to be and is adopted as a reorganization for each Acquired Fund within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  In consideration of the promises and of the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.        REORGANIZATION OF ACQUIRED FUNDS

          1.1 Subject to the terms and conditions herein set forth, and on the basis of the representations and warranties contained herein, each Acquired Fund shall assign, deliver and otherwise transfer its assets as set forth in paragraph 1.2 (the "Fund Assets") to its corresponding Acquiring Fund identified in Schedule A, and such corresponding Acquiring Fund shall, as consideration therefor, on the Closing Date (as defined in paragraph 3.1), (i) deliver to such Acquired Fund full and fractional Acquiring Fund Shares, the number of which shall be determined by dividing (a) that portion of the value of the Fund Assets, net of an

                  Acquired Fund's Stated Liabilities, computed in the manner and as of the time and date set forth in paragraph 2.1, representative of the shares of beneficial interest of each Acquired Fund, by (b) the net asset value of one share of each Acquiring Fund's class of shares identified in Schedule A, computed in the manner and as of the time and date set forth in paragraph 2.2, and (ii) assume the Acquired Fund's Stated Liabilities. Such transfer, delivery and assumption shall take place at the closing(s) provided for in paragraph 3.1 (hereinafter sometimes referred to as the "Closing(s)"). Promptly after the Closing(s), each Acquired Fund shall distribute the Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation of the Acquired Fund as provided in paragraph 1.4 hereof. Such transaction(s) are hereinafter sometimes collectively referred to as the "Reorganization(s)."

         1.2.a. With respect to each Acquired Fund, the Fund Assets shall consist of all property and assets of any nature whatsoever, including, without limitation, all cash, cash equivalents, securities, claims and receivables (including dividend and interest receivables) owned by each Acquired Fund, and any prepaid expenses shown as an asset on each Acquired Fund's books on the Closing Date.

         1.2.b. At least fifteen (15) business days prior to the Closing Date, each Acquired Fund will provide the corresponding Acquiring Fund with a schedule of its securities and other assets and its known liabilities, and such Acquiring Fund will provide the Acquired Fund with a copy of the current investment objective and policies applicable to each Acquiring Fund. Each Acquired Fund reserves the right to sell any of the securities or other assets shown on the list of the Fund's Assets prior to the Closing Date but will not, without the prior approval of the corresponding Acquiring Fund, acquire any additional securities other than securities which the Acquiring Fund is permitted to purchase in accordance with its stated investment objective and policies. At least ten (10) business days prior to the Closing Date, the Acquiring Fund will advise the corresponding Acquired Fund of any investments of such Acquired Fund shown on such schedule which the Acquiring Fund would not be permitted to hold, pursuant to its stated investment objective and policies or otherwise. In the event that the Acquired Fund holds any investments that its corresponding Acquiring Fund would not be permitted to hold under its stated investment objective or policies, the Acquired Fund, if requested by the Acquiring Fund and, to the extent permissible and consistent with the Acquired Fund's own investment objective and policies, will dispose of such securities prior to the Closing Date. In addition, if it is determined that the portfolios of the Acquired Fund and the Acquiring Fund, when aggregated, would contain investments exceeding certain percentage limitations to which the Acquiring Fund is or will be subject with respect to such investments, the Acquired Fund, if requested by the Acquiring Fund and, to the extent permissible and consistent with the Acquired Fund's own investment objective and policies, will dispose of and/or reinvest a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date.

         1.3. Each Acquired Fund will endeavor to discharge all of its known liabilities and obligations prior to the Closing Date. Each Acquiring Fund will assume all liabilities and obligations disclosed on an unaudited statement of assets and liabilities of the corresponding Acquired Fund prepared by or on behalf of Pilot Funds as of the Applicable Valuation Date (as defined in paragraph 2.1), in accordance with generally accepted accounting principles consistently applied from the prior audited period ("Stated Liabilities"). The Acquiring Fund shall assume only the Stated Liabilities of its corresponding Acquired Fund, and no other liabilities or obligations, whether absolute or contingent, known or unknown, accrued or unaccrued.

         1.4. Promptly after the Closing(s) with respect to each Acquired Fund, the Acquired Fund will distribute the Acquiring Fund Shares received by the Acquired Fund pursuant to paragraph 1.1 PRO RATA to its shareholders of record determined as of the close of business on the Closing Date ("Acquired Fund Investors") in complete liquidation of the Acquired Fund. Such distribution will be accomplished by an instruction, signed by an appropriate officer of Pilot Funds, to transfer the Acquiring Fund Shares then credited to the Acquired Fund's account on the books of the Acquiring Fund to open accounts on the books of the Acquiring Fund established and maintained by the Acquiring Fund's transfer agent in the names of record of the Acquired Fund Investors and representing the respective PRO RATA number of shares of the Acquiring Fund due such Acquired Fund Investor. In exchange for Acquiring Fund Shares distributed, all issued and outstanding shares of beneficial interest of the Acquired Fund will be redeemed and canceled simultaneously therewith on the Acquired Fund's books; any outstanding share certificates representing interests in the Acquired Fund thereafter will represent the right to receive such number of Acquiring Fund Shares after the Closing(s) as determined in accordance with Section 1.1.

         1.5. If a request shall be made for a change of the registration of shares of each Acquiring Fund to another person from the account of the shareholder in which name the shares are registered in the records of the Acquired Fund it shall be a condition of such registration of shares that there be furnished the Acquiring Fund an instrument of transfer properly endorsed, accompanied by appropriate signature guarantees and otherwise in proper form for transfer and, if any of such shares are outstanding in certificated form, the certificates representing such shares, and that the person requesting such registration shall pay to such Acquiring Fund any transfer or other taxes required by reason of such registration or establish to the reasonable satisfaction of the Acquiring Fund that such tax has been paid or is not applicable.

         1.6. Following the transfer of assets by each Acquired Fund to the corresponding Acquiring Fund, the assumption of the Acquired Fund's Stated Liabilities by the Acquiring Fund, and the distribution by the Acquired Fund of the Acquiring Fund Shares received by it pursuant to paragraph 1.4, Pilot Funds shall terminate the qualification, classification and registration of such Acquired Fund at all appropriate federal and state agencies. All reporting and other obligations of Pilot Funds shall remain the exclusive responsibility of Pilot Funds up to and including the date on which the particular Acquired Fund is terminated and deregistered, subject to any reporting or other obligations described in paragraph 4.10.

         1.7. The failure of one Acquired Fund to consummate the transactions contemplated hereby shall not affect the consummation or validity of a Reorganization with respect to any other Acquired Fund, and the provisions of this Agreement shall be construed to effect this intent, including, without limitation, as the context requires, construing the terms "Acquiring Fund" and "Acquired Fund" as meaning only those series of Nations Fund and Pilot Funds, respectively, which are involved in a Reorganization as of a Closing Date.

2.        VALUATION

          2.1 With respect to each Acquired Fund, the value of the Fund Assets shall be the value of such assets computed as of the time at which its net asset value is calculated pursuant to the valuation procedures set forth in each Acquiring Fund's then current prospectus and statement of additional information on the Closing Date (such time and date being herein called the "Applicable Valuation Date").

         2.2. The net asset value of the share of a class of shares of an Acquiring Fund shall be the net asset value per share of such class computed on the Applicable Valuation Date, using the valuation procedures set forth in the Acquiring Fund's then current prospectus and statement of additional information.

         2.3. All computations of value contemplated by this Article 2 shall be made by the respective Acquiring Fund's co-administrator, First Data Investor Services Group, Inc. ("First Data") in accordance with its regular practice as pricing agent and reviewed by its independent accountants. Each Acquiring Fund shall cause its Co-Administrator to deliver a copy of its valuation report, reviewed by its independent accountants to Pilot Funds and each Acquired Fund at the Closing(s).

3.       CLOSING(S) AND CLOSING DATE

         3.1.     The Closing(s) for the Reorganization(s) shall occur on May
                  2, 1997, and/or on such other date(s) as may be mutually agreed upon in writing by the officers of the parties hereto (the "Closing Date"). The Closing(s) shall be held at the offices of Stephens Inc., 111 Center Street, Suite 300, Little Rock, Arkansas 72201 or at such other location as is mutually agreeable to the parties. All acts taking place at the Closing(s) shall be deemed to take place simultaneously as of 4:00 p.m. Eastern time on the Closing Date unless otherwise provided.

         3.2. Each Acquiring Fund's custodian shall deliver at the Closing(s) a certificate of an authorized officer stating that: (a) each Acquired Fund's portfolio securities, cash and any other assets have been delivered in proper form to the corresponding Acquiring Fund on the Closing Date and (b) all necessary taxes including all applicable federal and state stock transfer stamps, if any, have been paid, or provision for payment shall have been made, by such Acquired Fund in conjunction with the delivery of portfolio securities. Proper delivery of cash shall be by wire to The Bank of New York, the Acquiring Funds' Sub-Custodian, pursuant to instruction to be delivered prior to the Closing(s).

         3.3. Notwithstanding anything herein to the contrary, in the event that on the Applicable Valuation Date (a) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of Nations Fund and Pilot Funds, accurate appraisal of the value of the net assets of an Acquiring Fund or an Acquired Fund is impracticable, the Applicable Valuation Date and Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed without restriction or disruption and reporting shall have been restored.

         3.4. With respect to each Acquired Fund, Pilot Funds shall provide Nations Fund and its transfer agents with immediate access from and after the Closing Date to (a) the computer, electronic or such other forms of records containing the names, addresses and taxpayer identification numbers of all of the Acquired Fund investors ("Acquired Fund Investor") and the number and percentage ownership of outstanding Acquired Fund shares owned by such Acquired Fund Investor, all as of the Applicable Valuation Date, and (b) all original documentation (including all applicable Internal Revenue Service forms, certificates, certifications and correspondence) relating to the Acquired Fund Investors' taxpayer identification numbers and their liability for or exemption from back-up withholding. Each corresponding Acquiring Fund shall issue and deliver to the Secretary or Assistant Secretary of Pilot Funds, acting on behalf of the Acquired Fund, a confirmation evidencing the Acquiring Fund Shares credited on the Closing Date or shall provide evidence satisfactory to each Acquired Fund that such Acquiring Fund Shares have been credited to each Acquired Fund's account on the books of each Acquiring Fund. At the Closing(s), each party shall deliver to the other such bills of sale, checks, assignments, share certificates, if any, receipts or other documents of transfer, assignment or conveyance as such other party or its counsel may reasonably request.

         3.5. Within thirty (30) days after the Closing Date, each Acquired Fund shall deliver, in accordance with Article 1 hereof, to the corresponding Acquiring Fund a statement of the Fund Assets and Stated Liabilities, together with a list of such Acquired Fund's portfolio securities and other assets showing the respective adjusted bases and holding periods thereof for income tax purposes, as of the Closing Date, certified by an appropriate officer of Pilot Funds.

         3.6 Each Acquiring Fund will cause a confirmation statement to be mailed or delivered to each corresponding Acquired Fund Investor setting forth the number of Acquiring Fund Shares registered in such Acquired Fund Investor's name.

4.       COVENANTS WITH RESPECT TO THE ACQUIRING FUNDS AND THE ACQUIRED FUNDS

         4.1. Pilot Funds, with respect to the Acquired Funds, has called or will call a meeting of Pilot Fund shareholders to consider and act upon this Agreement, and to take all other actions reasonably necessary to obtain the approval of the transactions contemplated herein, including approval for each Acquired Fund's liquidating distribution of the Acquiring Fund Shares contemplated hereby, and for Pilot Funds to terminate each Acquired Fund's qualification, classification and registration if requisite approvals are obtained with respect to each Acquired Fund. Nations Fund and Pilot Funds will jointly prepare the notice of meeting, form of proxy and proxy statement (collectively, "Proxy Materials") to be used in connection with such meeting; provided that Nations Fund has furnished or will furnish Pilot Funds with a current, effective prospectus, including any supplements, relating to the class of shares of each Acquiring Fund corresponding to the class of shares of each Acquired Fund then outstanding for incorporation within and/or distribution with the Proxy Materials, and with such other information relating to the Acquiring Funds as is reasonably necessary for the preparation of the Proxy Materials.

         4.2. Nations Fund, on behalf of each Acquiring Fund, will use its best efforts to meet the requirements for the statutory exemption provided by Section 15(f) of the Investment Company Act of 1940 (the "1940 Act").

         4.3. Pilot Funds, on behalf of each Acquired Fund, covenants that the corresponding Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

         4.4. Pilot Funds, on behalf of each Acquired Fund, will assist the corresponding Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the record and beneficial ownership of shares of each class of each Acquired Fund.

         4.5. Subject to the provisions hereof, Nations Fund, on its own behalf and on behalf of each Acquiring Fund; and Pilot Funds, on its own behalf and on behalf of each Acquired Fund, will take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated herein.

         4.6. Pilot Funds, on behalf of each Acquired Fund, shall furnish to its corresponding Acquiring Fund on the Closing Date, a final statement of the total amount of each Acquired Fund's assets and liabilities as of the Closing Date, which statement shall be certified by an appropriate officer of Pilot Funds as being determined in accordance with generally accepted accounting principles consistently applied and as being valued in accordance with paragraph 2.1 hereof. As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Pilot Funds, on behalf of each Acquired Fund, shall furnish its corresponding Acquiring Fund, in such form as is reasonably satisfactory to Nations Fund, on behalf of each Acquiring Fund, a statement certified by an officer of Pilot Funds of such Acquired Fund's federal income tax attributes that will be carried over to the corresponding Acquiring Fund in the reorganization pursuant to Section 381 of the Code.

         4.7. Nations Fund, on behalf of each Acquiring Fund, has prepared and filed, or will prepare and file with the SEC a registration statement on Form N-14 under the Securities Act of 1933, as amended (the "1933 Act"), relating to the Acquiring Fund Shares, which, without limitation, shall include a proxy statement of Pilot Funds and the prospectuses of the Acquiring Funds of Nations Fund relating to the transactions contemplated by this Agreement (the "Registration Statement"). Pilot Funds, on behalf of each Acquired Fund, has provided or will provide each corresponding Acquiring Fund with the materials and information necessary to prepare the Proxy Materials for inclusion in the Registration Statement, prepared in accordance with paragraph 4.1, and with such other information and documents relating to each Acquired Fund as are requested by the corresponding Acquiring Fund and as are reasonably necessary for the preparation of the Registration Statement.

         4.8. As soon after the Closing Date as is reasonably practicable, Pilot Funds, on behalf of each Acquired Fund: (a) shall prepare and file all federal and other tax returns and reports of each Acquired Fund required by law to be filed with respect to all periods ending on or before the Closing Date but not theretofore filed and (b) shall pay all federal and other taxes shown as due thereon and/or all federal and other taxes that were unpaid as of the Closing Date.

         4.9. With respect to each Acquiring Fund, Nations Fund agrees to use all reasonable efforts to operate in accordance with its then current prospectus and statement of additional information prepared in accordance with Form N-1A, including qualifying as a regulated investment company under Subchapter M of the Code, for at least one (1) year following the Closing Date.

         4.10. Following the transfer of assets by each Acquired Fund to the corresponding Acquiring Fund in exchange for Acquiring Fund Shares and the assumption of the Stated Liabilities of the Acquired Fund as contemplated herein, Pilot Funds will file any final regulatory reports, including but not limited to any Form N-SAR and Rule 24f-2 filings with respect to such Acquired Fund(s), promptly after the Closing Date and also will take all other steps as are necessary and proper to effect the termination or declassification of such Acquired Funds of Pilot Funds in accordance with the laws of the Commonwealth of Massachusetts and other applicable requirements.

5.       REPRESENTATIONS AND WARRANTIES

         5.1. Nations Fund, on behalf of itself and each Acquiring Fund, represents and warrants to the Pilot Funds as follows:

                  5.1.a. Nations Fund was duly created pursuant to its Articles of Incorporation by the Directors for the purpose of acting as a management investment company under the 1940 Act and is validly existing under the laws of the state of Maryland, and the Articles of Incorporation directs the Directors to manage the affairs of Nations Fund and grants them all powers necessary or desirable to carry out such responsibility, including administering Nations Fund business as currently conducted by Nations Fund and as described in the current prospectuses of Nations Fund; Nations Fund is registered as an investment company classified as an open-end management company, under the 1940 Act and its registration with the SEC as an investment company is in full force and effect;

                  5.1.b. The Registration Statement, including the current prospectuses and statement of additional information of each Acquiring Fund, conform or will conform, at all times up to and including the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the regulations thereunder and do not include or will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  5.1.c. Each Acquiring Fund is not in violation of, and the execution, delivery and performance of this Agreement by Nations Fund for itself and on behalf of each Acquiring Fund will not (i) violate Nations Fund's Articles of Incorporation or By-Laws, or (ii) result in a breach or violation of, or constitute a default under any material agreement or material instrument, to which Nations Fund is a party or by which its properties or assets are bound;

                  5.1.d. Except as previously disclosed in writing to the Pilot Funds, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to Nations Fund's knowledge, threatened against Nations Fund or its business, the Acquiring Funds or any of their properties or assets, which, if adversely determined, would materially and adversely affect Nations Fund or an Acquiring Fund's financial condition or the conduct of their business, and Nations Fund knows of no facts that might form the basis for the institution of any such proceeding or investigation, and no Acquiring Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects, or is reasonably likely to materially and adversely affect, its business or its ability to consummate the transactions contemplated herein;

                  5.1.e. All issued and outstanding shares, including shares to be issued in connection with the Reorganization, of the class of the Acquiring Fund will, as of the Closing Date, be duly authorized and validly issued and outstanding, fully paid and non-assessable by Nations Fund and the Acquiring Fund does not have outstanding any option, warrants or other rights to subscribe for or purchase any of its shares;

                  5.1.f. The execution, delivery and performance of this Agreement on behalf of each Acquiring Fund will have been duly authorized prior to the Closing Date by all necessary action on the part of Nations Fund and the Directors, and this Agreement constitutes a valid and binding obligation of Nations Fund and each Acquiring Fund enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  5.1.g. The Acquiring Fund Shares to be issued and delivered to the corresponding Acquired Fund for the account of the Acquired Fund Investors, pursuant to the terms hereof, will have been duly authorized as of the Closing Date and, when so issued and delivered, will be duly and validly issued, fully paid and non-assessable, and the shares of the class of the Acquiring Fund issued and outstanding prior to the Closing Date were offered and sold in compliance with the applicable registration requirements, or exemptions therefrom, of the 1933 Act, and all applicable state securities laws, and the regulations thereunder;

                  5.1.h. On the effective date of the Registration Statement, at the time of the meeting of the Acquired Fund shareholders and on the Closing Date, any written information furnished by Nations Fund with respect to an Acquiring Fund for use in the Proxy Materials, the Registration Statement or any other materials provided in connection with the Reorganization does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information provided not misleading;

                  5.1.i. No governmental consents, approvals, authorizations or filings are required under the 1933 Act, , the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act or Maryland law for the execution of this Agreement by Nations Fund, for itself and on behalf of each Acquiring Fund, or the performance of the Agreement by Nations Fund, for itself and on behalf of each Acquiring Fund, except for the effectiveness of the Registration Statement, any necessary exemptive relief or no-action assurances requested from the SEC or its Staff with respect to Sections 17(a) and 17(d) of the 1940 Act and Rule 17d-1 thereunder, and such other consents, approvals, authorizations and filings as have been made or received, and except for such consents, approvals, authorizations and filings as may be required subsequent to the Closing Date;

                  5.1.j. The Statement of Assets and Liabilities, Statement of Operations and Statement of Changes in Net Assets of each Acquiring Fund as of and for the year ended March 31, 1996, audited by Price Waterhouse LLP (copies of which have been or will be furnished to the corresponding Acquired Fund) fairly present, in all material respects, the financial condition of each Acquiring Fund as of such date and its results of operations for such period in accordance with generally accepted accounting principles consistently applied and as of such date there were no liabilities of any Acquiring Fund (contingent or otherwise) known to Nations Fund that were not disclosed therein but that would be required to be disclosed therein in accordance with generally accepted accounting principles;

                  5.1.k. Since the date of the most recent audited financial statements, there has not been any material adverse change in any Acquiring Fund's financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business. For the full and partial taxable year from its inception through the Closing Date, each Acquiring Fund of Nations Fund has qualified, or will qualify, as a separate regulated investment company under Subchapter M of the Code and has taken all necessary and required actions to maintain such status;

                  5.1.l. All federal and other tax returns and reports of Nations Fund and each Acquiring Fund required by law to be filed on or before the Closing Date have been or will be filed, and all federal and other taxes owed by Nations Fund on behalf of the Acquiring Funds have been or will be paid so far as due, and to the best of Nations Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to any such return; and

                  5.1.m. At the Closing Date, the Acquiring Funds will have good and marketable title to their assets and full right, power and authority to assign, deliver and otherwise transfer such assets.

         5.2. Pilot Funds, on behalf of itself and each Acquired Fund, represents and warrants to Nations Fund as follows:

                  5.2.a. Pilot Funds was duly created pursuant to its Agreement and Declaration of Trust by the Trustees for the purpose of acting as a management investment company under the 1940 Act and is validly existing under the laws of the Commonwealth of Massachusetts, and the Agreement and Declaration of Trust directs the Trustees to manage the affairs of Pilot Funds and grants them all powers necessary or desirable to carry out such responsibility, including administering Pilot Funds business as currently conducted by Pilot Funds and as described in the current prospectuses of Pilot Funds; Pilot Funds is registered as an investment company classified as an open-end management company, under the 1940 Act and its registration with the SEC as an investment company is in full force and effect;

                  5.2.b. All of the issued and outstanding shares representing units of beneficial interest of each Acquired Fund have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws;

                  5.2.c. The Acquired Funds are not in material violation of, and the execution and the performance of the Agreement by Pilot Funds for itself and on behalf of each Acquired Fund does not and will not (i) violate Pilot Funds' Agreement and Declaration of Trust or By-Laws, or (ii) result in a breach or violation of, or constitute a default under, any term of any material agreement or material instrument to which Pilot Funds is a party or by which its properties or assets are bound, except as otherwise disclosed in writing to the Acquiring Funds;

                  5.2.d. Except as previously disclosed in writing to Nations Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to Pilot Funds' knowledge, threatened against any Acquired Fund or any of its properties or assets which, if adversely determined, would materially and adversely affect such Acquired Fund's financial condition or the conduct of its business, and Pilot Funds knows of no facts that might form the basis for the institution of any such proceeding or investigation, and no Acquired Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects, or is reasonably likely to materially and adversely affect, its business or its ability to consummate the transactions contemplated herein;

                  5.2.e. The Statement of Assets and Liabilities, Statement of Operations and Statement of Changes in Net Assets of each Acquired Fund as of and for the year ended August 31, 1996, audited by Arthur Andersen LLP (copies of which have been or will be furnished to the Acquiring Fund) fairly present, in all material respects, the financial condition of each Acquired Fund as of such date and its results of operations for such period in accordance with generally accepted accounting principles consistently applied, and as of such date there were no liabilities of any Acquired Fund (contingent or otherwise) known to Pilot Funds that were not disclosed therein but that would be required to be disclosed therein in accordance with generally accepted accounting principles;

                  5.2.f. Since the date of the most recent audited financial statements, there has not been any material adverse change in any Acquired Fund's financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by an Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed in writing to and accepted by the corresponding Acquiring Fund, prior to the Closing Date (for the purposes of this subparagraph (f), neither a decline in an Acquired Fund's net asset value per share nor a decrease in an Acquired Fund's size due to redemptions shall be deemed to constitute a material adverse change);

                  5.2.g. All federal and other tax returns and reports of Pilot Funds and each Acquired Fund required by law have been or will be filed, and all federal and other taxes owed by Pilot Funds and each Acquired Fund shall, with respect to all period ending on or before the Closing Date, have been or will be paid so far as due, and to the best of Pilot Funds' knowledge, no such return is currently under audit and no assessment has been asserted with respect to any such return;

                  5.2.h. For the full and partial taxable year from its inception through the Closing Date, each Acquired Fund has qualified, or will qualify, as a separate regulated investment company under

                           Subchapter M of the Code and has taken or will take all necessary and required actions to maintain such status;

                  5.2.i. All issued and outstanding shares of each Acquired Fund are, and on the Closing Date will be, duly authorized and validly issued and outstanding, and fully paid and non-assessable by Pilot Funds, and all such shares will, at the time of the Closing(s), be held by the persons and in the amounts set forth in the list of Acquired Fund Investors provided to each corresponding Acquiring Fund, pursuant to paragraph 3.4, and no Acquired Fund has outstanding any options, warrants or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into any of its shares;

                  5.2.j. At the Closing Date, each Acquired Fund will have good and marketable title to its Fund Assets and full right, power and authority to assign, deliver and otherwise transfer such Fund Assets hereunder, and upon delivery and payment for such Fund Assets as contemplated herein, the corresponding Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the ownership or transfer thereof other than such restrictions as might arise under the 1933 Act;

                  5.2.k. The execution, delivery and performance of this Agreement on behalf of the Acquired Funds will have been duly authorized prior to the Closing Date by all necessary action on the part of Pilot Funds and the Trustees, and this Agreement constitutes a valid and binding obligation of Pilot Funds and each Acquired Fund enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  5.2.l. From the effective date of the Registration Statement, through the time of the meeting of the Acquired Fund Investors, and on the Closing Date, the Registration Statement, insofar as it relates to materials provided by Pilot Funds or the Acquired Funds, used in connection with the preparation of the Registration Statement: (i) will comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act and the regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and as of such dates and times, any written information furnished by Pilot Funds, on behalf of the Acquired Funds, for use in the Registration Statement or in any other manner that may be necessary in connection with the transactions contemplated hereby does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information provided not misleading; and

                  5.2.m. No governmental consents, approvals, authorizations or filings are required under the 1933 Act, the 1934 Act, the 1940 Act or Massachusetts law for the execution of this Agreement by Pilot Funds, for itself and on behalf of each Acquired Fund, or the performance of the Agreement by Pilot Funds for itself and on behalf of each Acquired Fund, except for the effectiveness of the Registration Statement, except for any necessary exemptive relief or no-action assurances requested from the SEC or its Staff with respect to Section 17(a) and 17(d) of the 1940 Act and Rule 17d-1 thereunder, and except for such other consents, approvals, authorizations and filings as have been made or received, and except for such consents, approvals, authorizations and filings as may be required subsequent to the Closing Date.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIRED FUNDS

                  The obligations of Pilot Funds to consummate the Reorganization with respect to each Acquired Fund shall be subject to the performance by Nations Fund, for itself and on behalf of each Acquiring Fund, of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions with respect to each corresponding Acquiring Fund:

         6.1. All representations and warranties of Nations Fund with respect to each Acquiring Fund contained herein shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated herein, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

         6.2. Nations Fund, on behalf of each Acquiring Fund, shall have delivered to Pilot Funds at the Closing(s) a certificate executed on behalf of each corresponding Acquiring Fund by Nations Fund's President, Secretary, Assistant Secretary, or other authorized officer, in a form reasonably satisfactory to the Pilot Funds and dated as of the Closing Date, to the effect that the representations and warranties of Nations Fund with respect to each Acquiring Fund made herein are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated herein, and as to such other matters as such Acquired Fund shall reasonably request.

         6.3. Each Acquired Fund shall have received at the Closing(s) a favorable opinion of Morrison & Foerster LLP, counsel to Nations Fund (based upon or subject to such representations, assumptions, limitations or opinions of local counsel as such counsel may deem appropriate or necessary), dated as of the Closing Date, in a form (including the representations, assumptions, limitations or opinions of local counsel upon which it is based or to which it is subject) reasonably satisfactory to each Acquired Fund, substantially to the effect that:

                  6.3.a. Nations Fund is a duly registered, open-end, management investment company, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect;

                  6.3.b. each Acquiring Fund is a portfolio of Nations Fund, which is a company duly created pursuant to its Articles of Incorporation, is validly existing and in good standing under the laws of the state of Maryland, and the Articles of Incorporation directs the Directors to manage the affairs of Nations Fund and grants them all powers necessary or desirable to carry out such responsibility, including administering Nations Fund's business as described in the current prospectuses of Nations Fund;

                  6.3.c. this Agreement has been duly authorized, executed and delivered on behalf of Nations Fund and each Acquiring Fund and, assuming due authorization, execution and delivery of this Agreement on behalf of the Acquiring Funds, is a valid and binding obligation of Nations Fund enforceable against Nations Fund in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  6.3.d. the Acquiring Fund Shares to be issued to the Acquired Funds Investors pursuant to this Agreement are duly registered under the 1933 Act on the appropriate form, and are duly authorized and upon such issuance will be validly issued and outstanding and fully paid and non-assessable, and no shareholder of an Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof;

                  6.3.e. the Registration Statement has become effective with the SEC and, to the best of such counsel's knowledge, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or threatened;

                  6.3.f. no consent, approval, authorization, filing or order of any court or governmental authority of the United States or any state is required for the consummation by Nations Fund of the Reorganization with respect to each Acquiring Fund;

                  6.3.g. to such counsel's knowledge, the execution and delivery of the Agreement and the performance of its terms by Nations Fund, and each Acquiring Fund, do not violate or result in a violation of the Nations Fund Agreement and Declaration of Trust or Code of Regulations, or any judgment, order or decree known to such counsel, of any court or arbiter, to which Nations Fund is a party, and, to such counsel's knowledge, will not constitute a material breach of the terms, conditions or provisions of, or constitute a default under, any contract, undertaking, indenture or other agreement by which Nations Fund is now bound or to which it is now a party;

                  6.3.h. to such counsel's knowledge, (a) no legal or governmental proceedings existing on or before the date of mailing the Combined Proxy Statement/Prospectus, involving Nations Fund or the Acquiring Funds, are required to be described in the Combined Proxy Statement/Prospectus which are not described as required and (b) there are no contracts or documents relating to Nations Fund or the Acquiring Funds, known to such counsel, of a character required to be described in the Combined Proxy Statement/Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required; and

                  6.3.i. to such counsel's knowledge, except as otherwise disclosed in the Registration Statement, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened against Nations Fund or an Acquiring Fund or any of their properties or assets and neither Nations Fund nor any Acquiring Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects, or would materially and adversely affect, its business.

         6.4. Each Acquired Fund also shall receive at the Closing(s) a letter from Morrison & Foerster LLP, dated as of the Closing Date, in a form reasonably satisfactory to each Acquired Fund, substantially to the effect that: such counsel has participated in conferences with representatives of Nations Fund and its accountants concerning the Registration Statement and has considered the matters required to be stated therein and the statements contained therein, although such counsel has not independently verified the accuracy, completeness or fairness of such statements. Based upon and subject to the foregoing, nothing has come to such counsel's attention that leads such counsel to believe that the Registration Statement, at the time it became effective with the SEC pursuant to Rule 488 under the 1933 Act or as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel has not been requested to and does not make any comment in this paragraph with respect to the financial statements, supporting schedules, footnotes, and other financial and statistical information contained in the Registration Statement.

         6.5. As of the Closing Date with respect to the Reorganization of each Acquired Fund, there shall have been no material change in the investment objective, policies and restrictions nor any material change in the investment management fees, fee levels payable pursuant to the 12b-1 plan of distribution, other fees payable for services provided to the Acquiring Funds, fee waiver or expense reimbursement undertakings, or sales loads of the Acquiring Funds from those fee amounts, undertakings and sales load amounts described in the prospectus of each Acquiring Fund delivered to the corresponding Acquired Fund pursuant to paragraph 4.1 and in the Proxy Materials.

         6.6. With respect to each Acquiring Fund, the Board of Directors of Nations Fund, including a majority of the "non-interested" Directors, has determined that the Reorganization is in the best interests of each Acquiring Fund and that the interests of the existing shareholders of each Acquiring Fund would not be diluted as a result of the Reorganization.

         6.7. Nations Fund shall have procured Directors'/Trustees' liability insurance reasonably satisfactory to Pilot Funds.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIRING FUNDS

                  The obligations of Nations Fund to consummate the Reorganization with respect to each Acquiring Fund shall be subject to the performance by Pilot Funds of all the obligations to be performed by it hereunder, with respect to each corresponding Acquired Fund, on or before the Closing Date and, in addition thereto, the following conditions:

         7.1. All representations and warranties of Pilot Funds with respect to the Acquired Funds contained herein shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

         7.2. Pilot Funds, on behalf of each Acquired Fund, shall have delivered to each corresponding Acquiring Fund at the Closing(s) a certificate executed on behalf of each Acquired Fund, by Pilot Funds' President, Secretary or Assistant Secretary, or other authorized officer, in form and substance satisfactory to the Acquiring Funds and dated as of the Closing Date, to the effect that the representations and warranties of Pilot Funds with respect to each Acquired Fund made herein is true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated herein and as to such other matters as each Acquiring Fund shall reasonably request.

         7.3. Each Acquiring Fund shall have received at the Closing(s) a favorable opinion from Goodwin, Proctor & Hoar LLP, counsel to Pilot Funds (based upon or subject to such representations, assumptions, limitations or opinions of local counsel as such counsel may deem appropriate or necessary), dated as of the Closing Date, in a form (including the representations, assumptions, limitations or opinions of local counsel upon which it is based or to which it is subject) reasonably satisfactory to such Acquiring Fund, substantially to the effect that:

                  7.3.a. Pilot Funds is a duly registered, open-end investment company, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect;

                  7.3.b. each Acquired Fund is a portfolio of Pilot Funds, Pilot Funds is a business trust duly created pursuant to its Agreement and Declaration of Trust, is validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and the Agreement and Declaration of Trust directs the Trustees to manage the affairs of Pilot Funds and grants them all powers necessary or desirable to carry out such responsibility, including administering Pilot Funds' business as described in the current prospectuses of Pilot Funds;

                  7.3.c. this Agreement has been duly authorized, executed and delivered by Pilot Funds on behalf of Pilot Funds and each Acquired Fund and, assuming due authorization, execution and delivery of this Agreement on behalf of each Acquiring Fund, is a valid and binding obligation of Pilot Funds, enforceable against Pilot Funds in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  7.3.d. no consent, approval, authorization, filing or order of any court or governmental authority of the United States or any state is required for the consummation of the Reorganization with respect to each Acquired Fund, except for such consents, approvals, authorizations and filings as have been made or received, and except for such consents, approvals, authorizations and filings as may be required subsequent to the Closing Date;

                  7.3.e. to such counsel's knowledge, the execution and delivery of the Agreement and the performance of its terms by Pilot Funds, and each Acquired Fund, do not violate or result in a violation of the Pilot Funds' Agreement and Declaration of Trust or By-Laws, or any judgment, order or decree known to such counsel, of any court or arbiter, to which Pilot Funds is a party, and, to such counsel's knowledge, will not constitute a material breach of the terms, conditions or provisions of, or constitute a default under, any contract, undertaking, indenture or other agreement by which Pilot Funds is now bound or to which it is now a party;

                  7.3.f. to such counsel's knowledge, (a) no legal or governmental proceedings existing on or before the date of mailing the Combined Proxy Statement/Prospectus involving Pilot Funds or the Acquired Funds, are required to be described in the Combined Proxy Statement/Prospectus which are not described as required and (b) there are no contracts or documents relating to Pilot Funds or the Acquired Funds, known to such counsel, of a character required to be described in the Combined Proxy Statement/Prospectus or to be filed as an exhibit to the Registration Statement that are not described or filed as required; and

                  7.3.g. to such counsel's knowledge, except as otherwise disclosed in the Registration Statement, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened against Pilot Funds or an Acquired Fund or any of their properties or assets and neither Pilot Funds nor an Acquired Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects, or would materially and adversely affect, its business.

         7.4. Each Acquired Fund also shall receive at the Closing(s) a letter from Goodwin, Proctor & Hoar LLP, dated as of the Closing Date, in a form reasonably satisfactory to each Acquiring Fund, substantially to the effect that: such counsel has participated in conferences with representatives of Pilot Funds and its accountants concerning the Registration Statement and has considered the matters required to be stated therein and the statements contained therein, although such counsel has not independently verified the accuracy, completeness or fairness of such statements. Based upon and subject to the foregoing, nothing has come to such counsel's attention that leads such counsel to believe that the Registration Statement, at the time it became effective with the SEC pursuant to Rule 488 under the 1933 Act or as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel has not been requested to and does not make any comment in this paragraph with respect to the financial statements, supporting schedules, footnotes, and other financial and statistical information contained in the Registration Statement.

         7.5. Nations Fund, on behalf of each Acquiring Fund, shall have received from Arthur Andersen LLP a letter addressed to Nations Fund, on behalf of each Acquiring Fund, and dated as of the Closing Date with respect to the Acquired Funds, in form and substance satisfactory to Nations Fund, to the effect that:

                  7.5.a. they are independent accountants with respect to Pilot Funds and each Acquired Fund within the meaning of the 1933 Act and the applicable regulations thereunder;

                  7.5.b. in their opinion, the audited financial statements and the Per Share Data provided in accordance with
                           Item 3 in Form N-1A (the "Per Share Data") of the Acquired Fund included or incorporated by reference in the Registration Statement previously reported on by them comply as to form in all material aspects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder;

                  7.5.c. on the basis of limited procedures agreed upon by Nations Fund, on behalf of the Acquiring Funds and Pilot Funds, on behalf of the Acquired Funds, and described in such letter (but not an examination in accordance with generally accepted auditing standards), the information relating to the Acquired Funds appearing in the Registration Statement that is expressed in dollars or percentages of dollars (with the exception of performance comparisons) has been obtained from the accounting records of the Acquired Funds or from schedules prepared by officers of Pilot Funds having responsibility for financial and reporting matters and such information is in agreement with such records, schedules or computations made therefrom.

         7.6. Pilot Funds shall have delivered to the Acquiring Funds, pursuant to paragraph 5.2(e), copies of financial statements of each Acquired Fund as of and for the period ended August 31, 1996, audited by Arthur Andersen LLP.

         7.7. With respect to each Acquired Fund, the Board of Trustees of Pilot Funds, including a majority of "non-interested" Trustees, has determined that the Reorganization is in the best interests of each Acquired Fund and that the interests of the existing investors in each Acquired Fund would not be diluted as a result of the Reorganization.

8. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUNDS AND THE ACQUIRED FUNDS

                  The obligations of each Acquiring Fund and of each corresponding Acquired Fund herein are the subject to the further conditions that on or before the Closing Date with respect to each Acquiring Fund and each corresponding Acquired Fund:

         8.1. This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of beneficial interest in each Acquired Fund in accordance with the provisions of Pilot Funds' Agreement and Declaration of Trust and the requirements of the 1940 Act, and certified copies of the resolutions evidencing such approval shall have been delivered to each corresponding Acquiring Fund.

         8.2. On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or any of the transactions contemplated herein.

         8.3. All consents of other parties and all other consents, orders, approvals and permits of federal, state and local regulatory authorities (including, without limitation, those of the SEC and of state securities authorities) deemed necessary by Nations Fund, on behalf of the Acquiring Funds or by Pilot Funds, on behalf of the Acquired Funds, to permit consummation, in all material respects, of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order or permit would not, in the opinion of the party asserting that the condition to closing has not been satisfied, involve a risk of a material adverse effect on the assets or properties of any of an Acquiring Fund or its corresponding Acquired Fund.

         8.4. The Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

         8.5. Except to the extent prohibited by Rule 19b-1 promulgated under the 1940 Act, each Acquired Fund shall have declared a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to each Acquired Fund's shareholders substantially all of its investment company taxable income for all taxable years ending on or prior to the Closing Date (computed without regard to any deduction for dividends paid) and substantially all of its net capital gain for all taxable years ending on or prior to the Closing Date (after reduction for any capital loss carry forward.)

         8.6. The Acquiring Funds and the Acquired Funds shall have received from Price Waterhouse LLP a letter dated as of the Closing Date, in form and substance satisfactory to Nations Fund and to Pilot Funds, to the effect that on the basis of limited procedures agreed upon by Nations Fund, on behalf of the Acquiring Funds and Pilot Funds, on behalf of the Acquired Funds (but not an examination in accordance with generally accepted auditing standards): (i) the data utilized in the calculations of the projected expense ratio appearing in the Registration Statement and Proxy Materials agree with underlying accounting records of the Acquiring Funds and the Acquired Funds or to written estimates by First Data and were found to be mathematically correct; and (ii) certain other procedures as considered necessary by Nations Funds.

         8.7. Nations Fund and the Pilot Funds shall have received an opinion of Morrison & Foerster LLP addressed to both the Acquiring Funds and the Acquired Funds substantially to the effect that, for federal income tax purposes:

                  8.7.a. the transfer of all or substantially all of an Acquired Fund's assets in exchange for the corresponding Acquiring Fund Shares and the assumption by each Acquiring Fund of the Stated Liabilities of the corresponding Acquired Fund will constitute a "reorganization" within the meaning of
                           Section 368(a) of the Code and each Acquiring Fund and Acquired Fund will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  8.7.b. no gain or loss will be recognized by an Acquired Fund upon the transfer of its assets to the corresponding Acquiring Fund solely in exchange for the Acquiring Fund Shares or the assumption of the Stated Liabilities of the Acquired Fund by the Acquiring Fund;

                  8.7.c. no gain or loss will be recognized by an Acquiring Fund upon (i) its receipt of assets from the corresponding Acquired Fund solely in exchange for the Acquiring Fund Shares, (ii) the Acquiring Fund's assumption of the Acquired Fund's Stated Liabilities, and (iii) the constructive or actual distribution by the Acquired Fund of the Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund;

                  8.7.d. the aggregate federal income tax basis of an Acquired Fund's assets received by the corresponding Acquiring Fund pursuant to the Reorganization will be the same as the aggregate federal income tax basis of those assets in the hands of the Acquired Fund immediately prior to the Reorganization;

                  8.7.e. the holding period of an Acquired Fund's assets received by the corresponding Acquiring Fund pursuant to the Reorganization will include the period for which such assets have been held by the Acquired Fund;

                  8.7.f. no gain or loss will be recognized by an Acquired Fund on the distribution to its shareholders of the Acquiring Fund Shares to be received by the Acquired Fund in the Reorganization;

                  8.7.g. no gain or loss will be recognized by the shareholders of an Acquired Fund upon their receipt of the Acquiring Fund Shares in exchange for such shareholders' shares of the Acquired Fund;

                  8.7.h. the federal income tax basis of the Acquiring Fund Shares received by the shareholders of the corresponding Acquired Fund will be the same as the federal income tax basis of the Acquired Fund shares exchanged by such shareholders pursuant to the Reorganization;

                  8.7.i the holding period for the Acquiring Fund Shares for which shares of the corresponding Acquired Fund are exchanged pursuant to the Reorganization will include the period that the

                           Acquired Fund shares have been held by the holder, provided that the Acquired Fund shares have been held as a capital asset by the holder; and

                  8.7.j an Acquiring Fund will succeed to and take into account the tax attributes described in Section 381(c) of the Code of the corresponding Acquired Fund as of the Closing Date, subject to the conditions and limitations specified in the Code.

      Notwithstanding anything herein to the contrary, neither an Acquiring Fund nor its corresponding Acquired Fund may waive the condition set forth in this paragraph 8.7.

9.       BROKERAGE FEES AND EXPENSES

         9.1. Nations Fund, for itself and on behalf of the Acquiring Funds and Pilot Funds, on behalf of itself and on behalf of the Acquired Funds, represent and warrant that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

         9.2. Except as may be otherwise provided herein, NationsBanc Advisors, Inc. ("NBAI") will bear the expenses incurred in connection with entering into and carrying out the provisions of this Agreement. Certain expenses to be incurred in connection with the Reorganization, approximately $450,000, will be allocated to the Acquiring Funds following the consummation of the Reorganization (the "Allocated Amount"). In addition, NBAI has committed to maintain current (after waiver) expense ratios for all Acquiring Funds for a period of at least two years after the Closing, absent extraordinary circumstances or a reduction in fund assets that impacts fee levels (the "Expense Commitment"). Because of this Expense Commitment, NBAI will in effect absorb a substantial portion of the Allocated Amount (approximately $320,000) through such Expense Commitment, NBAI also will absorb the portion of the Allocated Amount that otherwise would be borne by current Acquired Fund shareholders, approximately $31,000, by making a capital contribution in this amount to the Pilot Funds prior to the Closing.

10.      ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

         10.1. This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous understanding or arrangement with respect to the subject matter hereof.

         10.2. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated herein.

11.      TERMINATION

         11.1. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
                  Closing:

                  11.1.a. by the mutual written consent of Nations Fund and Pilot Funds;

                  11.1.b. by either Nations Fund or Pilot Funds by notice to the other, without liability to the terminating party on account of such termination (provided any such termination shall not excuse the terminating party from any liability arising out of a default or breach of this Agreement by such terminating party) if such Closing(s) shall not have occurred on or before December 31, 1997; or

                  11.1.c. by either of Nations Fund or the Pilot Funds, in writing without liability to the terminating party on account of such termination (provided any such termination shall not excuse the terminating party from any liability arising out of a material default or breach of this Agreement by such terminating party), if (i) the other party shall fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing Date, (ii) the other party materially breaches or shall have breached any of its representations, warranties or covenants contained herein, or (iii) any other express condition precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met.

         11.2. Termination of this Agreement pursuant to paragraphs 11.1(a) or (b) shall terminate all obligations of the parties hereunder with respect to the Acquired Fund and Acquiring Fund affected by such termination, or with respect to Nations Fund and Pilot Funds, as the case may be, and there shall be no liability for damages on the part of Nations Fund or Pilot Funds or the Directors/Trustees or officers of Nations Fund or Pilot Funds, to any other party or its Directors/Trustees or officers on account of termination pursuant to paragraphs 11.1(a) or (b); provided, however, that notwithstanding any termination of this Agreement pursuant to paragraph 11.1, such termination shall not relieve either party of its respective obligations pursuant to Section 9.2 hereof.

12.      AMENDMENTS

                  This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of Nations Fund, acting on behalf of each Acquiring Fund and the authorized officers of Pilot Funds, acting on behalf of the shareholders of each Acquired Fund; provided, however, that following the meeting of the shareholders of the Acquired Funds, no such amendment may have the effect of changing the provisions for determining the number of shares of the corresponding Acquiring Funds to be issued to the Acquired Fund Investors under this Agreement to the detriment of such Acquired Fund Investors, or otherwise materially and adversely affecting such Acquired Fund, without the Acquired Fund obtaining the Acquired Fund Investors' further approval except that nothing in this paragraph 12 shall be construed to prohibit any Acquiring Fund and the corresponding Acquired Fund from amending this Agreement to change the Closing Date or Applicable Valuation Date by mutual agreement.

13.      NOTICES

                  Any notice, report, statement or demand required or permitted by any provision of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy, certified mail or overnight express courier addressed to:

                          For Nations Fund, on behalf of itself and each Acquiring Fund:

                          Richard H. Blank, Jr.
                          Secretary
                          c/o Stephens Inc.
                          111 Center Street
                          Little Rock, Arkansas  72201

                          With copies to:

                          Robert M. Kurucza and
                          Marco E. Adelfio
                          Morrison & Foerster LLP
                          2000 Pennsylvania Avenue, N.W., Suite 5500
                          Washington, D.C.  20006

                          For Pilot Funds, on behalf of itself and each Acquired
                          Fund:

                          Elizabeth Bruce
                          Boatmen's Trust Company
                          The Boatmen's Tower
                          1000 North Broadway, 3rd Floor
                          St. Louis, Missouri  63178

                          with copies to:

                          Philip H. Newman
                          Goodwin, Procter & Hoar LLP
                          53 State Street, Exchange Place
                          Boston, MA  02109-2881

14.      INDEMNIFICATION

         14.1 Each Acquiring Fund will indemnify and hold harmless, out of its assets but no other assets, the corresponding Acquired Fund and such Fund's Trustees (for purposes of this paragraph 14.1, the "Indemnified Parties") against any and all expenses, losses, claims, damages and liabilities at any time imposed upon or reasonably incurred by any one or more of the Indemnified Parties in connection with, arising out of, or resulting from any claim, action, suit or proceeding in which any one or more of the Indemnified Parties may be involved or with which any one or more of the Indemnified Parties may be threatened by reason of (i) any untrue statement or alleged untrue statement of a material fact, provided or made by Nations Fund or the Acquiring Fund, and relating to Nations Fund or the Acquiring Fund contained in the Registration Statement, or any amendment or supplement thereto, or arising out of, or based upon, the omission or alleged omission to state in the foregoing Registration Statement a material fact relating to Nations Fund or the Acquiring Fund, required to be stated therein or necessary to make the statements therein not misleading; (ii) a breach of any representation or warranty made in this Agreement by the Acquiring Fund; or (iii) any other circumstance not involving (a) negligence or willful misconduct in connection with the discharge of, or reckless disregard of, any duties or responsibilities of the Indemnified Party seeking indemnification hereunder; (b) a circumstance pursuant to which such Indemnified Party would have an obligation to provide an indemnification under Section 14.2; or (c) a breach of any of the representations or warranties of Pilot Funds made in this Agreement. The Acquiring Funds' obligation to indemnify an Indemnified Party pursuant to this Section 14.1 shall include any amounts paid by any one or more of the Indemnified Parties in a reasonable compromise or settlement of any such claim, action, suit or proceeding, or threatened claim, action, suit or proceeding made with the consent of the Acquiring Fund.

                  Each Acquiring Fund will not indemnify or hold harmless the Indemnified Parties, identified in this paragraph 14.1, for any expenses, losses, claims, damages and liabilities at any time imposed upon or reasonably incurred by any one or more of the Indemnified Parties in connection with, arising out of, or resulting from any claim, action, suit or proceeding in which any one or more of the Indemnified Parties may be involved or with which any one or more of the Indemnified Parties may be threatened by reason of any untrue statement or alleged untrue statement of a material fact relating to Pilot Funds or the Acquired Fund contained in the representations, warranties and covenants of this Agreement or arising out of or based upon the omission or alleged omission to state in the foregoing representations, warranties and covenants, a material fact relating to Pilot Funds or the Acquired Fund required to be stated therein or necessary to make the statements therein not misleading.

                  The Indemnified Parties will notify the Acquiring Fund in writing within ten days after the receipt by any one or more of the Indemnified Parties of any notice of legal process or any suit brought against or claim made against such Indemnified Party as to any matters covered by this paragraph
                  14.1. The Acquiring Fund shall be entitled to participate at its own expense in the defense of any claim, action, suit or proceeding covered by this paragraph 14.1, or, if it so elects, to assume at its expense by counsel satisfactory to the Indemnified Parties the defense of any such claim, action, suit or proceeding, and, if the Acquiring Fund elects to assume such defense, the Indemnified Parties shall be entitled to participate in the defense of any such claim, action, suit or proceeding at their own expense. The Acquiring Fund's obligation under this paragraph 14.1 to indemnify and hold harmless the Indemnified Parties shall constitute a guarantee of payment so that the Acquiring Fund will pay in the first instance any expenses, losses, claims, damages and liabilities required to be paid by it under this paragraph 14.1 without the necessity of the Indemnified Parties' first paying the same.

         14.2 Each Acquired Fund will indemnify and hold harmless, out of its assets but no other assets, the corresponding Acquiring Fund and such Fund's Directors (for purposes of this paragraph 14.2, the "Indemnified Parties") against any and all expenses, losses, claims, damages and liabilities at any time imposed upon or reasonably incurred by any one or more of the Indemnified Parties in connection with, arising out of, or resulting from any claim, action, suit or proceeding in which any one or more of the Indemnified Parties may be involved or with which any one or more of the Indemnified Parties may be threatened by reason of any untrue statement or alleged untrue statement of a material fact, provided or made by Pilot Funds or the Acquired Fund, and relating to Pilot Funds or the Acquired Fund, contained in the Registration Statement, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state in the foregoing Registration Statement a material fact relating to Pilot Funds or the Acquired Fund, required to be stated therein or necessary to make the statements therein not misleading, including, any amounts paid by any one or more of the Indemnified Parties in a reasonable compromise or settlement of any such claim, action, suit or proceeding, or threatened claim, action, suit or proceeding made with the consent of the Acquired Fund.

                  Each Acquired Fund, however, will not indemnify or hold harmless the Indemnified Parties, identified in this paragraph 14.2, for any expenses, losses, claims, damages and liabilities at any time imposed upon or reasonably incurred by any one or more of the Indemnified Parties in connection with, arising out of, or resulting from any claim, action, suit or proceeding in which any one or more of the Indemnified Parties may be involved or with which any one or more of the Indemnified Parties may be threatened by reason of any untrue statement or alleged untrue statement of a material fact relating to Nations Fund or the Acquiring Fund contained in the representations, warranties and covenants of this Agreement or arising out of or based upon the omission or alleged omission to state in the foregoing representations, warranties and covenants, a material fact relating to Nations Fund or the Acquiring Fund required to be stated therein or necessary to make the statements relating to the Nations Fund or the Acquiring Fund therein not misleading.

                  The Indemnified Parties will notify the Acquired Fund in writing within ten days after the receipt by any one or more of the Indemnified Parties of any notice of legal process or any suit brought against or claim made against such Indemnified Parties as to any matters covered by this paragraph 14.2. The Acquired Fund shall be entitled to participate at its own expense in the defense of any claim, action, suit or proceeding covered by this paragraph 14.2, or, if it so elects, to assume at its expense by counsel satisfactory to the Indemnified Parties the defense of any such claim, action, suit or proceeding, and if the Acquired Fund elects to assume such defense, the Indemnified Parties shall be entitled to participate in the defense of any such claim, action, suit or proceeding at their own expense. The Acquired Fund's obligation under this paragraph 14.2 to indemnify and hold harmless the Indemnified Parties shall constitute a guarantee of payment so that the Acquired Fund will pay in the first instance any expenses, losses, claims, damages and liabilities required to be paid by it under this paragraph 14.2 without the necessity of the Indemnified Parties' first paying the same.

15.      HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF
         LIABILITY

         15.1. The article and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to Articles, paragraphs, subparagraphs or Exhibits shall be construed as referring to Articles, paragraphs or subparagraphs hereof or Exhibits hereto, respectively. Whenever the terms hereto, hereunder, herein or hereof are used in this Agreement, they shall be construed as referring to this entire Agreement, rather than to any individual Article, paragraph, subparagraph or sentence.

         15.2. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         15.3. This Agreement shall be governed by and construed in accordance with the laws of the state of Maryland.

         15.4. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         15.5. It is expressly agreed that the obligations of Nations Fund hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents, or employees of Nations Fund personally, but shall bind only the assets and the property of the respective Acquiring Fund of Nations Fund, as provided in its Articles of Incorporation. The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and the property of the respective Acquiring Fund of Nations Fund as provided in its Articles of Incorporation.

         15.6. No Acquired Fund shall have any liability for the obligations of any other Acquired Fund hereunder and no Acquiring Fund shall have any liability for the obligation of any other Acquiring Fund hereunder.

         15.7. It is expressly agreed that the obligations of Pilot Funds hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of Pilot Funds personally, but shall bind only the assets and the property of the respective Acquired Fund of Pilot Funds, as provided in its Agreement and Declaration of Trust. The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them individually or to impose any liability on any of them personally, but shall bind only the assets and the property of the respective Acquired Fund of Pilot Funds as provided in its Agreement and Declaration of Trust.

                  IN WITNESS WHEREOF, the of the parties hereto has caused this Agreement to be duly executed by its authorized officer, and attested by its Secretary.

                                           NATIONS FUND, INC., for itself and on
                                           behalf of each Acquiring Fund
ATTEST:

     _____________________________             By: _________________________
         Richard H. Blank, Jr.                         A. Max Walker
               Secretary                       President and Chairman of the
                                                     Board of Directors

                                           THE PILOT FUNDS, for itself and on
                                           behalf of each Acquired Fund

ATTEST:

     ____________________________              By: ________________________
          George O. Martinez                         William J. Tomko
              Secretary                                  President

                                           Agreed to and Acknowledged as to
                                           Section 9.2 only:

                                           NATIONSBANC ADVISORS, INC.

                                               By: _________________________
                                                       Mark H. Williamson
                                                           President

                                   SCHEDULE A

ACQUIRED FUND                                  ACQUIRING FUND

Pilot Short-Term U.S. Treasury Fund            Nations Treasury Fund
       Pilot Shares                                    Primary A Shares
       Investor Shares                                 Daily Shares
       Administration Shares                           Investor B Shares

Pilot Short-Term Diversified Assets Fund       Nations Prime Fund
       Pilot Shares                                    Primary A Shares
       Investor Shares                                 Daily Shares
       Administration Shares                           Investor B Shares

Pilot Equity Income Fund                       Nations Equity Income Fund
       Class A Shares                                  Investor A Shares
       Class B Shares                                  Investor N Shares
       Pilot Shares                                    Primary A Shares

Pilot International Equity Fund                Nations International Growth Fund
       Class A Shares                                  Investor A Shares
       Class B Shares                                  Investor N Shares
       Pilot Shares                                    Primary A Shares

Pilot Small Capitalization Equity Fund         Nations Small Company Growth Fund
       Class A Shares                                  Investor A Shares
       Class B Shares                                  Investor N Shares
       Pilot Shares                                    Primary A Shares

Pilot U.S. Government Securities Fund          Nations U.S. Government Bond Fund
       Class A Shares                                  Investor A Shares
       Class B Shares                                  Investor N Shares
       Pilot Shares                                    Primary A Shares

                                   APPENDIX II


                        Expense Summaries of Pilot Funds
                       and the Corresponding Nations Funds

                 -----------------------------------------------


     The following tables (a) compare the fees and expenses as of November 30, 1996 for the respective Pilot Funds and their corresponding Nations Funds and
(b) show the estimated fees and expenses for the corresponding Nations Funds on a pro forma basis after giving effect to the reorganization. The purpose of these tables is to assist shareholders in understanding the various costs and expenses that investors in these portfolios will bear as shareholders. The tables do not reflect any charges that may be imposed by institutions directly on their customer accounts in connection with investments in the portfolios. NBAI has committed to maintain current (after waiver) expense ratios for all Nations Fund share classes for a period of at least two years after the Closing, absent extraordinary circumstances or a reduction in fund assets that impacts fee levels.

                     PILOT EQUITY INCOME FUND-CLASS A SHARES

                  NATIONS EQUITY INCOME FUND-INVESTOR A SHARES



                                                              Pilot Equity    Nations Equity
                                                               Income Fund      Income Fund       Pro Forma

Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases
         (as a percentage of offering price) ............         4.50%             None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends  ..........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees (after waivers or reimbursements)*..         0.50%            0.68%             0.68%
     12b-1 Fees..........................................         0.25%            0.25%             0.25%
     Other Expenses......................................         0.23%            0.21%             0.19%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.98%            1.14%             1.12%
                                                                  =====            ====              ====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.75% for Pilot Equity Income Fund.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 1.23% for Pilot Equity Income Fund.




Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                           Pilot Equity      Nations Equity
                                                           Income Fund        Income Fund        Pro Forma

1 year ............................................         $   55            $    12          $    11
3 years ...........................................             75                 36               36
5 years ...........................................             97                 63               62
10 years ..........................................            160                139              136


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

                     PILOT EQUITY INCOME FUND-CLASS B SHARES

                  NATIONS EQUITY INCOME FUND-INVESTOR N SHARES



                                                              Pilot Equity    Nations Equity
                                                               Income Fund      Income Fund       Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load (as a percentage of redemption           4.50%             None             None
         proceeds)* .....................................
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees (after waivers or reimbursements)**.         0.50%            0.68%             0.68%
     12b-1 Fees..........................................         1.00%            0.75%             0.75%
     Other Expenses (after waivers or reimbursements) ...         0.23%            0.21%             0.19%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)***................         1.73%            1.64%             1.62%
                                                                  ====             =====             ====

--------------------

      * Although Investor N Shares do not impose a contingent deferred sales charge, Pilot Shareholders will remain subject to the contingent deferred sales charge structure applicable to their Class B shares originally purchased.

     ** Management Fees (before waivers or reimbursements) would be: 0.75% for Pilot Equity Income Fund.

    *** Total Fund Operating Expenses (before waivers or reimbursements) would be: 1.98% for Pilot Equity Income Fund.



Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                           Pilot Equity      Nations Equity
                                                           Income Fund        Income Fund        Pro Forma
1 year ............................................         $   63             $   17           $   16
3 years ...........................................             89                 52               51
5 years ...........................................            119                 89               88
10 years ..........................................            204                194              192


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

                      PILOT EQUITY INCOME FUND-PILOT SHARES

                   NATIONS EQUITY INCOME FUND-PRIMARY A SHARES



                                                              Pilot Equity    Nations Equity
                                                               Income Fund      Income Fund       Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends  ..........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)*...         0.50%            0.68%             0.68%
     Other Expenses .....................................         0.23%            0.21%             0.19%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.73%            0.89%             0.87%
                                                                  ====             ====              ====


--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.75% for Pilot Equity Income Fund.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 0.98% for Pilot Equity Income Fund.


Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                           Pilot Equity      Nations Equity
                                                           Income Fund        Income Fund        Pro Forma
1 year ............................................          $   7              $   9            $   9
3 years ...........................................             23                 28               28
5 years ...........................................             41                 49               48
10 years ..........................................             91                110              107


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

                 PILOT INTERNATIONAL EQUITY FUND-CLASS A SHARES

               NATIONS INTERNATIONAL GROWTH FUND-INVESTOR A SHARES



                                                                  Pilot           Nations
                                                              International    International
                                                               Equity Fund      Growth Fund       Pro Forma

Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases
         (as a percentage of offering price) ............         4.50%             None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees.....................................         0.80%            0.90%             0.90%
     12b-1 Fees..........................................         0.25%            0.25%             0.25%
     Other Expenses .....................................         0.32%            0.22%             0.22%
                                                                  ----             ----              ----

Total Fund Operating Expenses............................         1.37%            1.37%             1.37%
                                                                  ====             =====             ====


--------------------

Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:





                                                              Pilot             Nations
                                                          International      International
                                                           Equity Fund        Growth Fund        Pro Forma

1 year ............................................         $   58             $   14           $   14
3 years ...........................................             86                 43               43
5 years ...........................................            117                 75               75
10 years ..........................................            202                165              165


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

                 PILOT INTERNATIONAL EQUITY FUND-CLASS B SHARES

               NATIONS INTERNATIONAL GROWTH FUND-INVESTOR N SHARES




                                                                  Pilot           Nations
                                                              International    International
                                                               Equity Fund      Growth Fund       Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases  ...........         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends............................         None              None             None
     Deferred Sales Load(as a percentage of redemption            4.50%             None             None
         proceeds)* .....................................
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees ....................................         0.80%            0.90%             0.90%
     12b-1 Fees..........................................         1.00%            1.00%             1.00%
     Other Expenses......................................         0.32%            0.22%             0.22%
                                                                  ----             ----              ----

Total Fund Operating Expenses............................         2.12%            2.12%             2.12%
                                                                  ====             ====              ====

--------------------


* Although Investor N Shares do not impose a contingent deferred sales charge, Pilot Shareholders will remain subject to the contingent deferred sales charge structure applicable to their Class B shares originally purchased.

Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:





                                                              Pilot             Nations
                                                          International      International
                                                           Equity Fund        Growth Fund        Pro Forma

1 year ............................................         $   67             $   22           $   22
3 years ...........................................            101                 66               66
5 years ...........................................            139                114              114
10 years ..........................................            245                245              245


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

                  PILOT INTERNATIONAL EQUITY FUND-PILOT SHARES

               NATIONS INTERNATIONAL GROWTH FUND-PRIMARY A SHARES




                                                                  Pilot           Nations
                                                              International    International
                                                               Equity Fund      Growth Fund       Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases.............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends............................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees.....................................         0.80%            0.90%             0.90%
     Other Expenses .....................................         0.32%            0.22%             0.22%
                                                                  ----             ----              ----

Total Fund Operating Expenses:                                    1.12%            1.12%             1.12%
                                                                  ====             ====              ====

--------------------


Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                              Pilot             Nations
                                                          International      International
                                                           Equity Fund        Growth Fund        Pro Forma

1 year ............................................         $   11             $   11           $   11
3 years ...........................................             36                 36               36
5 years ...........................................             62                 62               62
10 years ..........................................            136                136              136


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

              PILOT SHORT-TERM DIVERSIFIED ASSETS FUND-PILOT SHARES

                       NATIONS PRIME FUND-PRIMARY A SHARES




                                                                 Pilot
                                                               Short-Term      Nations Prime
                                                               Diversified         Fund           Pro Forma
                                                               Assets Fund
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends............................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)* ..         0.15%            0.16%             0.17%
     Other Expenses .....................................         0.16%            0.14%             0.13%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.31%            0.30%             0.30%
                                                                  ====             ====              ====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.20% and 0.20% for Nations Prime Fund and Pro Forma, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 0.34% and 0.33% for Nations Prime Fund and Pro
         Forma, respectively.




Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                         Pilot Short-Term
                                                           Diversified       Nations Prime
                                                            Assets Fund           Fund           Pro Forma

1 year ............................................          $   3              $   3            $   3
3 years ...........................................             10                 10               10
5 years ...........................................             17                 17               17
10 years ..........................................             39                 38               38


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

            PILOT SHORT-TERM DIVERSIFIED ASSETS FUND-INVESTOR SHARES

                         NATIONS PRIME FUND-DAILY SHARES




                                                                 Pilot
                                                               Short-Term      Nations Prime
                                                               Diversified         Fund           Pro Forma
                                                               Assets Fund

Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases  ...........         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees (after waivers or reimbursements)* .         0.15%            0.16%             0.17%
     12b-1 Fees..........................................         0.50%            0.50%             0.50%
     Other Expenses......................................         0.16%            0.14%             0.13%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.81%            0.80%             0.80%
                                                                  ====             ====              ====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.20% and 0.20% for Nations Prime Fund and Pro Forma, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) woul be: 0.84% and 0.83% for Nations Prime Fund and Pro
         Forma, respectively.




Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                         Pilot Short-Term
                                                           Diversified       Nations Prime
                                                           Assets Fund            Fund           Pro Forma
1 year ............................................          $   8              $   8            $   8
3 years ...........................................             26                 26               26
5 years ...........................................             45                 44               44
10 years ..........................................            100                 99               99


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

         PILOT SHORT-TERM DIVERSIFIED ASSETS FUND-ADMINISTRATION SHARES

                      NATIONS PRIME FUND-INVESTOR B SHARES




                                                                 Pilot
                                                               Short-Term      Nations Prime
                                                               Diversified         Fund           Pro Forma
                                                               Assets Fund
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees (after waivers or reimbursements)*..         0.15%            0.16%             0.17%
     12b-1 Fees..........................................         0.25%            0.25%             0.25%
     Other Expenses......................................         0.16%            0.14%             0.13%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.56%            0.55%             0.55%
                                                                  ====             ====              ====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.20% and 0.20% for Nations Prime Fund and Pro Forma, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 0.59% and 0.58% for Nations Prime Fund and Pro
         Forma, respectively.



Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                         Pilot Short-Term
                                                           Diversified       Nations Prime
                                                           Assets Fund            Fund           Pro Forma

1 year ............................................          $   6              $   6            $   6
3 years ...........................................             18                 18               18
5 years ...........................................             31                 31               31
10 years ..........................................             70                 69               69


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

                PILOT SHORT-TERM U.S. TREASURY FUND-PILOT SHARES

                     NATIONS TREASURY FUND-PRIMARY A SHARES

                                                                  Pilot
                                                               Short-Term         Nations
                                                             U.S. Treasury     Treasury Fund      Pro Forma
                                                                  Fund
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load  ...............................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)*...         0.15%            0.16%             0.17%
     Other Expenses .....................................         0.18%            0.14%             0.13%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.33%            0.30%             0.30%
                                                                  ====             ====              ====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.20% and 0.20% for Nations Treasury Fund and Pro Forma, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 0.34% and 0.33% for Nations Treasury Fund and
         Pro Forma, respectively.




Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                         Pilot Short-Term
                                                          U.S. Treasury         Nations
                                                               Fund          Treasury Fund       Pro Forma
1 year ............................................          $   3              $   3            $   3
3 years ...........................................             11                 10               10
5 years ...........................................             19                 17               17
10 years ..........................................             42                 38               38


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

               PILOT SHORT-TERM U.S. TREASURY FUND-INVESTOR SHARES

                       NATIONS TREASURY FUND-DAILY SHARES




                                                                  Pilot
                                                               Short-Term         Nations
                                                             U.S. Treasury     Treasury Fund      Pro Forma
                                                                  Fund
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)* ..         0.15%            0.16%             0.17%
     12b-1 Fees..........................................         0.50%            0.50%             0.50%
     Other Expenses .....................................         0.18%            0.14%             0.13%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.83%            0.80%             0.80%
                                                                  ====             ====              ====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.20% and 0.20% for Nations Treasury Fund and Pro Forma, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 0.84% and 0.83% for Nations Treasury Fund and
         Pro Forma, respectively.

Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                         Pilot Short-Term
                                                          U.S. Treasury         Nations
                                                               Fund          Treasury Fund       Pro Forma
1 year ............................................          $   8              $   8            $   8
3 years ...........................................             26                 26               26
5 years ...........................................             46                 44               44
10 years ..........................................            103                 99               99


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

           PILOT SHORT-TERM U.S. TREASURY FUND-ADMINISTRATION SHARES

                     NATIONS TREASURY FUND-INVESTOR B SHARES



                                                                 Pilot
                                                               Short-Term         Nations
                                                             U.S. Treasury     Treasury Fund      Pro Forma
                                                                  Fund
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends............................         None              None             None
     Deferred Sales Load.................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)* ..         0.15%            0.16%             0.17%
     12b-1 Fees..........................................         0.25%            0.25%             0.25%
     Other Expenses .....................................         0.18%            0.14%             0.13%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.58%            0.55%             0.55%
                                                                  ====             ====              ====


--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.20% and 0.20% for Nations Treasury Fund and Pro Forma, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 0.59% and 0.58% for Nations Treasury Fund and
         Pro Forma, respectively.




Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                         Pilot Short-Term
                                                          U.S. Treasury         Nations
                                                               Fund          Treasury Fund       Pro Forma
1 year ............................................          $   6              $   6            $   6
3 years ...........................................             19                 18               18
5 years ...........................................             32                 31               31
10 years ..........................................             73                 69               69


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

              PILOT SMALL CAPITALIZATION EQUITY FUND-CLASS A SHARES

               NATIONS SMALL COMPANY GROWTH FUND-INVESTOR A SHARES


                                                               Pilot Small     Nations Small
                                                             Capitalization   Company Growth
                                                               Equity Fund         Fund           Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases
         (as a percentage of offering price) ............         4.50%             None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends  ..........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees (after waivers or reimbursements)*..         0.75%            0.75%             0.75%
     12b-1 Fees..........................................         0.25%            0.25%             0.25%
     Other Expenses......................................         0.20%            0.20%             0.20%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         1.20%            1.20%             1.20%
                                                                  ====             ====              ====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 1.00%, 1.00% and 1.00%, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 1.56%, 1.45% and 1.45%, respectively.




Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:





                                                           Pilot Small       Nations Small
                                                          Capitalization    Company Growth
                                                           Equity Fund            Fund           Pro Forma
1 year ............................................         $   57             $   12           $   12
3 years ...........................................             81                 38               38
5 years ...........................................            108                 66               66
10 years ..........................................            184                145              145


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

              PILOT SMALL CAPITALIZATION EQUITY FUND-CLASS B SHARES

               NATIONS SMALL COMPANY GROWTH FUND-INVESTOR N SHARES


                                                               Pilot Small     Nations Small
                                                             Capitalization   Company Growth
                                                               Equity Fund         Fund           Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load (as a percentage of redemption           4.50%             None             None
         proceeds)* .....................................
     Redemption Fees ....................................          None             None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees (after waivers or reimbursements)**          0.75%            0.75%             0.75%
     12b-1 Fees..........................................         1.00%            0.75%             0.75%
     Other Expenses......................................         0.20%            0.20%             0.20%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)***................         1.95%            1.70%             1.70%
                                                                  ====             ====              ====

--------------------


      * Although Investor N Shares do not impose a contingent deferred sales charge, Pilot Shareholders will remain subject to the contingent deferred sales charge structure applicable to their Class B shares originally purchased.

     ** Management Fees (before waivers or reimbursements) would be: 1.00%, 1.00% and 1.00%, respectively.

    *** Total Fund Operating Expenses (before waivers or reimbursements) would be: 2.31%, 1.95% and 1.95%, respectively.

Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                           Pilot Small       Nations Small
                                                          Capitalization    Company Growth
                                                           Equity Fund            Fund           Pro Forma
1 year ............................................         $   65             $   17           $   17
3 years ...........................................             96                 54               54
5 years ...........................................            130                 92               92
10 years ..........................................            227                201              201


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

               PILOT SMALL CAPITALIZATION EQUITY FUND-PILOT SHARES

               NATIONS SMALL COMPANY GROWTH FUND-PRIMARY A SHARES



                                                               Pilot Small     Nations Small
                                                             Capitalization   Company Growth
                                                               Equity Fund         Fund           Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)*...         0.75%            0.75%             0.75%
     Other Expenses .....................................         0.20%            0.20%             0.20%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.95%            0.95%             0.95%
                                                                  ====             ====              ====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 1.00%, 1.00% and 1.00%, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 1.31%, 1.20% and 1.20%, respectively.


Example:*

         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:


                                                           Pilot Small       Nations Small
                                                          Capitalization    Company Growth
                                                           Equity Fund            Fund           Pro Forma
1 year ............................................         $   10             $   10           $   10
3 years ...........................................             30                 30               30
5 years ...........................................             53                 53               53
10 years ..........................................            117                117              117


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

              PILOT U.S. GOVERNMENT SECURITIES FUND-CLASS A SHARES

               NATIONS U.S. GOVERNMENT BOND FUND-INVESTOR A SHARES



                                                               Pilot U.S.      Nations U.S.
                                                               Government       Government
                                                             Securities Fund     Bond Fund        Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases
         (as a percentage of offering price) ............         4.50%             None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends............................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)*...         0.40%            0.40%             0.40%
     12b-1 Fees..........................................         0.25%            0.25%             0.25%
     Other Expenses .....................................         0.21%            0.20%             0.20%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.86%            0.85%             0.85%
                                                                  ====             ====              ====


--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.55%, 0.60% and 0.60%, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 1.01%, 1.05% and 1.05%, respectively.

Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:




                                                            Pilot U.S.        Nations U.S.
                                                            Government      Government Bond
                                                         Securities Fund          Fund           Pro Forma
1 year ............................................         $   53              $   9            $   9
3 years ...........................................             71                 27               27
5 years ...........................................             91                 47               47
10 years ..........................................            146                105              105


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

              PILOT U.S. GOVERNMENT SECURITIES FUND-CLASS B SHARES

               NATIONS U.S. GOVERNMENT BOND FUND-INVESTOR N SHARES


                                                               Pilot U.S.      Nations U.S.
                                                               Government       Government
                                                             Securities Fund     Bond Fund        Pro Forma
Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends ...........................         None              None             None
     Deferred Sales Load (as a percentage of redemption           4.50%             None             None
         proceeds)* .....................................
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)**..         0.40%            0.40%             0.40%
     12b-1 Fees..........................................         1.00%            0.65%             0.65%
     Other Expenses .....................................         0.21%            0.20%             0.20%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)***................         1.61%            1.25%             1.25%
                                                                  ====             ====              ====


--------------------


      * Although Investor N Shares do not impose a contingent deferred sales charge, Pilot Shareholders will remain subject to the contingent deferred sales charge structure applicable to their Class B shares originally purchased.

     ** Management Fees (before waivers or reimbursements) would be: 0.55%, 0.60% and 0.60%, respectively.

    *** Total Fund Operating Expenses (before waivers or reimbursements) would be: 1.76%, 1.45% and 1.45%, respectively.


Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:





                                                            Pilot U.S.        Nations U.S.
                                                            Government      Government Bond
                                                         Securities Fund          Fund           Pro Forma
1 year ............................................         $   61             $   13           $   13
3 years ...........................................             86                 40               40
5 years ...........................................            113                 69               69
10 years ..........................................            191                151              151


--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

               PILOT U.S. GOVERNMENT SECURITIES FUND-PILOT SHARES

               NATIONS U.S. GOVERNMENT BOND FUND-PRIMARY A SHARES




                                                               Pilot U.S.      Nations U.S.
                                                               Government       Government
                                                             Securities Fund     Bond Fund        Pro Forma

Shareholder Transaction Expenses:
     Maximum Sales Load Imposed on Purchases ............         None              None             None
     Maximum Sales Load Imposed on
         Reinvested Dividends  ..........................         None              None             None
     Deferred Sales Load ................................         None              None             None
     Redemption Fees ....................................         None              None             None
     Exchange Fee .......................................         None              None             None

Annual Fund Operating Expenses:
     (as a percentage of average net assets)
     Management Fees(after waivers or reimbursements)*...         0.40%            0.40%             0.40%
     Other Expenses .....................................         0.21%            0.20%             0.20%
                                                                  ----             ----              ----

Total Fund Operating Expenses:
     (after waivers or reimbursements)**.................         0.61%            0.60%             0.60%
                                                                  =====            =====             =====

--------------------


      * Management Fees (before waivers or reimbursements) would be: 0.55%, 0.60% and 0.60%, respectively.

     ** Total Fund Operating Expenses (before waivers or reimbursements) would be: 0.76%, 0.80% and 0.80%, respectively.


Example:*


         You would pay the following expenses on a $1,000  investment,  assuming
(1) 5% gross annual return and (2) redemption at the end of each time period:




                                                            Pilot U.S.        Nations U.S.
                                                            Government      Government Bond
                                                         Securities Fund          Fund           Pro Forma
1 year ............................................          $   6              $   6            $   6
3 years ...........................................             20                 19               19
5 years ...........................................             34                 33               33
10 years ..........................................             76                 75               75

--------------------

* This example should not be considered a representation of future expenses which may be more or less than those shown. The assumed 5% annual return is hypothetical and should not be considered a representation of past or future annual return; actual return may be greater or less than the assumed amount.

The purpose of the foregoing tables is to assist an investor in understanding the various costs and expenses that an investor in the fund will bear directly or indirectly.

                                  APPENDIX III


      Investment Objectives, Limitations and Certain Significant Investment
          Policies of the Operating Nations Funds and the Corresponding
                                   Pilot Funds

                 -----------------------------------------------

     This Appendix sets forth the investment objectives, fundamental and certain nonfundamental limitations and significant investment policies of the three Pilot Funds that will be reorganized into the three Operating Nations Funds, as well as the investment objectives, fundamental and nonfundamental limitations and significant investment policies of these Operating Nations Funds. The following is qualified in its entirety by the more detailed information included in the prospectuses and statements of additional information for the Operating Nations Funds and the corresponding Pilot Funds which are incorporated by reference in this Combined Proxy Statement/Prospectus.

             I. PILOT EQUITY INCOME FUND/NATIONS EQUITY INCOME FUND

A.  Investment Objectives.

     1. Pilot Equity Income Fund: to seek current income and, secondarily, capital appreciation through investments primarily in common stocks of above average financial quality and securities convertible into common stock.

     2. Nations Equity Income Fund: to seek current income and growth of capital by investing primarily in companies with above average dividend yields.

     Comment:

         Both Funds invest primarily in equity securities which are typically common stocks, preferred stocks and debt securities that are convertible into common stocks (though the emphasis for both Funds is common stocks).

         The Pilot Equity Income Fund will, under normal market conditions, invest at least 65% of its total assets in equity securities that are believed by the investment adviser to demonstrate sound management, future growth potential and the ability to pay dividends. The Fund will attempt to achieve a yield that is greater than the published composite yield of the securities comprising the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index").


                                     III-1

         Similarly, Nations Equity Income Fund will, under normal circumstances, invest at least 65% of its assets in income-producing common stocks, including securities convertible into or ultimately exchangeable for common stock (i.e., convertible bonds or convertible preferred stock), whose prospects for dividend growth and capital appreciation are considered favorable by the investment adviser. The securities held by the Fund generally will be listed on a national exchange or, if not so listed, will usually have an established over-the-counter market. The Fund's investment program seeks to produce returns in excess of the S&P 500 Index on a comparable risk basis by generally purchasing equity securities that: (i) are income producing; (ii) appear undervalued relative to the S&P 500 Index on a risk adjusted basis; (iii) have favorable trends in personal stock ownership by the underlying company's officers and/or directors.

         Both Funds may invest in other types of securities in order to maintain adequate liquidity for redemption requests, other cash management needs, or for temporary purposes. The investments that the Funds may purchase include: Shares of other mutual funds, repurchase agreements, commercial paper, short-term U.S. dollar-denominated obligations of foreign banks (including domestic branches), U.S. Government obligations, floating- and variable-rate instruments, fixed income securities, preferred stocks, warrants, futures, options, investment grade debt securities (i.e., securities rated in the top four investment categories by Standard & Poor's or Moody's Investor Services, or if not rated, are of equivalent investment quality).


                    II. PILOT SHORT-TERM U.S. TREASURY FUND/
                              NATIONS TREASURY FUND

A.  Investment Objectives.

     1. Pilot Short-Term U.S. Treasury Fund: to maximize current income to the extent consistent with the preservation of capital and the maintenance of liquidity by investing exclusively in high quality money market instruments.

     2. Nations Treasury Fund: the maximization of current income to the extent consistent with the preservation of capital and maintenance of liquidity.

     Comment: Each of these Funds is a money market fund and seeks to maintain a net asset value of $1.00 per share, although there is no assurance that they will be able to do so. The Pilot Short-Term U.S. Treasury Fund and Nations Treasury Fund generally invest in securities issued or guaranteed by the U.S. Treasury and other high quality money market instruments. Under normal circumstances it is the intention of the Pilot Short-Term U.S. Treasury Fund to invest at least 90% of its total assets in securities issued or guaranteed by the U.S. Treasury and repurchase agreements relating to such securities. Under normal market conditions, Nations Treasury Fund invests at least 65% of its total assets in U.S. Treasury bills, notes and bonds and other instruments issued directly by the U.S. Government and in repurchase agreements secured by
such  obligations.   The  Funds
                                     III-2
also may invest in other U.S. Government obligations, variable- or floating-rate obligations, certain municipal securities, U.S. dollar-denominated obligations of domestic and foreign banks, Shares of other investment companies, forward commitments and when-issued securities, and certain repurchase agreements.

     Each Fund is a money market fund and, in accordance with Rule 2a-7 under the 1940 Act, may invest in instruments with remaining maturities not exceeding 13 months, and the Funds' dollar-weighted average portfolio maturity must not exceed 90 days. As provided for and defined in Rule 2a-7, each Fund may only purchase "Eligible Securities" and only if, immediately after such purchase: the Fund would have no more than 5% of its total assets in "First Tier Securities" of any one issuer, excluding government securities and except as otherwise permitted for temporary purposes and for certain guarantees and unconditional puts; the Fund would own no more than 10% of the voting securities of any one issuer; the Fund would have no more than 5% of its total assets in "Second Tier Securities"; and the Fund would have no more than the greater of $1 million or 1% of its total assets in "Second Tier Securities" of any one issuer.


                 III. PILOT SHORT-TERM DIVERSIFIED ASSETS FUND/
                               NATIONS PRIME FUND

A.  Investment Objectives.

     1. Pilot Short-Term Diversified Assets Fund: to maximize current income to the extent consistent with the preservation of capital and the maintenance of liquidity by investing exclusively in high quality money market instruments.

     2. Nations Prime Fund: to seek the maximization of current income to the extent consistent with the preservation of capital and the maintenance of liquidity.

     Comment: Each of these Funds is a money market fund and seek to maintain a net asset value of $1.00 per share, although there is no assurance that they will be able to do so. The Pilot Short-Term Diversified Assets Fund pursues its objective by investing in a broad range of government, bank and corporate obligations, both rated and unrated asset backed securities, participation interests and repurchase agreements. Nations Prime Fund invests in U.S. Treasury bills, notes, bonds and other instruments issued directly by the U.S. Government, other obligations issued or guaranteed as to payment of principal and interest by the U.S. Government, its agencies or instrumentalities. The Nations Prime Fund also may invest in high quality short-term taxable obligations issued by state and local governments, guaranteed investment contracts and in instruments issued by certain trusts, partnerships or other special purpose issuers, including pass-through certificates representing participations in, or debt instruments backed by, the securities and other assets owned by such issuers.


                                     III-3

     However, unlike Nations Prime Fund the Pilot Short-Term Diversified Assets Fund concentrates in the banking industry by investing 25% or more of the value of its total assets in bank obligations.

     The Funds also may invest in other U.S. Government obligations, commercial paper, certain asset-backed securities, variable- or floating-rate obligations, certain municipal securities, U.S. dollar-denominated obligations of domestic and foreign banks, Shares of other investment companies, forward commitments and when-issued securities, and certain repurchase agreements.

     Each Fund is a money market fund and, in accordance with Rule 2a-7 under the 1940 Act, may invest in instruments with remaining maturities not exceeding 13 months, and the Funds' dollar-weighted average portfolio maturity must not exceed 90 days. As provided for and defined in Rule 2a-7, each Fund may only purchase "Eligible Securities" and only if, immediately after such purchase: the Fund would have no more than 5% of its total assets in "First Tier Securities" of any one issuer, excluding government securities and except as otherwise permitted for temporary purposes and for certain guarantees and unconditional puts; the Fund would own no more than 10% of the voting securities of any one issuer; the Fund would have no more than 5% of its total assets in "Second Tier Securities"; and the Fund would have no more than the greater of $1 million or 1% of its total assets in "Second Tier Securities" of any one issuer.

                                     III-4

                                   APPENDIX IV


           Shareholder Transactions and Services of the Nations Funds
                        and the Corresponding Pilot Funds

                 -----------------------------------------------

     This Appendix compares the shareholder transactions and services of the Pilot Funds and the corresponding Nations Funds. The following is qualified in its entirety by the more detailed information included in the prospectuses for the Pilot Funds and Nations Funds which are incorporated by reference in this Combined Proxy Statement/Prospectus. Unless otherwise indicated, terms used herein and not otherwise defined have the same meanings as are given to them in such prospectuses.


I. Pilot Funds - Class A Shares (Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Small Capitalization Equity Fund and Pilot U.S. Government Securities Fund).

     Corresponding Nations Funds - Investor A Shares (Nations Equity Income Fund, Nations International Growth Fund, Nations Small Company Growth Fund and Nations U.S. Government Bond Fund).

     A.  Sales Charges and Exemptions

     The front-end sales charge on purchases of Class A Shares of the Pilot Funds* varies with the size of the purchase made according to the following schedule:

                                                                 Front-End Sales Charge
                                                                   As A Percentage of:

                                                                                  Dealer Re-Allowance
                                                     Public                       As A Percentage of
                                                 Offering Price  Net Asset Value  Offering Price
Amount of Investment
Less than $100,000..........................         4.50%            4.71%               4.00%
$100,000 but less than $250,000.............         3.75%            3.90%               3.25%




$250,000 but less than $500,000.............         3.00%            3.09%               2.50%
$500,000 but less than $1,000,000...........         2.00%            2.04%               1.75%
$1,000,000 but less than $2,500,000.........         1.00%            1.01%               0.90%
$2,5000,000 and greater.....................          None            None                 None


--------------------
*In certain circumstances or for certain individuals or entities, the front-end sales charge for Class A Shares of the Pilot Funds may be waived either because of the nature of the investor or the reduced sales efforts required to attract such investments.

There is no front-end sales charge on Investor A Shares of the Nations Funds.

     B.  Purchase Policies



                                        Nations Funds                          Pilot Funds


Minimum  initial investment             $1,000 for a regular account; $500     $1,000 for a regular account; $100
                                        for IRA investors; $250 for            for the Automatic Investment Plan;
                                        non-working spousal IRAs; and $100     $500 for employee-regular accounts;
                                        for investors participating in the     $100 form employee-Automatic
                                        Systematic Investment Plan; no         Investment Plan; $500 for
                                        minimum investment for 401(k) plans,   tax-sheltered retirement plans;
                                        simplified employee pension plans      $1,000 for exchange transactions.
                                        ("SEPs"), salary
                                        reduction-simplified employee
                                        pension plans ("SAR-SEPs") or salary
                                        reduction-IRAs ("SAR-IRAs).*

Minimum subsequent investments          $100; $25 for subsequent investments   $100 for a regular account; $100 for
                                        made through the Systematic            the Automatic Investment Plan; $100
                                        Investment Plan.                       for employee-regular accounts; $50
                                                                               form employee-Automatic Investment Plan; $50 for
                                                                               tax-sheltered retirement plans; $500 for exchange
                                                                               transactions.

Purchase methods                        Through Servicing Agents, Selling      Through BISYS Fund Services in
                                        Agents, a Nations Fund                 person; by mail; by wire;

                                        Personal Investment Planner account;   by Automatic Investment
                                        by mail; by wire; by                   Plan; by telephone.
                                        telephone.



*The assets of such plans must reach an asset value of $1,000 ($500 for SEPs, SAR-SEPs and SAR-IRAs) within one year of the account open date. If the assets of such plans do not reach the minimum asset size within one year, Nations reserves the right to redeem the Shares held by such plans on 60 days' written notice.

         C.  Redemption Procedures



                                        Nations Funds                          Pilot Funds

Through an authorized selling or        Yes                                    Yes
servicing agent
By mail                                 Yes                                    Yes
By telephone                            Yes                                    Yes
By wire                                 Yes                                    Yes
Check writing feature                   No                                     No
By automatic withdrawal plan            Yes (net asset value of account must   Yes (net asset value of account must
                                        be $10,000)                            be at least $5,000)


         Due to the high cost of maintaining fund accounts with small balances, Nations reserves the right to close a shareholder's account and send the shareholder the proceeds if the balance falls below $500. Share balances also may be redeemed at the direction of an agent pursuant to arrangements between the agent and its customers. Nations also may redeem Shares of the Nations Funds involuntarily or make payment for redemption in readily marketable securities or other property under certain circumstances in accordance with the 1940 Act.

         Pilot   similarly  may,   subject  to  certain   restrictions,   redeem
involuntarily, upon thirty days' written notice, Shares of a shareholder whose account decreases to a value below $1,000.

         D.       Additional Shareholder Services



                                        Nations Funds                          Pilot Fund

Systematic/automatic investment plan    Yes (in any amount from $25 to         Yes (minimum amount $100)
                                        $100,000)




Cross reinvestment privilege            No                                     Yes*
Reinstatement privilege                 Yes**                                  Yes***



* A shareholder's dividends', capital gains distributions, or both, may be automatically reinvested in Shares of any other fund or any of the Pilot's other investment portfolios.

** Within 120 days of a redemption, a shareholder may reinvest a portion of the proceeds of such redemption in Investor A Shares of the same fund. The amount reinvested is limited to an amount up to, but not exceeding, the redemption proceeds (or to the nearest full share if fractional Shares are not purchased). A reinstatement request must be submitted within 120 days after the redemption.

*** May be used once annually. A reinstatement request must be submitted within 90 days after the redemption. Class A Shareholders may reinvest all or a portion of the redemption proceeds (plus the amount necessary to acquire a fractional share to round off the purchase to the nearest full share) in Class A Shares of any other fund without paying a sales load.


         E.       Share Exchanges



                                        Nations Funds                          Pilot Funds
By mail                                 Yes                                    Yes
By telephone                            Yes                                    Yes
Minimum                                 The  Investor  A Shares  exchanged     $1,000 for initial exchange;
                                        must have a current  value of at least $100 minimum  for subsequent
                                        $1,000                                 exchanges

Automatic exchange feature              Yes.  A shareholder may                No
                                        automatically exchange at least $25
                                        on a monthly or quarterly basis


                  Class A Shares of a Pilot fund may be exchanged for Class A Shares of any other Pilot fund. Class A Shares purchased with a front-end sales charge may be exchanged without the need to pay any additional front-end sales charge on the Shares acquired through the exchange. If a shareholder has a qualified trust, agency or custodian account with Boatmen's or its affiliates, and the Shares are held in that account, the shareholder may also exchange your current Class A Shares of a Pilot fund for Pilot Shares in the same Pilot fund. Exchanges are subject to the minimum investment requirements imposed.

                  Investor A Shares of a Nations Fund may be exchanged for Investor A Shares of any other Nations fund. Exchanges are subject to the minimum investment requirements imposed.

II. Pilot Funds - Class B Shares (Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Small Capitalization Equity Fund and Pilot U.S. Government Securities Fund).

     Corresponding Nations Funds - Investor N Shares (Nations Equity Income Fund, Nations International Growth Fund, Nations Small Company Growth Fund and Nations U.S. Government Bond Fund).

     A.  Sales Charges and Exemptions

     The contingent-deferred sales charge on purchases of Class B Shares of the Pilot Funds* varies with the number of years elapsed since purchase according to the following schedule:


                                                  Contingent Deferred Sales
                                                  Charge (as a percentage
                                                  of dollar amount subject to
                                                  the charge
Number of Years Elapsed Since Purchase

One................................................    4.50%

Two................................................    4.00%

Three..............................................    3.50%

Four...............................................    3.00%

Five...............................................    2.50%

Six................................................    1.75%

After Six Years....................................    None

     There is no contingent-deferred sales charge on Investor N Shares of the Nations Funds, however, after the Reorganization, former Pilot Fund shareholders will remain subject to the contingent deferred sales charges applicable as listed above. Former Pilot Fund Shareholders will receive credit for the period of time that they held their Class B Shares. .

     B.  Purchase Policies


                                        Nations Funds                          Pilot Funds
Minimum initial investment              $1,000 for a regular account; $500     $1,000 for a regular account; $100
                                        for IRA investors; $250 for            for the Automatic Investment Plan;
                                        non-working spousal IRAs; and $100     $500 for employee-regular accounts;
                                        for investors participating in the     $100 form employee-Automatic
                                        Systematic Investment Plan; no         Investment Plan; $500 for
                                        minimum investment for 401(k) plans,   tax-sheltered retirement plans;
                                        simplified employee pension plans      $1,000 for exchange transactions.
                                        ("SEPs"), salary
                                        reduction-simplified employee
                                        pension plans ("SAR-SEPs") or salary
                                        reduction-IRAs ("SAR-IRAs).*

Minimum subsequent investments          $100; $25 for subsequent investments   $100 for a regular account; $100 for
                                        made through the Systematic            the Automatic Investment Plan; $100
                                        Investment Plan.                       for employee-regular accounts; $50
                                                                               form employee-Automatic
                                                                               Investment Plan;
                                                                               $50 for tax-sheltered
                                                                               retirement plans; $500 for
                                                                               exchange transactions.

Purchase methods                        Through Servicing Agents, Selling      Through BISYS Fund Services in
                                        Agents; by mail; by wire; by           person; by mail; by wire; by
                                        telephone.                             Automatic Investment Plan; by
                                                                               telephone.




*The assets of such plans must reach an asset value of $1,000 ($500 for SEPs, SAR-SEPs and SAR-IRAs) within one year of the account open date. If the assets of such plans do not reach the minimum asset size within one year, Nations reserves the right to redeem the Shares held by such plans on 60 days' written notice.

         C.  Redemption Procedures




                                        Nations Funds                          Pilot Funds
Through an authorized selling or        Yes                                    Yes
servicing agent
By mail                                 Yes                                    Yes


By telephone                            Yes                                    Yes
By wire                                 Yes                                    Yes
Check writing feature                   No                                     No
By automatic withdrawal plan            Yes (net asset value of account must   Yes (net asset value of account must
                                        be $10,000 or more)                    be at least $5,000)


         Due to the high cost of maintaining Fund accounts with small balances, Nations reserves the right to close a shareholder's account and send the shareholder the proceeds if the balance falls below $500. Share balances also may be redeemed at the direction of an agent pursuant to arrangements between the agent and its customers. Nations also may redeem Shares of the Nations Funds involuntarily or make payment for redemption in readily marketable securities or other property under certain circumstances in accordance with the 1940 Act.

         Pilot   similarly  may,   subject  to  certain   restrictions,   redeem
involuntarily, upon thirty days' written notice, Shares of a shareholder whose account decreases to a value below $1,000.


         D.       Additional Shareholder Services


                                        Nations Funds                          Pilot Funds

Systematic/automatic investment plan    Yes (in any amount from $25 to         Yes (minimum amount $100)
                                        $100,000)
Cross reinvestment privilege            No                                     Yes*
Reinstatement privilege                 Yes**                                  No


* A shareholder's dividends, capital gains distributions, or both, may be automatically reinvested in Shares of any other fund or any of the Pilot's other investment portfolios.

** Within 120 days of a redemption, may reinvest a portion of the proceeds of such redemption in Investor A Shares of the same fund at the net asset value next determined after a reinstatement request is received by the Transfer Agent, together with the proceeds. The amount reinvested is limited to an amount up to, but not exceeding, the redemption proceeds (or to the nearest full share if fractional Shares are not purchased).


         E.       Share Exchanges

                       Nations Funds                Pilot Funds


By mail                Yes                           Yes

By telephone           Yes                            Yes

Minimum                The Investor N Shares        $1,000 for initial exchange;
                       exchanged must have          $100 minimum for
                       a current value of at least  subsequent exchanges
                       $1,000

Automatic exchange     No                            No
feature



                  Class B Shares of a Pilot  fund may be  exchanged  for Class B
Shares of any other Pilot fund. Class B Shares may be exchanged without the payment of any contingent-deferred sales charge at the time the exchange is made. In determining the holding period for calculating the contingent-deferred sales charge payable on redemption of Class B Shares, the holding period of the Shares originally held will be added to the holding period of the Shares acquired through exchange. Exchanges are subject to the minimum investment requirements imposed.

         Investor N Shares of a Nations fund may be exchanged for Investor N Shares of any other Nations fund (except Nations Short-Term Income Fund and Nations Short-Term Municipal Income Fund), Investor A Shares of the Nations Short-Term Income Fund or Nations Short-Term Municipal Income Fund, or Investor C Shares of a Nations money market fund. Exchanges are subject to the minimum investment requirements imposed.

III. Pilot Funds - Pilot Shares (Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Short-Term Diversified Assets Fund, Pilot Short-Term Treasury Fund, Pilot Small Capitalization Equity Fund and Pilot U.S. Government Securities Fund).

         Corresponding Nations Funds - Primary A Shares (Nations Equity Income Fund, Nations International Growth Fund, Nations Prime Fund, Nations Small Company Growth Fund, Nations Treasury Fund and Nations U.S. Government Bond
Fund).

     A.  Sales Charges and Exemptions

     There is no front-end or contingent-deferred sales charge on the Pilot Shares of the Pilot Funds.

     There is no front-end or contingent-deferred sales charge on the Primary A Shares of the Nations Funds.

     B.  Purchase Policies



                                        Nations Funds                          Pilot Funds

Minimum  initial investment             $500,000 for each record holder        $500,000 (except for the money
                                                                               market funds, in which case there is
                                                                               no minimum)

Minimum subsequent investments          None                                   None

Purchase methods                        Primary A Shares may be sold to        Institutions may place orders
                                        NationsBank and its affiliates         through the Pilot Funds' transfer
                                        acting on behalf of bona fide trust    agent.
                                        customers.  Primary A Shares also
                                        may be sold to employee benefit
                                        plans, charitable foundations,
                                        endowments and to other funds in the
                                        Nations Fund family.



         C.  Redemption Procedures

                                        Nations Funds             Pilot Funds

Through the transfer agent              Yes                       Yes
By telephone                            Yes                       Yes
By wire                                 Yes                       Yes
Check writing                           No                        Yes

         Due to the high cost of maintaining fund accounts with small balances, Nations reserves the right to close a shareholder's account and send the shareholder the proceeds if the balance falls below $500. Share balances also may be redeemed at the direction of an agent pursuant to arrangements between the agent and its customers. Nations also may redeem Shares of the Nations Funds involuntarily or make payment for redemption in readily marketable securities or other property under certain circumstances in accordance with the 1940 Act.

         D.       Additional Shareholder Services

None.

         E.       Share Exchanges

                                        Nations Funds             Pilot Funds

By mail                                 Yes                       Yes
By telephone                            Yes                       Yes
Minimum                                 None                      None

                  Pilot Shares may be exchanged for Class A Shares of the same Pilot Fund without payment of a sales charge in connection with the distribution of assets held in a qualified trust, agency or custodial account maintained with Boatmen's or its affiliates. Pilot Shares of a Pilot fund may also be exchanged for Pilot Shares of any of the other investment portfolios of the Pilot Funds.

                  Primary A Shares of a Nations fund may be exchanged for Primary A Shares of any other Nations fund. Exchanges are subject to the minimum investment requirements imposed.

IV. Pilot Funds - Investor Shares (Pilot Short-Term Diversified Assets Fund, Pilot Short-Term Treasury Fund).

     Corresponding Nations Funds - Daily Shares (Nations Prime Fund, Nations Treasury Fund).

     A.  Sales Charges and Exemptions

     There is no front-end or contingent-deferred sales charge on the Investor Shares of the Pilot Funds.

     There is no front-end or contingent-deferred sales charge on the Daily Shares of the Nations Funds.

     B.  Purchase Policies



                                        Nations Funds                          Pilot Funds

Minimum initial investment              $1,000 for a regular account; $500     $1,000
                                        for IRA investors; $250 for
                                        non-working spousal IRAs;


                                        and $100 for investors participating
                                        in the Systematic Investment Plan; no
                                        minimum investment for 401(k) plans,
                                        simplified employee pension plans
                                        ("SEPs"), salary reduction-simplified
                                        employee pension plans ("SAR-SEPs") or
                                        salary reduction-IRAs ("SAR-IRAs).*

Minimum subsequent investments          $100; $25 for subsequent investments   $100 ($500 for subsequent
                                        made through the Systematic            investments made through the a
                                        Investment Plan.                       systematic investment plan; $50 for
                                                                               each subsequent investment made
                                                                               through the plan)

Purchase methods                        Through banks, broker-dealers or       Through a service organization,
                                        other financial institution, which     which includes Boatmen's, by
                                        includes NationsBank by wire or by     wiring funds to Pilot's Custodian.
                                        telephone.

         C.  Redemption Procedures


                                        Nations Funds                          Pilot Funds

Through an authorized selling or        Yes                                    Yes
servicing agent
By mail                                 Yes                                    Yes
By telephone                            Yes                                    Yes
By wire                                 Yes                                    Yes
Check writing feature                   No                                     No
By automatic withdrawal plan            Yes (net asset value of account must   Yes (net asset value of account must
                                        be $10,000 or more)                    be $10,000 or more)



         Due to the high cost of maintaining fund accounts with small balances, Nations reserves the right to close a shareholder's account and send the shareholder the proceeds if the balance falls below $500. Share balances also may be redeemed at the direction of an agent pursuant to arrangements between the agent and its customers. Nations also may redeem Shares of the Nations funds involuntarily or make payment for redemption in readily marketable securities or other property under certain circumstances in accordance with the 1940 Act.


         D.       Additional Shareholder Services


                                        Nations Funds              Pilot Funds

Reinstatement privilege                 Yes*                        No

* Within 120 days of a redemption, may reinvest a portion of the proceeds of such redemption in Investor A Shares of the same fund. The amount reinvested is limited to an amount up to, but not exceeding, the redemption proceeds (or to the nearest full share if fractional Shares are not purchased). A reinstatement request must be submitted within 120 days after the redemption.

         E.       Share Exchanges

                                        Nations Funds             Pilot Funds

By mail                                 Yes                       Yes
By telephone                            Yes                       Yes
Minimum                                 $1,000                    None

                  Investor Shares may be exchanged for Class B Shares of any other Pilot fund, at the net asset value plus any applicable sales charge. However, if a sales charge was previously paid on the investment represented by the exchanged Shares, the exchange will be made at net asset value. Investor Shares may also be exchanged for other Investor shares of the Pilot money market funds.

                  Daily Shares of a Nations Fund may be exchanged for Investor C Shares of non-money market Nations fund or Daily Shares of another Nations money market fund. Exchanges are subject to the minimum investment requirements imposed.


V. Pilot Funds - Administration Shares (Pilot Short-Term Diversified Assets Fund, Pilot Short-Term Treasury Fund).

         Corresponding Nations Funds - Investor B Shares (Nations Prime Fund, Nations Treasury Fund).

     A.  Sales Charges and Exemptions

     There  is  no  front-end  or   contingent-deferred   sales  charge  on  the
Administration Shares of the Pilot Funds.

     There is no front-end or contingent-deferred sales charge on the Investor B Shares of the Nations Funds.

     B.  Purchase Policies



                                        Nations Funds                          Pilot Funds

Minimum initial investment              $25,000                                $1,000

Minimum subsequent investments          $1,000; $500 for subsequent            $100 ($500 for subsequent
                                        investments made through the           investments made through the a
                                        Systematic Investment Plan.            systematic investment plan; $50 for
                                                                               each subsequent investment made
                                                                               through the plan)

Purchase methods                        Through banks, broker-dealers or       Through  a service organization,
                                        other financial institution, which     which includes Boatmen's, by wiring
                                        includes NationsBank by wire or by     funds to Pilot's Custodian.
                                        telephone.

         C.  Redemption Procedures



                                        Nations Funds                          Pilot Funds

Through an authorized selling or        Yes                                    Yes, if in accordance with the
servicing agent                                                                service organization account
By mail                                 Yes                                    Yes, if in accordance with the
                                                                               service organization account
By telephone                            Yes                                    Yes, if in accordance with the
                                                                               service organization account
By wire                                 No                                     Yes, if in accordance with the
                                                                               service organization account
Check writing feature                   Yes                                    No



By automatic withdrawal plan            Yes (net asset value of account must   Yes (net asset value of account must
                                        be $10,000 or more)                    be $10,000 or more)




         Due to the high cost of maintaining fund accounts with small balances, Nations reserves the right to close a shareholder's account and send the shareholder the proceeds if the balance falls below $500. Share balances also may be redeemed at the direction of an agent pursuant to arrangements between the agent and its customers. Nations also may redeem Shares of the Nations funds involuntarily or make payment for redemption in readily marketable securities or other property under certain circumstances in accordance with the 1940 Act.


         D.       Additional Shareholder Services



                                        Nations Funds                          Pilot Funds
Systematic investment plan              Yes (In any amount from $500)          Yes ($500 initial investment and $50
                                                                               for any subsequent investment)

         E.       Share Exchanges

                                        Nations Funds             Pilot Funds

By mail                                 Yes                       Yes
By telephone                            Yes                       Yes
Minimum                                 None                      None

                  Administration Shares may be exchanged for Class A Shares of any other Pilot fund, at the net asset value plus any applicable sales charge. However, if a sales charge was previously paid on the investment represented by the exchanged Shares, the exchange will be made at net asset value. Administration Shares can be exchanged for other Administration Shares of the Pilot money market funds.

                  Investor B Shares of a Nations Fund may be exchanged for Investor B Shares of money market Nations fund. Exchanges are subject to the minimum investment requirements imposed.


VI.  Dividends and Distributions

                  All Nations Funds and Pilot Funds distribute their net capital gains to shareholders at least annually. The following table shows the funds' policies concerning the declaration and payment of dividends from net investment income.

                  A.       Dividends Declared Daily/Paid Monthly

Pilot Fund                                   Nations Fund

Pilot Short-Term Diversified Assets Fund     Nations Prime Fund
Pilot U.S. Government Securities Fund        Nations U.S. Government Bond Fund
Pilot Short-Term U.S. Treasury Fund          Nations Treasury Fund

         B.  Dividends Declared Monthly/Paid Monthly

Pilot Fund                                           Nations Fund

Pilot Equity Income Fund                             None
Pilot Small Capitalization Equity Fund

         C.  Dividends Declared Quarterly/Paid Quarterly

Pilot Fund                               Nations Fund

None Nations Equity Income Fund Nations Small Company Growth Fund Nations International Growth Fund

         D.  Dividends Declared and Paid At Least Annually

Pilot Fund                                           Nations Fund

Pilot International Equity Fund                  None

               Statement of Additional Information
                      Dated March 22, 1997

                         The Pilot Funds
                        3435 Stelzer Road
                      Columbus, Ohio  43219
                         (800) 71-PILOT

                       Nations Fund, Inc.
                      One NationsBank Plaza
                      Charlotte, NC  28255
                         (800) 626-2275

  (April 21, 1997 Special Meeting of Shareholders of The Pilot
                             Funds)

    This Statement of Additional Information is not a prospectus but should be read in conjunction with the Combined Prospectus/Proxy Statement dated the date hereof, for the Special Meeting of Shareholders of Pilot to be held April 21, 1997. Copies of the Combined Prospectus/Proxy Statement may be obtained at no charge by writing or calling Pilot or Nations at the addresses or telephone numbers set forth above. Unless otherwise indicated, capitalized terms used herein and not otherwise defined have the same meanings as are given to them in the Combined Prospectus/Proxy Statement.

     Incorporation of Documents by Reference in Statement of
                     Additional Information

    Further information about the Investor A, Investor N and Primary A Shares of the Nations Equity Income Fund is contained in and incorporated herein by reference to the statement of additional information for Investor A, Investor N and Primary A Shares of the Nations Equity Income Fund dated July 31, 1996.

    Further information about the Primary B, Daily and Primary A Shares of the Nations Prime Fund and Nations Treasury Fund is contained in and incorporated herein by reference to the statement of additional information for the Primary B, Daily and Primary A Shares of the Nations Prime Fund and Nations Treasury Fund dated July 31, 1996.

    Information contained in said statements of additional information under is generally applicable with regard to the New
Nations Funds.

    The audited financial statements and related independent auditors' report for the Nations Equity Income Fund, Nations Prime Fund and Nations Treasury Fund contained in the Annual Report for the year ended March 31, 1996 are hereby incorporated by reference. No other parts of the Annual Report are incorporated by reference.

    Further information about the Class A, Class B and Pilot
Shares of the Pilot Equity Income Fund, Pilot International
Equity Fund, Pilot Small Capitalization Equity Fund and Pilot

U.S. Government Securities Fund is contained in and incorporated hererin by reference to the statement of additional information for the Class A, Class B and Pilot Shares of the Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Small Capitalization Equity Fund and Pilot U.S. Government Securities Fund dated January 2, 1997.

    Further information about the Investor, Administration and Pilot Shares of the Pilot Short-Term U.S. Treasury Fund and Pilot Short-Term Diversified Assets Fund is contained in and incorporated hererin by reference to the statement of additional information for the Investor, Administration and Pilot Shares dated January 2, 1997.

    The audited financial statements and related independent auditors' report for the Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Small Capitalization Equity Fund, Pilot U.S. Government Securities Fund, Pilot Short-Term U.S. Treasury Fund and Pilot Short-Term Diversified Assets Fund contained in the Annual Report for the year ended August 31, 1996 are hereby incorporated by reference. No other parts of the Annual Report are incorporated by reference.

                        Table of Contents


General
Information...................................................4
Pro Forma Financial Information...............................5

                       General Information

  The proposed Reorganization contemplates: (i) the transfer of all of the assets and stated liabilities of each Pilot Fund to a corresponding Nations Fund in exchange for Shares of comparable classes of the corresponding Nations Fund; and (ii) the distribution of Nations Fund Shares to the shareholders of the Pilot Funds in liquidation of the Pilot Funds. The Reorganization is subject to a number of conditions with respect to each Pilot Fund, including shareholder approval. Following the Reorganization, Pilot will wind up its affairs and deregister as an investment company under the 1940 Act.

  As a result of the proposed Reorganization, a Pilot Fund shareholder will become a shareholder of its corresponding Nations Fund and will hold, immediately after the Closing(s), Shares of the comparable class of the corresponding Nations Fund having a total dollar value equal to the total dollar value of the Shares of the Pilot Fund that the shareholder held immediately before the Closing(s).

      Introductory Note to Pro Forma Financial Information

    The following unaudited pro forma information gives effect to the proposed transfer of the assets and stated liabilities of the Pilot Funds to the Nations Funds listed under Table 1 of this Statement of Additional Information, accounted for as if each transfer had occurred as of December 31, 1996 and as if the Nations Funds had operated for the periods then ended. In addition, each pro forma combining statement has been prepared based upon the structure of the proposed fee and expense structure of the applicable surviving Nations Fund.

    The pro forma financial information should be read in conjunction with the historical financial statements and notes thereto of the Pilot Funds and Nations Funds included or incorporated by reference in this Statement of Additional
Information. Each combination of the above Pilot Funds and Nations Funds will be accounted for as a tax-free reorganization.

NATIONS FUND
Nations Equity Income Fund
Pilot Equity Income Fund
Combined Portfolio of Investments

   September 30, 1996


                      SHARES                                                                        VALUE

------------------------------------------------------------------------------------------------------------------------------------
    Nations                                   Security                               Nations
     Equity         Pilot                   Descriptions                             Equity         Pilot
     Income     Equity Income                                                        Income      Equity Income
      Fund          Fund    Combined                                                  Fund           Fund       Combined
------------------------------------------------------------------------------------------------------------------------------------

                                       COMMON STOCKS - 74.3%

                                       Aerospace and Defense - 0.3%
    25,100            0       25,100   Raytheon Company                              $1,396,187   $        0   $1,396,187
                                                                                     ------------------------------------

                                       Apparel and Textiles - 0.5%
    46,600            0       46,600   V.F. Corporation                               2,801,825            0    2,801,825
                                                                                      ------------------------------------

                                       Automobile and Truck Manufacturers - 0.7%
         0      115,271      115,271   Ford Motor Company                                     0    3,602,219    3,602,219
                                                                                      ------------------------------------

                                       Automobile Parts Manufacturers - 2.7%
   150,600            0      150,600   Cooper Tire & Rubber Company                   3,256,725            0    3,256,725
         0       55,000       55,000   Eaton Corporation                                      0    3,320,625    3,320,625
    77,100            0       77,100   Echlin Inc.                                    2,419,013            0    2,419,013
   111,900            0      111,900   Genuine Parts Company                          4,895,625            0    4,895,625
                                                                                     ------------------------------------
                                                                                     10,571,363    3,320,625   13,891,988
                                                                                     ------------------------------------
                                       Banks - 5.3%
         0      100,000      100,000   Banc One Corporation                                   0    4,100,000    4,100,000
         0       46,000       46,000   BankAmerica Corporation                                0    3,777,750    3,777,750
         0       43,288       43,288   Bankers Trust N.Y. Corporation                         0    3,403,519    3,403,519
    30,500            0       30,500   Chase Manhattan Corporation                    2,443,813            0    2,443,813
    56,600            0       56,600   CoreStates Financial Corporation               2,447,950            0    2,447,950
   117,100            0      117,100   Fleet Financial Group Inc.                     5,210,950            0    5,210,950
    32,400            0       32,400   Mellon Bank Corporation                        1,919,700            0    1,919,700
         0       41,000       41,000   Morgan (J.P.) & Company, Inc.                          0    3,643,875    3,643,875
                                                                                     ------------------------------------
                                                                                     12,022,413   14,925,144   26,947,557
                                                                                     ------------------------------------
                                       Beverages - 0.8%
   144,000            0      144,000   PepsiCo Inc.                                   4,068,000            0    4,068,000
                                                                                     ------------------------------------

                                       Chemicals - Basic - 1.8%
         0       48,000       48,000   Dow Chemical Company                                   0    3,852,000    3,852,000
    40,500            0       40,500   Imperial Chemical Industries, Plc, ADR         2,136,375            0    2,136,375
   105,400            0      105,400   Lubrizol Corporation                           3,030,250            0    3,030,250
                                                                                     ------------------------------------
                                                                                      5,166,625    3,852,000    9,018,625
                                                                                     ------------------------------------
                                       Communication Equipment - 0.3%
    34,900            0       34,900   Nokia Corporation, Class A, ADR                1,544,325            0    1,544,325
                                                                                     ------------------------------------

                                       Computer Related - 0.6%
    23,700            0       23,700   International Business Machines Corporation    2,950,650            0    2,950,650
                                                                                     ------------------------------------

                                       Computer Software - 1.0%
   206,300            0      206,300   Autodesk, Inc.                                 5,338,013            0    5,338,013
                                                                                     ------------------------------------

                                       Containers - 0.6%
    63,600            0       63,600   Crown Cork & Seal Inc.                         2,933,550            0    2,933,550
                                                                                     ------------------------------------

                                       Diversified - 1.9%
   359,000            0      359,000   Hanson, Plc, ADR                               4,442,625            0    4,442,625
     2,980            0        2,980   Imation Corporation +                             73,010            0       73,010
    29,800            0       29,800   Minnesota Mining & Manufacturing Company       2,082,275            0    2,082,275
    60,000            0       60,000   Tenneco Inc.                                   3,007,500            0    3,007,500
                                                                                     ------------------------------------
                                                                                      9,605,410            0    9,605,410
                                                                                     ------------------------------------


NATIONS FUND
Nations Equity Income Fund
Pilot Equity Income Fund
Combined Portfolio of Investments

   September 30, 1996

                      SHARES                                                                        VALUE

------------------------------------------------------------------------------------------------------------------------------------
    Nations                                   Security                               Nations
     Equity         Pilot                   Descriptions                             Equity         Pilot
     Income     Equity Income                                                        Income      Equity Income
      Fund          Fund    Combined                                                  Fund           Fund       Combined
------------------------------------------------------------------------------------------------------------------------------------

                                       Drugs - 2.5%
         0       70,294       70,294   American Home Products Corporation          $        0   $4,481,243   $4,481,243
    17,755       35,359       53,114   Bristol-Myers Squibb Company                 1,711,138    3,407,724    5,118,862
    24,900            0       24,900   Glaxo Wellcome Plc, ADR                        775,012            0      775,012
         0       35,288       35,288   Merck & Company Inc.                                 0    2,483,393    2,483,393
                                                                                   ------------------------------------
                                                                                    2,486,150   10,372,360   12,858,510
                                                                                   ------------------------------------
                                       Electric Power - 7.6%
   131,400            0      131,400   Baltimore Gas & Electric Company             3,432,825            0    3,432,825
   149,700            0      149,700   Central & South West Corporation             3,892,200            0    3,892,200
   117,100            0      117,100   CINergy Corporation                          3,615,462            0    3,615,462
         0      115,000      115,000   Consolidated Edison Company New York Inc.            0    3,191,250    3,191,250
    95,900            0       95,900   New York State Electric & Gas Company        2,109,800            0    2,109,800
         0      110,000      110,000   Oklahoma Gas & Electric Company                      0    4,400,000    4,400,000
   108,300      179,660      287,960   PacifiCorp                                   2,233,688    3,705,487    5,939,175
   239,600            0      239,600   PECO Energy Company                          5,690,500            0    5,690,500
         0      141,154      141,154   Unicom Corporation                                   0    3,546,494    3,546,494
         0      100,000      100,000   Western Resources, Inc.                              0    2,912,500    2,912,500
                                                                                   ------------------------------------
                                                                                   20,974,475   17,755,731   38,730,206
                                                                                   ------------------------------------
                                       Electronics - 2.6%
   121,900            0      121,900   AMP Inc.                                     4,723,625            0    4,723,625
    79,006            0       79,006   Avnet, Inc.                                  3,831,791            0    3,831,791
    58,400            0       58,400   Harris Corporation                           3,803,300            0    3,803,300
    15,400            0       15,400   Motorola, Inc.                                 795,025            0      795,025
                                                                                   ------------------------------------
                                                                                   13,153,741            0   13,153,741
                                                                                   ------------------------------------
                                       Environmental - 0.4%
    80,300            0       80,300   Browning-Ferris Industries Inc.              2,007,500            0    2,007,500
                                                                                   ------------------------------------

                                       Financial Services - 1.2%
    15,800            0       15,800   American General Corporation                   596,450            0      596,450
    29,000       30,000       59,000   Marsh & McLennan Companies Inc.              2,816,625    2,913,750    5,730,375
                                                                                   ------------------------------------
                                                                                    3,413,075    2,913,750    6,326,825
                                                                                   ------------------------------------
                                       Food Producers - 6.4%
    80,300            0       80,300   Chiquita Brands International Inc.             983,675            0      983,675
         0       98,763       98,763   ConAgra, Inc.                                        0    4,864,078    4,864,078
    27,300            0       27,300   CPC International Inc.                       2,044,088            0    2,044,088
   131,000            0      131,000   Dean Foods Company Inc.                      3,700,750            0    3,700,750
    37,100       60,000       97,100   General Mills Inc.                           2,239,912    3,622,500    5,862,412
   247,000            0      247,000   McCormick & Company                          5,773,625            0    5,773,625
   130,700            0      130,700   Nabisco Holdings Corporation, Class A        4,133,387            0    4,133,387
    73,900            0       73,900   Quaker Oats Company                          2,706,588            0    2,706,588
    22,400            0       22,400   Ralston-Purina Group                         1,534,400            0    1,534,400
     5,700            0        5,700   Unilever NV, ADR                               898,462            0      898,462
                                                                                   ------------------------------------
                                                                                   24,014,887    8,486,578   32,501,465
                                                                                   ------------------------------------
                                       Food Retailers - 1.1%
   199,800            0      199,800   Supervalu Inc.                               5,494,500            0    5,494,500
                                                                                   ------------------------------------

                                       Household Products - 0.5%
         0      100,000      100,000   Rubbermaid, Inc.                                     0    2,450,000    2,450,000
                                                                                   ------------------------------------

                                       Insurance - 3.8%
    38,000            0       38,000   General Re Corporation                       5,386,500            0    5,386,500
    87,200            0       87,200   ITT Hartford Group Inc.                      5,144,800            0    5,144,800
    68,300            0       68,300   Lincoln National Corporation Ltd.            2,996,663            0    2,996,663
   108,000            0      108,000   St. Paul Companies Inc.                      5,994,000            0    5,994,000
                                                                                   ------------------------------------
                                                                                   19,521,963            0   19,521,963
                                                                                   ------------------------------------

NATIONS FUND
Nations Equity Income Fund
Pilot Equity Income Fund
Combined Portfolio of Investments

   September 30, 1996


                      SHARES                                                                        VALUE

------------------------------------------------------------------------------------------------------------------------------------
    Nations                                   Security                               Nations
     Equity         Pilot                   Descriptions                             Equity         Pilot
     Income     Equity Income                                                        Income      Equity Income
      Fund          Fund    Combined                                                  Fund           Fund       Combined
------------------------------------------------------------------------------------------------------------------------------------

                                       Machinery and Equipment - 3.0%
    93,000            0       93,000   Briggs & Stratton Corporation              $4,126,875   $        0   $4,126,875
    21,300            0       21,300   Dover Corporation                           1,017,075            0    1,017,075
    35,100            0       35,100   Foster Wheeler Corporation                  1,535,625            0    1,535,625
   239,000            0      239,000   Keystone International, Inc.                4,690,375            0    4,690,375
   116,100            0      116,100   Trinity Industries Inc.                     3,874,837            0    3,874,837
                                                                                  ------------------------------------
                                                                                  15,244,787            0   15,244,787
                                                                                  ------------------------------------
                                       Medical Products and Supplies - 2.2%
   114,400            0      114,400   Bausch & Lomb Inc.                          4,204,200            0    4,204,200
    44,400            0       44,400   Becton, Dickinson & Company                 1,964,700            0    1,964,700
   118,000            0      118,000   Mallinckrodt Group Inc.                     4,911,750            0    4,911,750
                                                                                  ------------------------------------
                                                                                  11,080,650            0   11,080,650
                                                                                  ------------------------------------
                                       Metals and Mining - 1.0%
   186,200            0      186,200   Cyprus Amax Minerals Company                4,003,300            0    4,003,300
    16,000            0       16,000   Phelps Dodge Corporation                    1,026,000            0    1,026,000
                                                                                  ------------------------------------
                                                                                   5,029,300            0    5,029,300
                                                                                  ------------------------------------
                                       Office Equipment - 0.5%
    53,400            0       53,400   Pitney Bowes Inc.                           2,810,175            0    2,810,175
                                                                                  ------------------------------------

                                       Oil - Domestic - 3.7%
         0       33,524       33,524   Amoco Corporation                                   0    2,363,442    2,363,442
    88,600            0       88,600   Ashland Oil, Inc.                           3,521,850            0    3,521,850
         0       19,409       19,409   Atlantic Richfield Company                          0    2,474,648    2,474,648
   137,100            0      137,100   Occidental Petroleum Corporation            3,204,712            0    3,204,712
   226,875            0      226,875   Sun Company, Inc.                           5,218,125            0    5,218,125
    86,200            0       86,200   USX-Marathon Group                          1,864,075            0    1,864,075
                                                                                  ------------------------------------
                                                                                  13,808,762    4,838,090   18,646,852
                                                                                  ------------------------------------
                                       Oil - International - 3.7%
    46,380       27,645       74,025   Exxon Corporation                           3,861,135    2,301,446    6,162,581
    31,300            0       31,300   Mobil Corporation                           3,622,975            0    3,622,975
    16,300       20,000       36,300   Royal Dutch Petroleum Company, ADR          2,544,837    3,122,500    5,667,337
         0       37,645       37,645   Texaco, Inc.                                        0    3,463,340    3,463,340
                                                                                  ------------------------------------
                                                                                  10,028,947    8,887,286   18,916,233
                                                                                  ------------------------------------
                                       Oil Services - 0.8%
   141,700            0      141,700   Dresser Industries, Inc.                    4,215,575            0    4,215,575
                                                                                  ------------------------------------

                                       Paper and Forest Products - 2.6%
         0       50,000       50,000   Kimberly-Clark Corporation                          0    4,406,250    4,406,250
    90,780            0       90,780   Potlatch Corporation                        3,517,725            0    3,517,725
         0       60,000       60,000   Temple-Inland Inc.                                  0    3,165,000    3,165,000
         0       50,000       50,000   Union Camp Corporation                              0    2,443,750    2,443,750
                                                                                  ------------------------------------
                                                                                   3,517,725   10,015,000   13,532,725
                                                                                  ------------------------------------
                                       Printing and Publishing - 1.2%
    49,400            0       49,400   Dun & Bradstreet Corporation                2,945,475            0    2,945,475
         0       80,000       80,000   Readers Digest Association Inc., Class A            0    3,270,000    3,270,000
                                                                                  ------------------------------------
                                                                                   2,945,475    3,270,000    6,215,475
                                                                                  ------------------------------------
                                       Professional Services - 0.4%
    73,000            0       73,000   Block (H&R) Inc.                            2,171,750            0    2,171,750
                                                                                  ------------------------------------

                                       Retail - General - 1.6%
    89,200            0       89,200   May Department Stores Company               4,337,350            0    4,337,350
         0       70,000       70,000   Penney, (J.C.) Companies Inc.                       0    3,788,750    3,788,750
                                                                                  ------------------------------------
                                                                                   4,337,350    3,788,750    8,126,100
                                                                                  ------------------------------------
                                       Tobacco - 1.4%
         0       49,404       49,404   Philip Morris Companies Inc.                        0    4,434,009    4,434,009
         0       90,000       90,000   UST Inc.                                            0    2,666,250    2,666,250
                                                                                  ------------------------------------
                                                                                           0    7,100,259    7,100,259
                                                                                  ------------------------------------

NATIONS FUND
Nations Equity Income Fund
Pilot Equity Income Fund
Combined Portfolio of Investments

   September 30, 1996


                      SHARES                                                                        VALUE

------------------------------------------------------------------------------------------------------------------------------------
    Nations                                   Security                               Nations
     Equity         Pilot                   Descriptions                             Equity         Pilot
     Income     Equity Income                                                        Income      Equity Income
      Fund          Fund    Combined                                                  Fund           Fund       Combined
------------------------------------------------------------------------------------------------------------------------------------


                                             Utilities - Natural Gas - 2.2%
     110,400              0        110,400   Brooklyn Union Gas Company             $  3,077,400   $          0   $  3,077,400
      21,500              0         21,500   Consolidated Natural Gas Company          1,152,938              0      1,152,938
      92,300              0         92,300   Equitable Resources Inc.                  2,630,550              0      2,630,550
           0        123,800        123,800   NICOR, Inc.                                       0      4,178,250      4,178,250
                                                                                    ------------------------------------------
                                                                                       6,860,888      4,178,250     11,039,138
                                                                                    ------------------------------------------

                                             Utilities - Telephone - 7.4%
      61,600              0         61,600   Ameritech Corporation                     3,241,700              0      3,241,700
      42,300              0         42,300   AT&T Corporation                          2,210,175              0      2,210,175
      35,300              0         35,300   Bell Atlantic Corporation                 2,113,587              0      2,113,587
      76,000              0         76,000   BellSouth Corporation                     2,812,000              0      2,812,000
      16,700              0         16,700   British Telecommunications, Plc, ADR        933,112              0        933,112
     135,300        100,000        235,300   Frontier Corporation                      3,602,363      2,662,500      6,264,863
     112,700         73,519        186,219   GTE Corporation                           4,338,950      2,830,481      7,169,431
      49,000         24,702         73,702   NYNEX Corporation                         2,131,500      1,074,537      3,206,037
     103,000              0        103,000   SBC Communications Inc.                   4,956,875              0      4,956,875
      43,100              0         43,100   Sprint Corporation                        1,675,512              0      1,675,512
      50,700         63,000        113,700   U.S. West Inc.                            1,508,325      1,874,250      3,382,575
                                                                                      ----------------------------------------
                                                                                      29,524,099      8,441,768     37,965,867
                                                                                      ----------------------------------------

                                             ---------------------------------------------------------------------------------
                                             TOTAL COMMON STOCKS                     261,040,135    118,197,810    379,237,945
                                             ---------------------------------------------------------------------------------

                                             CONVERTIBLE PREFERRED STOCKS - 3.3%

                                             Food Producers - 0.9%
      90,700             0          90,700   Chiquita Brands International Inc,
                                                $3.750, Conv., Series B                4,716,400             0       4,716,400
                                                                                     -----------------------------------------

                                             Insurance - 0.7%
           0        50,590          50,590   Aetna Services, Inc., 6.250%, Conv.               0     3,686,746       3,686,746
                                                                                     -----------------------------------------

                                                      Oil - Domestic - 0.8%
           0        61,288          61,288   Ashand, Inc., $3.125, Conv.                       0     3,853,483       3,853,483
                                                                                     -----------------------------------------

                                             Paper and Forest Products - 0.7%
           0        70,000          70,000   International Paper, 5.250%, Conv. ++             0     3,298,750       3,298,750
                                                                                     -----------------------------------------

               Technology - 0.2%
                      0     1,000,000     1,000,000   Analog Devices, 3.500%, Conv.            0     1,200,000       1,200,000
                                                                                     -----------------------------------------


                                             ---------------------------------------------------------------------------------
                                             TOTAL CONVERTIBLE PREFERRED STOCKS        4,716,400    12,038,979      16,755,379
                                             ---------------------------------------------------------------------------------




         Principal Amount                    CONVERTIBLE BONDS AND NOTES - 7.4%

                                             Airlines - 0.2%
  $1,100,000   $     0    $ 1,100,000        Airborne Freight, Conv. Note,
                                               6.750% 08/15/01                        1,072,500             0        1,072,500
                                                                                     -----------------------------------------

                                             Electrical - 0.8%
           0 3,922,000      3,922,000        Cooper Industries, Inc., Conv Sub. Deb.,
                                               7.050% due 01/01/15                            0     4,284,785        4,284,785

                                                                                      -----------------------------------------

                                             Health Care - 0.3%
   1,933,000         0      1,933,000        Ivax Corporation, Conv. Note,
                                               6.500% 11/15/11                        1,730,035             0        1,730,035
                                                                                     -----------------------------------------


NATIONS FUND
Nations Equity Income Fund
Pilot Equity Income Fund
Combined Portfolio of Investments

   September 30, 1996


                  PRINCIPAL
                   AMOUNT                                                                           VALUE

------------------------------------------------------------------------------------------------------------------------------------
    Nations                                   Security                               Nations
     Equity         Pilot                   Descriptions                             Equity         Pilot
     Income     Equity Income                                                        Income      Equity Income
      Fund          Fund    Combined                                                  Fund           Fund       Combined
------------------------------------------------------------------------------------------------------------------------------------

                                           Housing and Furnishings - 0.2%
$          0   $ 1,000,000   $ 1,000,000   Masco Corporation, Conv. Deb.,
                                           5.250% due 02/15/12                   $          0   $    950,000   $    950,000
                                                                                 ------------------------------------------

                                           Oil - Domestic - 2.5%
           0     2,000,000    2,000,000    Pennzoil Company, Conv. Note,
                                           4.750% due 10/01/03                              0      2,190,000      2,190,000
  10,975,000             0   10,975,000    USX-Marathon Group, Conv. Sub. Deb.,
                                           7.000% 06/15/17                         10,398,813              0     10,398,813
                                                                                 ------------------------------------------
                                                                                   10,398,813      2,190,000     12,588,813
                                                                                 ------------------------------------------
                                           Retail - General - 0.3%
   1,341,000             0    1,341,000    Costco Wholesale Corporation, Conv. Note,
                                           5.750% 05/15/02                          1,243,778              0      1,243,778
                                                                                 ------------------------------------------
                                           Other - 3.1%
   6,175,000             0    6,175,000    General Signal Corporation, Conv. Sub. Note,
                                           5.750% 06/01/02                          6,985,469              0      6,985,469
   5,300,000             0    5,300,000    Integrated Health Services, Conv. Sub. Deb.,
                                           5.750% 01/01/01                          5,134,375              0      5,134,375
   3,500,000             0    3,500,000    Unisys Corporation, Conv. Sub. Note,
                                           8.250% 03/15/06                          3,885,000              0      3,885,000
                                                                                 ------------------------------------------
                                                                                   16,004,844              0     16,004,844
                                           --------------------------------------------------------------------------------
                                           TOTAL CONVERTIBLE BONDS AND NOTES       30,449,970      7,424,785     37,874,755
                                           --------------------------------------------------------------------------------

                                           U.S. TREASURY SECURITIES - 10.4%

                                           U.S. Treasury Bond - 9.4%
  51,550,000             0   51,550,000    5.625% 02/15/06                         47,852,834              0     47,852,834
                                                                                 ------------------------------------------

                                           U.S. Treasury Note - 1.0%
   4,950,000             0    4,950,000    5.625% 02/28/01                          4,796,848              0      4,796,848
                                                                                 ------------------------------------------

                                           --------------------------------------------------------------------------------
                                           TOTAL U.S. TREASURY SECURITIES          52,649,682              0     52,649,682
                                           --------------------------------------------------------------------------------

                                           Repurchase Agreements - 4.6%

           0    3,278,950     3,278,950    Lehman Brothers
                                           5.200% 10/01/96                                  0      3,278,950      3,278,950

  20,290,000            0    20,290,000    Smith Barney
                                           5.680% 10/01/96                         20,290,000              0     20,290,000
                                                                                 ------------------------------------------
                                                                                   20,290,000      3,278,950     23,568,950
                                                                                 ------------------------------------------
                                           --------------------------------------------------------------------------------
                                           TOTAL INVESTMENTS (Cost $463,372,877) $369,146,187   $140,940,524   $510,086,711
                                           --------------------------------------------------------------------------------

+   Non-income producing security
++ Security transaction exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration to qualified institutional purchasers.

                           NATIONS EQUITY INCOME FUND
                            PILOT EQUITY INCOME FUND
            Pro Forma Combining Statement of Assets and Liabilities
                               September 30, 1996


                                             Nations Equity   Pilot Equity   Adjustments      Pro Forma
                                               Income Fund    Income Fund    to Proforma   Combined (Note 1)
ASSETS:
Investments at Value (cost $345,058,288,
  $118,314,589 and $463,372,877)              $369,146,187     $140,940,524       -          $510,086,711
Cash                                                 8,996           -            -                 8,996
Income Receivable                                1,673,884          580,686       -             2,254,570
Receivable for Fund Shares Sold                  1,611,329           -            -             1,611,329
Receivable for Investments Sold                  5,111,044           -            -             5,111,044
Receivable Due From Advisor                         -                -          61,915 (a)         61,915
Prepaid and Other Assets                             4,629           -            -                 4,629
Unamortized Organization Costs                      -                61,915    (61,915)(a)              0
Total Assets                                   377,556,069       141,583,125        0         519,139,194
LIABILITIES
Income Distribution Payable                         -                455,697       -              455,697
Payable for Investments Purchased                2,730,864            -            -            2,730,864
Payable for Fund Shares Redeemed                 1,980,770            -            -            1,980,770
Accrued Expenses                                   363,369           152,296       -              515,665
Total Liabilities                                5,075,003           607,993        0           5,682,996
Net Assets Applicable to Shares Outstanding   $372,481,066      $140,975,131       $0        $513,456,197
Net Assets by Class:
    Primary A                                 $216,872,242      $135,210,484                 $352,082,726
    Primary B                                    1,797,515           n/a                        1,797,515
    Investor A                                  43,671,195         2,134,781                   45,805,976
    Investor C                                   4,857,575           n/a                        4,857,575
    Investor N                                $105,282,539        $3,629,866                 $108,912,405
Shares Outstanding by Class:
    Primary A                                  $15,760,721       $10,560,660  ($734,531)      $25,586,850
    Primary B                                      130,626           n/a          n/a             130,626
    Investor A                                   3,181,328           165,671    (10,158)        3,336,841
    Investor C                                     351,704           n/a          n/a             351,704
    Investor N                                   7,674,437           281,958    (17,363)        7,939,031
    Primary A Shares:
    Net Asset Value per Share                       $13.76            $12.80                       $13.76
    Primary B Shares:
    Net Asset Value per Share                       $13.76           n/a                           $13.76
    Investor A Shares:
    Net Asset Value per Share                       $13.73            $12.89                       $13.73
    Investor C Shares:
    Net Asset Value per Share                       $13.81           n/a                           $13.81
    Investor N Shares:
    Net Asset Value per Share:                      $13.72            $12.87                       $13.72

                   See Notes to Proforma Financial Statements

(a) Unamortized Organization Costs of the acquired fund will be borne by the Advisor.

                           NATIONS EQUITY INCOME FUND
                            PILOT EQUITY INCOME FUND
                 Pro Forma Statement of Operations (Unaudited)
             For the Twelve Month Period Ending September 30, 1996

                                         Nations Equity     Pilot Equity    Adjustments       Pro Forma
                                           Income Fund      Income Fund     to Proforma   Combined (Note 1)
INVESTMENT INCOME:
Dividends and Interest                     $15,702,314       $5,491,980                      $21,194,294
    Total Investment Income                 15,702,314        5,491,980                       21,194,294
EXPENSES:
Investment Advisory                          2,747,027          908,151      (182,469)(a)      3,472,709
Administration                                 407,698          137,202       (16,115)(a)        528,785
Portfolio Accounting Fee                        -                 8,006        (8,006)(a)              0
Transfer Agent                                 232,358           35,540           -              267,898
Custodian                                       63,451           44,676        (11,169)(b)        96,958
Legal and Audit Fees                            62,443           26,596        (13,298)(b)        75,741
Trustees' Fees                                  10,268            5,898         (5,898)(b)        10,268
Amortization of Organization Costs               9,618           19,914        (19,914)(c)         9,618
Other Expenses                                  80,118           45,877        (11,469)(b)       114,526
    Subtotal                                 3,612,981        1,231,860       (268,338)        4,576,503
Shareholder Servicing and Distribution Fees
    Primary B                                    1,586            -              N/A               1,586
    Investor A                                 103,393            2,435          N/A             105,828
    Investor C                                  28,406            -              N/A              28,406
    Investor N                                 771,453           19,188         (4,797)(a)       785,844
Fees Waived and/or Reimbursed by
  Investment Advisor                             -             (331,140)       331,140 (d)             0
Total Expenses                               4,517,819          922,343         58,005         5,498,167
NET INVESTMENT INCOME                       11,184,495        4,569,637        (58,005)       15,696,127
Net Realized and Unrealized Gain/(Loss)
  on Investments:
Realized Gain/(Loss) on Securities          62,823,862        3,211,757                       66,035,619
Change in Unrealized Appreciation/
  (Depreciation) on Securities              (7,376,686)       9,052,093                        1,675,407
Net Realized and Unrealized gain/(Loss)
  on Investments                            55,447,176       12,263,850                       67,711,026
Net Increase/(Decrease) in Assets
  Resulting from Operations                $66,631,671      $16,833,487       ($58,005)      $83,407,153


Legend:
(a) Reflects adjustment to the acquiring fund contractual fee obligation.
(b) Adjustment reflects expected savings when the two funds became one.
(c) Organization expense of the acquired fund is not an expense of the combined fund.
(d) Reflects adjustment to the level of the acquiring fund's voluntary expense reimbursement.

                   See Notes to Proforma Financial Statements

                           Nations Equity Income Fund
                            Pilot Equity Income Fund

               Notes to Pro Forma Financial Statements (Unaudited)



1. Basis of Combination

Nations Funds, Inc. (the "Company") is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company. As of September 30, 1996 the Company offers five separate portfolios. The unaudited Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations reflect the accounts of the Nations Equity Income Fund and the Pilot Equity Income Fund for the twelve month period ended September 30, 1996. These statements have been derived from books and records utilized in calculating daily net asset value at September 30, 1996.

The pro forma statements give effect to the proposed transfer of the assets and stated liabilities of the Pilot Equity Income Fund in exchange for shares of the Nations Equity Income Fund. Under generally accepted accounting principles, the historical cost of investment securities will be carried forward to the surviving entity and the results of operations of the Pilot Equity Income Fund for pre-combination periods will not be restated. The pro forma statements do not reflect the expenses of either fund in carrying out its obligations under the proposed Agreement and Plan of Reorganization.

The Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations should be read in conjunction with the historical financial statements of the funds incorporated by reference in the Statement of Additional Information.


For the twelve month period ended September 30, 1996, the Nations Equity Income Fund's investment advisory fee was computed based on the annual

                           Nations Equity Income Fund
                            Pilot Equity Income Fund

               Notes to Pro Forma Financial Statements (Unaudited)


rate of 0.75% of average daily net assets up to $100 million, 0.70% of average daily net assets between $100 million and $250 million and 0.60% of average daily net assets exceeding $250 million. The administration fee was computed based on the annual rate of 0.10% of average daily net assets of the Company and the investment portfolios of Nations Fund Trust and Nations Fund Portfolios, Inc. (two other registered open-end investment companies which are part of the Nations Fund family) on a combined basis.

The Company has adopted a shareholder administration plan ("Administration Plan") for the Primary B Shares of the Nations Equity Income Fund. Under the Administration Plan, aggregate payments may not exceed 0.50%, on an annualized basis, of the average daily net assets of the Fund's Primary B Shares.

The Company has also adopted a shareholder servicing and distribution plan ("Investor A Plan") pursuant to Rule 12b-1 under the 1940 Act for the Investor A Shares of the Nations Equity Income Fund. Under the Investor A Plan, aggregate payments may not exceed 0.25%, on an annualized basis, of the average daily net assets of the Fund's Investor A Shares.

The Company has also adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act with respect to Investor C Shares ("Investor C Distribution Plan") and Investor N Shares ("Investor N Distribution Plan") of the Nations Equity Income Fund. Under the Investor C Distribution Plan and Investor N Distribution Plan, aggregate payments may not exceed 0.25% and 0.50%, on an annualized basis, of the average daily net assets of the Investor C Shares and Investor N Shares respectively, of the Fund.

The Trust has also adopted a shareholder servicing plan with respect to Investor C Shares ("Investor C Servicing Plan") and Investor N Shares ("Investor N Servicing Plan") of the Nations Equity Income Fund. Under the Investor C Servicing Plan and Investor N Servicing Plan, aggregate payments

                           Nations Equity Income Fund
                            Pilot Equity Income Fund

               Notes to Pro Forma Financial Statements (Unaudited)



may not exceed 0.25% on an annualized basis of the average daily net assets of the Investor C Shares and Investor N Shares of the Fund.

2. Portfolio Valuation

Securities of Nations Equity Income Fund which are traded on a recognized stock exchange are valued at the last sale price on the securities exchange on which such securities are primarily traded or at the last sale price on the national securities market. Securities traded only on over-the-counter markets are valued on the basis of the closing over-the-counter bid prices or, if no sale occurred on such day, at the mean of the current bid and asked prices. Certain securities may be valued by one or more principal market makers. Restricted securities, if any, securities for which market quotations are not readily available and other assets are valued at fair market value under the supervision of the Board of Directors. Short-term investments that mature in 60 days or less are valued at amortized cost. Pilot Equity Income Fund uses similar rules for determining portfolio valuation.


3. Capital Shares

The pro forma net asset value per share assumes the issuance of additional shares of Nations Equity Income Fund which would have been issued at September 30, 1996 in connection with the proposed reorganization. The pro forma number of shares outstanding of 37,345,053 consists of 10,246,237 shares assumed issued in the reorganization plus 27,098,816 shares of Nations Equity Income Fund at September 30, 1996.



                                       3



NATIONS FUND TRUST
NATIONS INTERNATIONAL GROWTH FUND
PILOT INTERNATIONAL EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS
SEPTEMBER 30, 1996

                        SHARES                                                           VALUE
====================================================================================================================================

   NATIONS             PILOT                                                    NATIONS          PILOT
INTERNATIONAL      INTERNATIONAL                                             INTERNATIONAL   INTERNATIONAL
    GROWTH            EQUITY                                                    GROWTH          EQUITY
     FUND              FUND           COMBINED                                   FUND            FUND       COMBINED
====================================================================================================================================
                             COMMON STOCKS - 93.4%
                             ARGENTINA - 0.7%
        0         36,000    36,000 Banco Frances del Rio de la Plata S.A.         $0    $   940,500    $   940,500
        0        269,966    269,966 CIA Naviera Perez                              0      1,701,004      1,701,004
        0        182,300    182,300 Quilmes Industrial S.A., ADR                   0      1,891,363      1,891,363
                                                                                                       -----------
                                                                                   0      4,532,867      4,532,867
                                                                                                       -----------

                                   AUSTRIA - 0.4%
        0         20,000    20,000 VA Technologie AG                               0      2,609,006      2,609,006
                                                                                                       -----------

                                    AUSTRALIA - 3.5%
        0        140,000    140,000 Brambles Industries Ltd.                       0      2,270,843      2,270,843
        0        209,000    209,000 Broken Hill Properties Company Ltd.            0      2,678,961      2,678,961
        0        475,000    475,000 Commonwealth Bank of Australia                 0      2,803,739      2,803,739
        0        400,000    400,000 Mayne Nickless Ltd.                            0      2,706,022      2,706,022
        0      2,070,000    2,070,000 MIM Holdings Ltd.                            0      2,522,297      2,522,297
        0        565,000    565,000 News Corporation Ltd.                          0      2,963,924      2,963,924
        0      2,000,000    2,000,000 Sydney Harbour Casino Holdings               0      2,737,671      2,737,671
        0        501,250    501,250 WMC Ltd.                                       0      3,224,409      3,224,409
                                                                                   -------------------------------
                                                                                   0     21,907,866     21,907,866
                                                                                   -------------------------------

                                   BELGIUM - 0.5%
        0         83,000    83,000 GIB NPV                                         0      3,447,972      3,447,972
                                                                                                       -----------

                                       BRAZIL - 1.0%
        0      7,000,000    7,000,000 Brasmotor S.A.                               0      2,234,967      2,234,967
        0         55,694    55,694 Cemig S.A.                                      0      1,663,653      1,663,653
        0     32,300,000    32,300,000 Telec Brasilieiras S.A.                     0      2,108,425      2,108,425
                                                                                   -------------------------------
                                                                                   0      6,007,045      6,007,045
                                                                                   -------------------------------

                                   CHILE - 0.7%
        0         85,000    85,000 Banco O'Higgins, ADR                            0      1,986,875      1,986,875
        0         52,000    52,000 Enersis S.A., ADR                               0      1,677,000      1,677,000
        0        280,000    280,000 Five Arrow Chile Investment Trust              0        824,600        824,600
                                                                                   -------------------------------
                                                                                   0      4,488,475      4,488,475
                                                                                   -------------------------------

                                   COLOMBIA - 0.2%
        0         72,200    72,200 Banco Industrial Colombiano, ADR                0      1,344,725      1,344,725
                                                                                                       -----------

                                   DENMARK - 0.2%
        0         32,000    32,000 Tele Danmark AS, Class B                        0      1,518,988      1,518,988
                                                                                                       -----------

                                   FRANCE - 7.6%
        0         31,941    31,941 Accor SA                                        0      3,948,337      3,948,337
        0         20,231    20,231 Castorama DuBois Investisse                     0      3,668,920      3,668,920
        0         50,000    50,000 Companie Bancaire                               0      5,221,602      5,221,602
        0         17,058    17,058 Groupe Danone                                   0      2,491,980      2,491,980
        0         46,000    46,000 LaFarge-Coppee                                  0      2,713,877      2,713,877
        0         20,000    20,000 LVMH Moet Vuitton                               0      4,343,908      4,343,908
        0         20,054    20,054 Lyonnaise des Eaux                              0      1,795,096      1,795,096



NATIONS FUND TRUST
NATIONS INTERNATIONAL GROWTH FUND
PILOT INTERNATIONAL EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS (CONTINUED)
SEPTEMBER 30, 1996

                        SHARES                                                                     VALUE
==============================================================================================================================

     NATIONS             PILOT                                                    NATIONS          PILOT
  INTERNATIONAL      INTERNATIONAL                                             INTERNATIONAL   INTERNATIONAL
      GROWTH            EQUITY                                                    GROWTH          EQUITY
       FUND              FUND           COMBINED                                   FUND            FUND          COMBINED
==============================================================================================================================
                                COMMON STOCKS (CONTINUED)
                                FRANCE (CONTINUED)
          0          40,000     40,000 Peugeot SA                                    $ 0     $ 4,409,784     $ 4,409,784
          0          18,500     18,500 Roussel-Uclaf                                   0       4,462,581       4,462,581
          0          60,000     60,000 Societe Elf Aquitane SA                         0       4,695,373       4,695,373
          0          50,000     50,000 Strafor-Facom SA                                0       3,970,937       3,970,937
          0          33,000     33,000 Television Francaise                            0       3,663,647       3,663,647
          0         200,000     200,000 Unisor Sacilor SA                              0       3,088,398       3,088,398
                                                                                     -----------------------------------
                                                                                       0      48,474,440      48,474,440
                                                                                     -----------------------------------

                                FINLAND - 0.7%
          0         250,000     250,000 Finnair OY                                     0       1,773,382       1,773,382
          0         370,000     370,000 Enso OY                                        0       2,900,026       2,900,026
                                                                                     -----------------------------------
                                                                                       0       4,673,408       4,673,408
                                                                                     -----------------------------------

                                GERMANY - 4.8%
          0         100,000     100,000 Deutsche Bank AG                               0       4,704,101       4,704,101
          0          87,900     87,900 Deutsche Pfandbrief und Hypotheken              0       3,400,130       3,400,130
          0         100,000     100,000 Gehe AG                                        0       6,687,363       6,687,363
          0          75,000     75,000 Henkel KGAA Vorzug                              0       3,260,089       3,260,089
          0          38,260     38,260 Hochtief AG                                     0       1,806,060       1,806,060
          0          19,000     19,000 Lufthansa AG                                    0       2,690,680       2,690,680
          0           1,500     1,500 Munchener Ruckversicherungs                      0       3,399,737       3,399,737
          0          13,000     13,000 Preussag AG                                     0       3,260,089       3,260,089
          0           4,000     4,000 Weru AG                                          0       1,547,272       1,547,272
                                                                                       ---------------------------------
                                                                                       0      30,755,521      30,755,521
                                                                                       ---------------------------------

                                GREAT BRITAIN - 9.9%
          0         250,000     250,000 BOC Group Plc Ord.                             0       3,421,889       3,421,889
          0         400,000     400,000 EMAP Plc                                       0       4,680,816       4,680,816
          0         403,354     403,354 Granada Group Plc                              0       5,401,117       5,401,117
          0         600,000     600,000 Inchcape Plc Ord.                              0       2,546,777       2,546,777
          0       1,000,000     1,000,000 Invesco Plc                                  0       3,697,439       3,697,439
          0         567,638     567,638 Morgan Crucible Company Plc                    0       4,206,488       4,206,488
          0         415,789     415,789 Premier Farnell Plc                            0       4,345,545       4,345,545
          0         411,000     411,000 Reckitt & Colman Plc                           0       4,600,708       4,600,708
          0         349,000     349,000 Reuters Holdings Plc                           0       4,029,450       4,029,450
          0         285,281     285,281 Royal Bank of Scotland                         0       2,180,979       2,180,979
          0         961,500     961,500 Securicor Plc                                  0       4,073,694       4,073,694
          0         343,000     343,000 Shell Transport & Trading Company              0       5,228,397       5,228,397
          0         407,512     407,512 Standard Chartered Plc                         0       4,437,428       4,437,428
          0       1,425,000     1,425,000 WPP Group Plc                                0       5,224,293       5,224,293
          0         200,000     200,000 Zeneca Plc                                     0       4,965,355       4,965,355
                                                                                      ----------------------------------
                                                                                       0      63,040,375      63,040,375
                                                                                      ----------------------------------
                                                                                      ----------------------------------

                                HONG KONG - 5.2%
          0       2,612,000     2,612,000 Giordano International Ltd.                  0       2,296,852       2,296,852
          0       3,400,000     3,400,000 Guangdong Investments                        0       2,396,218       2,396,218
          0         409,400     409,400 HSBC Holdings Plc                              0       7,597,150       7,597,150
          0         650,000     650,000 Hutchison Whampoa                              0       4,370,868       4,370,868
          0       1,500,000     1,500,000 Shangri-La Asia Ltd.                         0       1,997,926       1,997,926
          0         400,000     400,000 Sun Hung Kai Properties                        0       4,254,484       4,254,484
          0         450,000     450,000 Swire Pacific Ltd., Class A                    0       4,029,798       4,029,798
          0         440,000     440,000 Television Broadcasts                          0       1,635,843       1,635,843
          0       1,060,000     1,060,000 Wharf Holdings                               0       4,386,386       4,386,386
                                                                                       ---------------------------------
                                                                                       0      32,965,525      32,965,525
                                                                                       ---------------------------------

                                HUNGARY - 0.2%
          0          30,000     30,000 Gedeon Richter                                  0       1,561,800       1,561,800
                                                                                                             -----------

          0                     INDIA - 0.5%
          0          60,000     60,000 Hindanalco Industries, GDR                      0       1,777,500       1,777,500
          0          85,500     85,500 Tata Engineering & Locomotive, GDR              0       1,121,760       1,121,760
                                                                                       ---------------------------------
                                                                                       0       2,899,260       2,899,260
                                                                                       ---------------------------------
                                INDONESIA - 0.3%
          0         464,000     464,000 Gudang Garam                                   0       1,748,869       1,748,869
                                                                                                             -----------

                                IRELAND - 0.7%
          0         404,557     404,557 C.R.H. Plc                                             4,185,466       4,185,466
                                                                                                             -----------

NATIONS FUND TRUST
NATIONS INTERNATIONAL GROWTH FUND
PILOT INTERNATIONAL EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS (CONTINUED)
SEPTEMBER 30, 1996

                        SHARES                                                                       VALUE
===============================================================================================================================

     NATIONS             PILOT                                                     NATIONS          PILOT
  INTERNATIONAL      INTERNATIONAL                                              INTERNATIONAL   INTERNATIONAL
      GROWTH            EQUITY                                                     GROWTH          EQUITY
       FUND              FUND           COMBINED                                    FUND            FUND          COMBINED
===============================================================================================================================
                                       COMMON STOCKS (CONTINUED)
                                       ITALY - 2.1%
    0           200,000        200,000 Edison SpA                                          $0      $1,247,002      $1,247,002
    0           500,000        500,000 Italgas Ord.                                         0       1,872,474       1,872,474
    0            50,000         50,000 Luxottica Group SpA, ADR                             0       3,637,500       3,637,500
    0           660,000        660,000 Sasib Italian Ord.                                   0       2,178,970       2,178,970
    0         1,300,000      1,300,000 Stet-Societa Finanz                                  0       4,513,977       4,513,977
                                                                                   -------------------------------------------
                                                                                            0      13,449,923      13,449,923
                                                                                   -------------------------------------------

                                       JAPAN - 29.2%
    0           860,000        860,000 Asahi Chemical Industry                              0       5,598,203       5,598,203
    0           282,000        282,000 Bank of Tokyo Mitsubishi                             0       6,152,726       6,152,726
    0           209,000        209,000 Canon Sales                                          0       5,685,925       5,685,925
    0           500,000        500,000 Citizen Watch                                        0       4,031,425       4,031,425
    0           266,000        266,000 Dai-Ichi Pharmaceuticals                             0       4,203,456       4,203,456
    0           900,000        900,000 Dai Nippon Ink & Chemical Company                    0       3,903,030       3,903,030
    0           200,000        200,000 Fuji Bank                                            0       3,914,702       3,914,702
    0           600,000        600,000 Fujitsu Ltd.                                         0       5,710,437       5,710,437
    0           600,000        600,000 Hitachi Ltd.                                         0       5,818,181       5,818,181
    0           194,000        194,000 House Foods Industry                                 0       3,431,470       3,431,470
    0           200,000        200,000 Hoya Corporation                                     0       6,554,432       6,554,432
    0           164,000        164,000 Inax Company                                         0       1,560,853       1,560,853
    0            41,000         41,000 Ito Yokado                                           0       2,330,235       2,330,235
    0           483,000        483,000 Kao Corporation                                      0       6,028,013       6,028,013
    0            44,000         44,000 Keyence Ord.                                         0       5,451,851       5,451,851
    0            63,000         63,000 Kyocera Corporation                                  0       4,496,969       4,496,969
    0           250,000        250,000 Marui                                                0       4,826,037       4,826,037
    0           300,000        300,000 Matsushita Electric Industrial                       0       5,037,036       5,037,036
    0           800,000        800,000 Mitsubishi Heavy Industries                          0       6,514,926       6,514,926
    0           260,000        260,000 Mori Seiki                                           0       4,015,263       4,015,263
    0           400,000        400,000 NGK Spark Plug Company                               0       4,166,105       4,166,105
    0           400,000        400,000 Nikon Company                                        0       4,776,655       4,776,655
    0           400,000        400,000 Nippon Consys Company                                0       5,387,205       5,387,205
    0           600,000        600,000 Nippon Express Company                               0       5,494,949       5,494,949
    0         1,650,000      1,650,000 Nippon Steel Corporation                             0       5,125,925       5,125,925
    0           355,000        355,000 Ricoh Company, Ltd.                                  0       3,633,670       3,633,670
    0           240,000        240,000 Sanwa Bank                                           0       4,331,313       4,331,313
    0           800,000        800,000 Sanyo Electric Company                               0       4,302,581       4,302,581
    0           100,000        100,000 Secom                                                0       6,329,965       6,329,965
    0           400,000        400,000 Sharp Company                                        0       6,644,219       6,644,219
    0           225,000        225,000 Shimano, Ord.                                        0       4,181,818       4,181,818
    0           250,000        250,000 Shin-Etsu Chemical Company                           0       4,489,337       4,489,337
    0           100,000        100,000 TDK Company                                          0       6,222,221       6,222,221
    0           600,000        600,000 Tokio Marine & Fire Company                          0       7,111,110       7,111,110
    0           500,000        500,000 Toppan Printing                                      0       7,048,259       7,048,259
    0           300,000        300,000 Toyota Motor Company                                 0       7,676,767       7,676,767
    0            96,500         96,500 York Benimaru                                        0       3,621,728       3,621,728
                                                                                   -------------------------------------------
                                                                                            0     185,808,997     185,808,997
                                                                                   -------------------------------------------
                                KOREA - 0.5%
    0            40,000         40,000 Korea Electric, ADR                                  0         755,000         755,000
    0            55,000         55,000 Korea Fund Inc.                                      0       1,003,750       1,003,750


NATIONS FUND TRUST
NATIONS INTERNATIONAL GROWTH FUND
PILOT INTERNATIONAL EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS (CONTINUED)
SEPTEMBER 30, 1996

                        SHARES                                                                              VALUE
====================================================================================================================================


     NATIONS             PILOT                                                             NATIONS          PILOT
  INTERNATIONAL      INTERNATIONAL                                                      INTERNATIONAL   INTERNATIONAL
      GROWTH            EQUITY                                                             GROWTH          EQUITY
       FUND              FUND           COMBINED                                            FUND            FUND          COMBINED
====================================================================================================================================


                                            COMMON STOCKS (CONTINUED)

                                             KOREA (CONTINUED)
          0            35,000         35,000 Pohang Iron & Steel Ltd., ADR               $0        $748,125        $748,125
          0               552            552 Samsung Electronics                          0          27,186          27,186
          0             3,212          3,212 Samsung Electronics                          0          77,891          77,891
          0               166            166 Samsung Electronics                          0           8,176           8,176
          0            10,661         10,661 Samsung Electronics, Non-voting, GDR         0         258,529         258,529
                                                                                      --------------------------------------
                                                                                          0       2,878,657       2,878,657
                                                                                      --------------------------------------

                                             MALAYSIA - 1.0%
          0           145,000        145,000 Genting Berhad                               0       1,052,852       1,052,852
          0           440,000        440,000 Public Bank Berhad                           0         814,514         814,514
          0           130,000        130,000 Sime Darby Malaysia                          0         430,477         430,477
          0           160,000        160,000 Telekom Malaysia                             0       1,410,719       1,410,719
          0           300,000        300,000 United Engineers Berhad                      0       2,321,941       2,321,941
                                                                                      --------------------------------------
                                                                                          0       6,030,503       6,030,503
                                                                                      --------------------------------------

                                             MEXICO - 1.6%
          0           110,552        110,552 Desc S.A., Series A                          0       2,459,782       2,459,782
          0           115,000        115,000 Cemex S.A.                                   0         869,722         869,722
          0            60,000         60,000 Cemex S.A. de C.V.                           0         497,478         497,478
          0         1,030,000      1,030,000 Cifra S.A. de C.V., ADR                      0       1,421,400       1,421,400
          0            75,220         75,220 Empresa Nacional, ADR                        0       1,419,778       1,419,778
          0            10,000         10,000 Empresa Nacional Electricidad, ADR           0         593,750         593,750
          0           600,000        600,000 Grupo Financiero Banamex, Class B            0       1,300,129       1,300,129
          0            49,300         49,300 Grupo Televisa S.A.                          0       1,423,538       1,423,538
          0           108,500        108,500 Invercorpacion S.A.                          0          14,515          14,515
                                                                                      --------------------------------------
                                                                                          0      10,000,092      10,000,092
                                                                                      --------------------------------------

                                             MOROCCO - 0.0% #
          0            10,000         10,000 Banque Morocaine du Commerce, GDR            0         152,500         152,500
                                                                                      --------------------------------------


                                             NETHERLANDS - 5.0%
          0            20,000         20,000 DSM N.V.                                     0       1,963,821       1,963,821
          0           248,128        248,128 Getronics N.V.                               0       6,294,021       6,294,021
          0           138,162        138,162 Koninklijke Ahold                            0       7,824,833       7,824,833
          0           115,760        115,760 Philips Electronics N.V.                     0       4,181,284       4,181,284
          0            92,000         92,000 Randstad Holdings                            0       7,259,125       7,259,125
          0            25,000         25,000 Royal Dutch Petroleum Company N.V.           0       3,908,647       3,908,647
                                                                                      --------------------------------------
                                                                                          0      31,431,731      31,431,731
                                                                                      --------------------------------------

                                             NORWAY - 0.3%
          0            25,074         25,074 Kvaerner AS, Class A                         0         948,730         948,730
          0            28,000         28,000 Kvaerner AS, Class B                         0         973,308         973,308
                                                                                      --------------------------------------
                                                                                          0       1,922,038       1,922,038
                                                                                      --------------------------------------

                                             PAKISTAN - 0.2%
          0            50,000         50,000 Hub Power Company, GDR                       0       1,050,000       1,050,000
                                                                                      --------------------------------------


NATIONS FUND TRUST
NATIONS INTERNATIONAL GROWTH FUND
PILOT INTERNATIONAL EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS (CONTINUED)
SEPTEMBER 30, 1996


                        SHARES                                                                       VALUE
=============================================================================================================================

     NATIONS             PILOT                                                   NATIONS          PILOT
  INTERNATIONAL      INTERNATIONAL                                            INTERNATIONAL   INTERNATIONAL
      GROWTH            EQUITY                                                   GROWTH          EQUITY
       FUND              FUND           COMBINED                                  FUND            FUND       COMBINED
=============================================================================================================================
                                         COMMON STOCKS (CONTINUED)
                                         PERU - 0.4%
      0            40,000         40,000 Credicorp Ltd.                          $0        $760,000        $760,000
      0            76,900         76,900 Telefonica del Peru                      0       1,759,088       1,759,088
                                                                              --------------------------------------
                                                                                  0       2,519,088       2,519,088
                                                                              --------------------------------------

                                         PHILIPPINES - 0.9%
      0           587,000        587,000 Ayala Land, Inc., Class B                0         715,990         715,990
      0            38,350         38,350 Manila Electric Company                  0       1,361,425       1,361,425
      0            84,500         84,500 Manila Electric Company, Class B         0         624,852         624,852
      0            36,700         36,700 Philippine Long Distance, ADR            0       2,293,750       2,293,750
      0            50,000         50,000 Philippine National Bank                 0         824,281         824,281
                                                                              --------------------------------------
                                                                                  0       5,820,298       5,820,298
                                                                              --------------------------------------

                                         POLAND - 0.4%
      0           190,000        190,000 Elektrim S.A.                            0       1,877,200       1,877,200
      0           280,000        280,000 Mostosstal Export SA                     0         797,399         797,399
                                                                              --------------------------------------
                                                                                  0       2,674,599       2,674,599
                                                                              --------------------------------------

                                         PORTUGAL - 0.6%
      0            40,000         40,000 Banco Espirito Santo                     0         669,997         669,997
      0            32,600         32,600 Companhia de Seguros Tranquildade        0         632,642         632,642
      0            44,000         44,000 Corticeira Amorim                        0         477,431         477,431
      0            62,000         62,000 Engil                                    0         581,606         581,606
      0             9,100          9,100 Jeronimo Martins & Filho                 0         828,419         828,419
      0            29,000         29,000 Portugal Telecom S.A.                    0         746,011         746,011
                                                                              --------------------------------------
                                                                                  0       3,936,106       3,936,106
                                                                              --------------------------------------

                                         SINGAPORE - 3.1%
      0           375,000        375,000 City Development                         0       3,195,685       3,195,685
      0           290,687        290,687 Development Bank of Singapore            0       3,571,273       3,571,273
      0           300,000        300,000 Fraser and Neave                         0       3,089,162       3,089,162
      0           185,000        185,000 Genting Berhad                           0       1,326,919       1,326,919
      0           450,000        450,000 Keppel Corporation                       0       3,483,296       3,483,296
      0           120,000        120,000 Singapore Press Holdings                 0       2,190,109       2,190,109
      0         1,200,000      1,200,000 Singapore Technologies                   0       2,846,290       2,846,290
                                                                              --------------------------------------
                                                                                  0      19,702,734      19,702,734
                                                                              --------------------------------------

                                         SOUTH AFRICA - 0.2%
      0            80,000         80,000 Barlow Ltd., ADR                         0         775,920         775,920
      0            50,000         50,000 Impala Platinum Holdings Ltd., ADR       0         619,965         619,965
                                                                              --------------------------------------
                                                                                  0       1,395,885       1,395,885
                                                                              --------------------------------------

                                         SPAIN - 2.8%
      0           100,000        100,000 Corporacion Bancaria de Espana           0       4,143,140       4,143,140
      0           183,318        183,318 Corporacion Financiera                   0       1,287,809       1,287,809
      0            76,000         76,000 Empresa Nacional Electridad              0       4,474,592       4,474,592
      0            20,000         20,000 Gas Natural SDG S.A.                     0       3,532,572       3,532,572
      0           125,000        125,000 Repsol S.A.                              0       4,108,095       4,108,095
                                                                              --------------------------------------
                                                                                  0      17,546,208      17,546,208

NATIONS FUND TRUST
NATIONS INTERNATIONAL GROWTH FUND
PILOT INTERNATIONAL EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS (CONTINUED)
SEPTEMBER 30, 1996

                        SHARES                                                                         VALUE
==================================================================================================================================

     NATIONS             PILOT                                                        NATIONS          PILOT
  INTERNATIONAL      INTERNATIONAL                                                 INTERNATIONAL   INTERNATIONAL
      GROWTH            EQUITY                                                        GROWTH          EQUITY
       FUND              FUND           COMBINED                                       FUND            FUND          COMBINED
==================================================================================================================================
                                       COMMON STOCKS (CONTINUED)
                                       SWEDEN - 1.1%
    0           200,000        200,000 Atlas Copca AB, Class A                            $0      $4,121,361      $4,121,361
    0           100,000        100,000 Ericsson (L.M.) Telephone                           0       2,521,126       2,521,126
                                                                                ---------------------------------------------
                                                                                           0       6,642,487       6,642,487
                                                                                ---------------------------------------------

                                       SWITZERLAND - 4.7%
    0             4,000          4,000 ABB AG                                              0       4,894,898       4,894,898
    0            40,000         40,000 Credit Suisse Group                                 0       3,956,763       3,956,763
    0             3,856          3,856 Nestle                                              0       4,300,337       4,300,337
    0               970            970 Roche Holdings                                      0       7,146,065       7,146,065
    0             1,500          1,500 SGS Holdings                                        0       3,392,366       3,392,366
    0            42,500         42,500 Swiss Corporation for Microelectronics              0       6,424,754       6,424,754
                                                                                ---------------------------------------------
                                                                                           0      30,115,183      30,115,183
                                                                                ---------------------------------------------

                                       TAIWAN - 0.4%
    0           198,000        198,000 Advanced Semiconducting Engineering, GDR            0       1,485,000       1,485,000
    0           120,000        120,000 Republic of China Taiwan Fund                       0       1,290,000       1,290,000
                                                                                ---------------------------------------------
                                                                                           0       2,775,000       2,775,000
                                                                                ---------------------------------------------

                                       THAILAND - 1.1%
    0           160,000        160,000 Bangkok Bank                                        0       2,089,900       2,089,900
    0           440,000        440,000 Electricity Generating Public Company               0       1,384,873       1,384,873
    0           147,200        147,200 Land and House                                      0       1,818,465       1,818,465
    0           600,000        600,000 Telecomasia Corporation Public Company              0       1,215,698       1,215,698
    0           168,000        168,000 TFE Polene                                          0         406,492         406,492
                                                                                ---------------------------------------------
                                                                                           0       6,915,428       6,915,428
                                                                                ---------------------------------------------

                                       TURKEY - 0.3%
    0         4,818,325      4,818,325 Arcelik AS                                          0         503,589         503,589
    0           704,700        704,700 Migros Turk Tas                                     0         629,111         629,111
    0        16,579,163     16,579,163 Trakya Cam Sanayii                                  0       1,046,886       1,046,886
                                                                                ---------------------------------------------
                                                                                           0       2,179,586       2,179,586
                                                                                ---------------------------------------------

                                       VENEZUELA - 0.4%
    0            72,000         72,000 Corimos S.A.                                        0          50,666          50,666
    0           222,937        222,937 Mavesa S.A., ADR                                    0       1,457,919       1,457,919
    0           270,000        270,000 Siderurgica Venezuela, ADR                          0         979,992         979,992
                                                                                ---------------------------------------------
                                                                                           0       2,488,577       2,488,577
                                                                                ---------------------------------------------
                                       --------------------------------------------------------------------------------------
                                       TOTAL COMMON STOCKS                                 0     593,597,228     593,597,228
                                       --------------------------------------------------------------------------------------



NATIONS FUND TRUST
NATIONS INTERNATIONAL GROWTH FUND
PILOT INTERNATIONAL EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS (CONTINUED)
SEPTEMBER 30, 1996

                        SHARES                                                                            VALUE
====================================================================================================================================

     NATIONS             PILOT                                                           NATIONS          PILOT
  INTERNATIONAL      INTERNATIONAL                                                    INTERNATIONAL   INTERNATIONAL
      GROWTH            EQUITY                                                           GROWTH          EQUITY
       FUND              FUND           COMBINED                                          FUND            FUND        COMBINED
====================================================================================================================================
                                       PREFERRED STOCKS - 1.1%
                                       BRAZIL - 0.4%
    0       276,644,578    276,644,578 Banco Bradesco S.A.                                  $0      $2,343,656      $2,343,656
    0            11,306         11,306 Companhia Energietica de Mina Gerais, 144A            0         337,725         337,725
                                                                                      -----------------------------------------
                                                                                             0       2,681,381       2,681,381
                                                                                      -----------------------------------------

                                       GERMANY - 0.7%
    0            50,000         50,000 Fielmann AG                                           0       2,084,882       2,084,882
    0             6,875          6,875 GEA AG                                                0       2,285,259       2,285,259
                                                                                      -----------------------------------------
                                                                                             0       4,370,141       4,370,141
                                                                                      -----------------------------------------
                                       ----------------------------------------------------------------------------------------
                                       TOTAL PREFERRED STOCKS                                0       7,051,522       7,051,522
                                       ----------------------------------------------------------------------------------------

                                       RIGHTS - 0.0% #
                                       SINGAPORE - 0.0% #
    0            43,200         43,200 Fraser and Neave                                      0         220,886         220,886
                                       ----------------------------------------------------------------------------------------

                                       WARRANTS - 0.0% #
                                       SWITZERLAND - 0.0% #
    0               970            970 Roche Holdings                                        0          23,601          23,601
                                       ----------------------------------------------------------------------------------------

                                       MUTUAL FUNDS - 5.5%
    0        34,546,152     34,546,152 Banker's Trust Money Fund                             0      34,546,152      34,546,152
                                       ----------------------------------------------------------------------------------------



                                       ----------------------------------------------------------------------------------------
                                       ----------------------------------------------------------------------------------------
                                       TOTAL INVESTMENTS (COST $560,998,911)                $0    $635,439,389    $635,439,389
                                       ----------------------------------------------------------------------------------------

-------------------------------------
#  Amount represents less than 0.1%.

                        NATIONS INTERNATIONAL GROWTH FUND
                         PILOT INTERNATIONAL EQUITY FUND
             Pro Forma Combining Statement of Assets and Liabilities
                               September 30, 1996

                                              Nations
                                           International
                                               Growth    Pilot International   Adjustments      Pro Forma
                                                Fund          Equity Fund       to Proforma   Combined (Note 1)
ASSETS:
Investments at Value (cost $0, $560,998,911
 and $560,998,911)                                 -          $635,439,389            -         $635,439,389
Income Receivable                                  -             2,282,307            -            2,282,307
Foreign Taxes Receivable                           -               442,345            -              442,345
Receivable for Fund Shares Sold                    -                    50            -                   50
Unrealized FX Gains                                -               551,358            -              551,358
Receivable Due From Investment Advisor             -                 -          96,888 (a)            96,888
Other Assets                                       -               159,855            -              159,855
Unamortized Organization Costs                     -                96,888     (96,888)(a)                 0
Total Assets                                       0           638,972,191           0           638,972,191
LIABILITIES
Income Distribution Payable                        -                   337            -                  337
Payable for Investments Purchased                  -             4,580,114            -            4,580,114
Unrealized FX Losses                               -                 6,993            -                6,993
Payabled Due to Custodian                          -               105,475            -              105,475
Other Payables                                     -               178,714            -              178,714
Accrued Expenses                                   -               383,957            -              383,957
Total Liabilities                                  0             5,255,589            0            5,255,589
Net Assets Applicable to Shares Outstanding       $0          $633,716,602           $0         $633,716,602
Net Assets by Class:
    Primary A/Pilot Shares                         -          $606,134,774                      $606,134,774
    Primary B                                      -               n/a                               n/a
    Investor A/Admin. Class A Share                -            27,249,257                        27,249,257
    Investor C                                     -               n/a                               n/a
    Investor N/Investor Class Shares               -               332,571                           332,571
Shares Outstanding by Class:
    Primary A/Pilot Shares                         -            34,820,482                        34,820,482
    Primary B                                      -                n/a                              n/a
    Investor A/Admin. Class A Share                -              1,579,190                        1,579,190
    Investor C                                     -                n/a                              n/a
    Investor N/Investor Class Shares               -                 19,154                           19,154
    Primary A Shares/Pilot Shares:
    Net Asset Value per Share                      n/a               $17.41                           $17.41
    Primary B Shares:
    Net Asset Value per Share                      n/a               n/a                              n/a
    Investor A Shares/Admin Class A Shares:
    Net Asset Value per Share                      n/a                $17.26                          $17.26
    Investor C Shares:
    Net Asset Value per Share                      n/a               n/a                               n/a
    Investor N Shares/Investor Class Shares:
    Net Asset Value per Share:                     n/a                $17.36                          $17.36

                   See Notes to Proforma Financial Statements

(a) Unamortized Organization Costs of the acquired fund will be borne by the Advisor.

                        NATIONS INTERNATIONAL GROWTH FUND
                         PILOT INTERNATIONAL EQUITY FUND
                  Pro Forma Statement of Operations (Unaudited)
              For the Twelve Month Period Ending September 30, 1996


                                                  Nations
                                                International
                                                   Growth        Pilot International    Adjustments       Pro Forma
                                                    Fund            Equity Fund       to Proforma   Combined (Note 1)

INVESTMENT INCOME:
Dividends (net of foreign taxes of $1,234,207)        -              $7,804,191             -          $7,804,191
Interest                                              -               1,034,718             -           1,034,718
    Total Investment Income                           -               8,838,909                         8,838,909
EXPENSES:
Investment Advisory                                   -               4,019,089         502,386 (a)     4,521,475
Administration                                        -                 555,894         (53,508)(a)       502,386
Accounting Fee                                        -                  38,229         (38,229)(a)             0
Transfer Agent                                        -                  55,708             -              55,708
Custodian                                             -                 330,631         (55,000)(c)       275,631
Legal and Audit Fees                                  -                 105,288         (40,000)(c)        65,288
Trustees' Fees                                        -                  17,352             -              17,352
Amortization of Organization Costs                    -                  43,806         (43,806)(b)             0
Other Expenses                                        -                 282,739         (80,000)(c)       202,739
    Subtotal                                                           5,448,736        191,843         5,640,579
Shareholder Servicing and Distribution Fees
    Adminstrative Class A/Investor                    -                   67,452            n/a            67,452
    Investor C                                        -                     -               n/a             n/a
    Investor Class Shares/Investor N                  -                      362            n/a               362
Fees Waived and/or Reimbursed by
  Investment Advisor                                  -                     -               -                   0
Total Expenses                                        0                5,516,550         191,843        5,708,393
NET INVESTMENT INCOME                                 0                3,322,359        (191,843)       3,130,516
Net Realized and Unrealized Gain/(Loss)
  on Investments:
Realized Gain/(Loss) on Securities and Future Tr      -               11,637,385                        11,637,385
Net Realized Gains from Foreign Currency Transactions -                4,700,976                         4,700,976
Change in Unrealized Appreciation/
  (Depreciation) on Securities and Futures            -               34,514,021                        34,514,021
Net Realized and Unrealized Gain/(Loss)
  on Investments and Futures                          0               50,852,382                        50,852,382
Net Increase/(Decrease) in Assets
  Resulting from Operations                          $0              $54,174,741        ($191,843)     $53,982,898

Legend:
(a) Reflects adjustment to the acquiring fund contractual fee obligation.
(b) Organization expense of the acquired fund is not an expense of the combined fund.
(c) Adjustment reflects expected savings when the two funds become one.

                   See Notes to Proforma Financial Statements

                        Nations International Growth Fund
                         Pilot International Equity Fund


               Notes to Pro Forma Financial Statements (Unaudited)





1. Basis of Combination

Nations Fund, Inc. (the "Company") is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. As of September 30, 1996 the Company offered five separate portfolios. On February 7, 1997, the Board of Directors of the Company created Nations International Growth Fund for the purpose of this proposed business combination. The unaudited Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations reflect the accounts of the Pilot International Equity Fund for the twelve month period ended September 30, 1996 conformed to the proposed Nations International Growth Fund expense structure. These statements have been derived from books and records utilized in calculating daily net asset value at September 30, 1996.

The pro forma statements give effect to the proposed transfer of the assets and stated liabilities of the Pilot International Equity Fund in exchange for shares of the Nations International Growth Fund. Under generally accepted accounting principles, the historical cost of investment securities will be carried forward to the surviving entity and the results of operations of the Pilot International Equity Fund for pre-combination periods will not be restated. The pro forma statements do not reflect the expenses of either fund in carrying out its obligations under the proposed Agreement and Plan of Reorganization.

The Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations should be read in conjunction with the historical financial statements of the funds incorporated by reference in the Statement of Additional Information.

                        Nations International Growth Fund
                         Pilot International Equity Fund

               Notes to Pro Forma Financial Statements (Unaudited)



The advisory fee for the Nations International Growth Fund was computed using an annual rate of 0.90% of average daily net assets. The subadviser, Kleinwort Benson Investment Management Americas Inc., will be paid a subadviser fee by the adviser at an annual rate of 0.40% of average daily net assets up to and including $325 million and 0.25% of average daily net assets in excess of $325 million. The administration fee was computed based on the annual rate of 0.10% of average daily net assets of the Company and the investment portfolios of Nations Fund Trust and Nations Fund Portfolios, Inc. (two other registered open-end investment companies that are part of the Nations Fund Family) on a combined basis.

The Company has adopted a shareholder administration plan ("Administration Plan") for the Primary B Shares of the Nations International Growth Fund. Under the Administration Plan, aggregate payments may not exceed 0.50%, on an annualized basis, of the average daily net assets of the Fund's Primary B Shares.

The Company has also adopted a shareholder servicing and distribution plan ("Investor A Plan") pursuant to Rule 12b-1 under the 1940 Act for the Investor A Shares of the Nations International Growth Fund. Under the Investor A Plan, aggregate payments may not exceed 0.25%, on an annualized basis, of the average daily net assets of the Fund's Investor A Shares.

The Company has also adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act with respect to Investor C Shares ("Investor C Distribution Plan") and Investor N Shares ("Investor N Distribution Plan") of the Nations International Growth Fund. Under the Investor C Distribution Plan and Investor N Distribution Plan, aggregate payments may not exceed 0.25% and 0.75%, on an annualized basis, of the average daily net assets of the Investor C Shares and Investor N Shares, respectively, of the Fund.

                        Nations International Growth Fund
                         Pilot International Equity Fund

               Notes to Pro Forma Financial Statements (Unaudited)



The Company has also adopted a shareholder servicing plan with respect to Investor C Shares ("Investor C Servicing Plan") and Investor N Shares ("Investor N Servicing Plan") of the Nations International Growth Fund. Under the Investor C Servicing Plan and Investor N Servicing Plan, aggregate payments may not exceed 0.25%, on an annualized basis, of the average daily net assets of the Investor C Shares and Investor N Shares of the Fund.

2. Portfolio Valuation

Securities of Nations International Growth Fund which are traded on a recognized stock exchange are valued at the last sale price on the securities exchange on which such securities are primarily traded or, lacking any sales on a particular day, at the mean between the closing bid and asked prices on that day. If there are no such bid and asked quotations, the most recent bid quote is used. Each security traded in the over-the-counter market (but not including securities reported on the NASDAQ National Market System) is valued at the mean between the last available bid and asked prices based upon quotes furnished by principal market makers for such securities. The valuation of international securities which trade on foreign exchanges are provided by an independent pricing service approved by the Board of Directors. Each security reported on the NASDAQ National Market System is valued at the last sales price on the valuation date. Debt obligations are valued on the basis of prices provided by an independent pricing service. Prices provided by the pricing service may be determined without exclusive reliance on quoted prices, and may reflect appropriate factors such as yield, type of issue, coupon rate, maturity and general market conditions. Certain securities may be valued by one or more principal market makers. Securities for which market quotations are not readily available are valued at fair market value under the supervision of the Board of Directors. Short-term investments that mature in 60 days or less are valued at amortized cost. Pilot

                        Nations International Growth Fund
                         Pilot International Equity Fund


               Notes to Pro Forma Financial Statements (Unaudited)


International   Equity  Fund  uses  similar  rules  for  determining   portfolio
valuation.

3. Capital Shares

The pro forma net asset value per share assumes the issuance of shares of Nations International Growth Fund which would have been issued at September 30, 1996 in connection with the proposed reorganization. The pro forma number of shares outstanding of 36,418,825 consists of 36,418,825 shares assumed issued in the reorganization.

NATIONS FUND
NATIONS PRIME FUND
PILOT SHORT-TERM DIVERSIFIED ASSETS FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996


                    PRINCIPAL
                     AMOUNT                                                                      VALUE

====================================================================================================================================
                      PILOT                        SECURITY                                      PILOT
                   SHORT-TERM                     DESCRIPTIONS                                 SHORT-TERM
    NATIONS        DIVERSIFIED                                                    NATIONS      DIVERSIFIED
     PRIME           ASSETS                                                        PRIME         ASSETS
      FUND            FUND          COMBINED                                        FUND         FUND          COMBINED
====================================================================================================================================
                                               BANK OBLIGATIONS - 16.2%

                                               BANKERS ACCEPTANCE - 0.5%
$ 30,000,000     $          0   $ 30,000,000   Sanwa Bank Ltd.,
                                               Discount note        10/25/96   $ 29,892,600   $          0   $ 29,892,600
                                                                               ------------------------------------------

                                               CERTIFICATES OF DEPOSIT - DOMESTIC - 5.4%
           0       50,000,000     50,000,000   American National Life Insurance Co.,
                                               5.630%+              10/01/96 +++          0     50,000,000     50,000,000
  50,000,000                0     50,000,000   Bank of New York, (Delaware),
                                               5.775%+              10/25/96     50,000,000              0     50,000,000
           0       45,000,000     45,000,000   Banque Nationale de Paris,
                                               5.350%               10/21/96              0     45,000,476     45,000,476
                                               Chase Manhattan Corp.:
           0       25,000,000     25,000,000   5.500%               11/04/96              0     25,000,000     25,000,000
           0       21,000,000     21,000,000   5.850%               01/08/97              0     21,016,808     21,016,808
           0       40,000,000     40,000,000   Morgan Guaranty Trust Co.,
                                               5.520%               01/06/97              0     40,001,056     40,001,056
           0       50,000,000     50,000,000   NationBank of Texas, NA,
                                               5.650%               11/01/96              0     50,005,080     50,005,080
           0       32,000,000     32,000,000   SMM Trust,
                                               5.719%+              12/26/96 +++          0     32,000,000     32,000,000
                                                                               ------------------------------------------
                                                                                 50,000,000    263,023,420    313,023,420
                                                                               ------------------------------------------

                                               CERTIFICATE OF DEPOSIT - EURO - 0.9%
           0       25,000,000     25,000,000   Commerzbank A.G.,
                                               5.320%               10/22/96              0     25,000,000     25,000,000
  27,000,000                0     27,000,000   Morgan Guaranty Trust Company,
                                               4.920%               02/12/97     26,982,109              0     26,982,109
                                                                               ------------------------------------------
                                                                                 26,982,109     25,000,000     51,982,109
                                                                               ------------------------------------------


                                               CERTIFICATES OF DEPOSIT - YANKEE - 9.4%
                                               Bank of Tokyo, Mitsibushi (New York):
  25,000,000                0     25,000,000   5.660%               02/12/97     25,000,000              0     25,000,000
  30,000,000                0     30,000,000   5.860%               03/10/97     30,000,000              0     30,000,000
  30,000,000                0     30,000,000   5.730%               03/27/97     30,000,000              0     30,000,000
           0       25,000,000     25,000,000   Barclays Bank,
                                               5.680%               01/03/97              0     25,000,641     25,000,641
 100,000,000                0    100,000,000   Bayerische Landesbank, (New York),
                                               5.7875%+             08/01/97    100,000,000              0    100,000,000
                                               Bayerische Vereinsbank AG, (New York):
  50,000,000                0     50,000,000   5.320%               02/24/97     50,000,000              0     50,000,000
  30,000,000                0     30,000,000   5.300%               03/04/97     30,000,000              0     30,000,000
  60,000,000                0     60,000,000   Deutsche Bank, (New York),
                                               5.700%               09/17/97     60,000,000              0     60,000,000
           0       50,000,000     50,000,000   Landesbank Hessen - Thuringen,
                                               5.440%               12/09/96              0     50,000,000     50,000,000
                                               Royal Bank of Canada:
           0       13,000,000     13,000,000   5.620%               11/29/96              0     13,002,142     13,002,142
           0       20,000,000     13,000,000   5.390%+              12/13/96              0     19,996,742     19,996,742
                                               Sanwa Bank Ltd. of New York:
  20,000,000                0     20,000,000   5.590%               10/16/96     19,999,548              0     19,999,548
  30,000,000                0     30,000,000   5.700%               10/16/96     30,000,123              0     30,000,123
  50,000,000                0     50,000,000   5.650%               01/15/97     50,000,000              0     50,000,000
           0       10,000,000     10,000,000   Societe Generale,
                                               5.390%               11/22/96              0     10,000,427     10,000,427
                                                                               ------------------------------------------
                                                                                424,999,671    117,999,952    542,999,623
                                                                               ------------------------------------------

                                               --------------------------------------------------------------------------
                                               TOTAL BANK OBLIGATIONS          $531,874,380   $406,023,372   $937,897,752
                                               --------------------------------------------------------------------------


NATIONS FUND
NATIONS PRIME FUND
PILOT SHORT-TERM DIVERSIFIED ASSETS FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996



                    PRINCIPAL
                     AMOUNT                                                                      VALUE

====================================================================================================================================
                      PILOT                        SECURITY                                      PILOT
                   SHORT-TERM                     DESCRIPTIONS                                 SHORT-TERM
    NATIONS        DIVERSIFIED                                                    NATIONS      DIVERSIFIED
     PRIME           ASSETS                                                        PRIME         ASSETS
      FUND            FUND          COMBINED                                        FUND         FUND          COMBINED
====================================================================================================================================

                                          CORPORATE OBLIGATIONS - 54.1%

                                          COMMERCIAL PAPER - 36.1%
$         0   $25,000,000   $25,000,000   ABN Amro,
                                          Discount note                       12/04/96   $         0   $24,768,000   $24,768,000
                                          Aetna Services, Inc.:
 20,000,000             0    20,000,000   Discount note                       04/10/97    19,384,555             0    19,384,555
 20,000,000             0    20,000,000   Discount note                       04/11/97    19,379,200             0    19,379,200
                                          American Home Food Products Inc.:
          0    50,000,000    50,000,000   Discount note(a)                    10/02/96             0    49,992,542    49,992,542
 81,000,000             0    81,000,000   Discount note(a)                    10/03/96    80,975,700             0    80,975,700
          0    12,000,000    12,000,000   Discount note(a)                    10/15/96             0    11,973,400    11,973,400
 20,000,000             0    20,000,000   Ameritech Corporation,
                                          Discount note(a)                    12/30/96    19,724,000             0    19,724,000
                                          Asset Securitization Cooperative Corporation:
 25,000,000             0    25,000,000   Discount note(a)                    10/01/96    24,977,208             0    24,977,208
 30,000,000             0    30,000,000   Discount note                       10/15/96    29,936,767             0    29,936,767
  7,500,000             0     7,500,000   Associates Corporation of N.A.,
                                          Discount note                       10/01/96     7,500,000             0     7,500,000
                                          Bankers Trust Company:
 60,000,000             0    60,000,000   Discount note                       02/18/97    58,733,000             0    58,733,000
 25,000,000             0    25,000,000   Discount note                       03/05/97    24,388,611             0    24,388,611
 20,000,000             0    20,000,000   BTM Capital Corporation,
                                          Discount note(a)                    10/28/96    19,916,300             0    19,916,300
 10,300,000             0    10,300,000   Caterpillar Financial Services
                                          Corporation, Discount note          10/01/96    10,300,000             0    10,300,000
                                          Countrywide Home Loans, Inc.:
 20,300,000             0    20,300,000   Discount note                       10/02/96    20,297,000             0    20,297,000
 12,200,000             0    12,200,000   Discount note                       10/30/96    12,146,930             0    12,146,930
          0    50,000,000    50,000,000   Dresdner U.S. Financial Inc.,
                                          Discount note                       10/03/96             0    49,985,194    49,985,194
                                          Finova Capital Corporation:
 15,000,000             0    15,000,000   Discount note                       10/18/96    14,961,042             0    14,961,042
 45,500,000             0    45,500,000   Discount note                       10/21/96    45,361,092             0    45,361,092
 50,000,000             0    50,000,000   Discount note                       10/28/96    49,798,625             0    49,798,625
 30,000,000             0    30,000,000   Discount note                       11/13/96    29,806,500             0    29,806,500
 25,000,000             0    25,000,000   Discount note                       11/27/96    24,778,333             0    24,778,333
 24,000,000             0    24,000,000   First Data Corporation,
                                          Discount note                       11/19/96    23,822,620             0    23,822,620
          0    25,000,000    25,000,000   Ford Motor Credit Corporation,
                                          Discount note                       12/02/96             0    24,769,222    24,769,222
                                          General Motors Acceptance Corporation:
          0    50,000,000    50,000,000   Discount note                       11/04/96             0    49,746,417    49,746,417
 25,000,000             0    25,000,000   Discount note                       11/26/96    24,805,556             0    24,805,556
 12,000,000             0    12,000,000   Discount note                       12/04/96    11,882,240             0    11,882,240
 30,000,000             0    30,000,000   Discount note                       12/13/96    29,671,500             0    29,671,500
 25,000,000             0    25,000,000   Discount note                       12/17/96    24,701,090             0    24,701,090
 30,000,000             0    30,000,000   Discount note                       02/19/97    29,353,750             0    29,353,750
 24,300,000             0    24,300,000   Discount note                       03/12/97    23,687,640             0    23,687,640
          0    10,000,000    10,000,000   Glaxo Welcome Plc.,
                                          Discount note                       10/01/96             0    10,000,000    10,000,000
          0    50,000,000    50,000,000   Goldman Sachs Group L.P.,
                                          Discount note                       10/02/96             0    49,992,542    49,992,542
                                          International Securitization Corporation:
 30,000,000             0    30,000,000   Discount note(a)                    10/22/96    29,903,750             0    29,903,750
 13,000,000             0    13,000,000   Discount note(a)                    12/24/96    12,836,200             0    12,836,200
                                          Lehman Brothers Holdings Inc.:
 50,000,000             0    50,000,000   Discount note                       11/05/96    49,763,264             0    49,763,264
 26,000,000             0    26,000,000   Discount note                       01/07/97    25,595,152             0    25,595,152
          0    50,000,000    50,000,000   Merrill Lynch & Co., Inc.,
                                          Discount note                       01/13/97             0    49,208,445    49,208,445
                                          Mitsubishi International Corporation:
 20,000,000             0    20,000,000   Discount note                       10/09/96    19,975,511             0    19,975,511
 30,000,000             0    30,000,000   Discount note                       10/10/96    29,958,750             0    29,958,750
          0    50,000,000    50,000,000   Morgan (J.P.) & Company, Inc.,
                                          Discount note                       01/06/97             0    49,272,500    49,272,500


NATIONS FUND
NATIONS PRIME FUND
PILOT SHORT-TERM DIVERSIFIED ASSETS FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996



                    PRINCIPAL
                     AMOUNT                                                                      VALUE

====================================================================================================================================
                      PILOT                        SECURITY                                      PILOT
                   SHORT-TERM                     DESCRIPTIONS                                 SHORT-TERM
    NATIONS        DIVERSIFIED                                                 NATIONS         DIVERSIFIED
     PRIME           ASSETS                                                    PRIME             ASSETS
      FUND            FUND       COMBINED                                       FUND              FUND          COMBINED
====================================================================================================================================
                                            CORPORATE OBLIGATIONS - (CONTINUED)

                                            COMMERCIAL PAPER - (CONTINUED)

$          0   $50,000,000   $ 50,000,000   Morgan Stanley Inc.,
                                            Discount note         10/08/96   $ 0           $   49,948,375   $   49,948,375
                                            National Bank of Canada:
  25,000,000             0     25,000,000   Discount note         11/21/96    24,825,042                0       24,825,042
  25,000,000             0     25,000,000   Discount note         11/22/96    24,824,139                0       24,824,139
  25,000,000             0     25,000,000   Discount note         11/29/96    24,793,090                0       24,793,090
  15,000,000             0     15,000,000   Discount note         03/07/97    14,630,396                0       14,630,396
  35,000,000             0     35,000,000   Discount note         06/02/97    33,626,483                0       33,626,483
                                            New Center Asset Trust:
  25,000,000             0     25,000,000   Discount note         10/07/96    24,977,708                0       24,977,708
  30,000,000             0     30,000,000   Discount note         11/05/96    29,841,625                0       29,841,625
  25,000,000             0     25,000,000   Discount note         11/12/96    24,839,875                0       24,839,875
  35,000,000             0     35,000,000   Discount note         11/22/96    34,729,528                0       34,729,528
           0    25,000,000     25,000,000   NYNEX Corp.,
                                            Discount note         10/07/96             0       24,977,500       24,977,500
                                            ODC Capital Corporation:
  23,500,000             0     23,500,000   Discount note(a)      10/07/96    23,479,046                0       23,479,046
  38,000,000             0     38,000,000   Discount note(a)      10/21/96    37,884,944                0       37,884,944
  28,283,000             0     28,283,000   Discount note(a)      10/28/96    28,168,454                0       28,168,454
  15,000,000             0     15,000,000   Orix America Inc.,
                                            Sanwa LOC
                                            Discount note(a)      11/15/96    14,898,938                0       14,898,938
  16,000,000             0     16,000,000   Renault Credit
                                            International,
                                            Discount note         12/20/96    15,801,956                0       15,801,956
                                            Sears Roebuck Acceptance Corp.:
           0    25,000,000     25,000,000   Discount note         10/02/96             0       24,996,257       24,996,257
           0    30,000,000     30,000,000   Discount note         10/15/96             0       29,938,050       29,938,050
                                            Sumitomo Corporation of America:
  24,500,000             0     24,500,000   Discount note         10/01/96    24,500,000                0       24,500,000
  20,000,000             0     20,000,000   Discount note         10/01/96    20,000,000                0       20,000,000
  25,000,000             0     25,000,000   Discount note         10/07/96    24,976,625                0       24,976,625
  20,000,000             0     20,000,000   Discount note         10/10/96    19,972,400                0       19,972,400
  15,000,000             0     15,000,000   Discount note         10/15/96    14,968,208                0       14,968,208
  25,000,000             0     25,000,000   Discount note         11/08/96    24,856,445                0       24,856,445
  25,000,000             0     25,000,000   Discount note         11/12/96    24,840,166                0       24,840,166
  10,000,000             0     10,000,000   Discount note         11/18/96     9,926,933                0        9,926,933
  17,752,000             0     17,752,000   Discount note         12/02/96    17,585,378                0       17,585,378
  25,000,000             0     25,000,000   Discount note         12/30/96    24,647,500                0       24,647,500
                                            Tri-Lateral Capital (USA) Inc.:
  10,838,000             0     10,838,000   Discount note(a)      10/15/96    10,815,029                0       10,815,029
  23,800,000             0     23,800,000   Discount note(a)      10/21/96    23,726,220                0       23,726,220
  23,500,000             0     23,500,000   Discount note(a)      10/25/96    23,414,617                0       23,414,617
  22,450,000             0     22,450,000   Discount note(a)      11/18/96    22,287,462                0       22,287,462
  17,450,000             0     17,450,000   Discount note(a)      11/18/96    17,323,197                0       17,323,197
  10,140,000             0     10,140,000   Discount note(a)      12/13/96    10,024,854                0       10,024,854
  29,200,000             0     29,200,000   Discount note(a)      12/16/96    28,856,024                0       28,856,024
           0    25,000,000     25,000,000   UBS Financial Inc.,
                                            Discount note         10/01/96             0       25,000,000       25,000,000
           0    20,000,000     20,000,000   Whirlpool Financial
                                            Corporation,
                                            Discount note         10/15/96             0       19,958,000       19,958,000
                                                                           -----------------------------------------------
                                                                           1,548,364,168      544,526,444    2,092,890,612
                                                                           -----------------------------------------------

                                            CORPORATE NOTES - 18.0%
                                            Abbey National Treasury Services:
  30,000,000             0     30,000,000   5.080%                02/27/97    29,995,482                0       29,995,482
  25,000,000             0     25,000,000   5.045%                03/03/97    24,988,953                0       24,988,953
  25,000,000             0     25,000,000   5.110%                03/17/97    24,984,585                0       24,984,585
                                            Bankers Trust Company of New York:
 100,000,000             0    100,000,000   5.380%+               10/01/96+++100,000,000                0      100,000,000
     325,000             0        325,000   7.250%                11/01/96       325,325                0          325,325


NATIONS FUND
NATIONS PRIME FUND
PILOT SHORT-TERM DIVERSIFIED ASSETS FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996



                    PRINCIPAL
                     AMOUNT                                                                      VALUE

====================================================================================================================================
                      PILOT                        SECURITY                                      PILOT
                   SHORT-TERM                     DESCRIPTIONS                                 SHORT-TERM
    NATIONS        DIVERSIFIED                                                    NATIONS      DIVERSIFIED
     PRIME           ASSETS                                                        PRIME         ASSETS
      FUND            FUND          COMBINED                                        FUND         FUND          COMBINED
====================================================================================================================================

                                               CORPORATE OBLIGATIONS - (CONTINUED)

                                               CORPORATE NOTES - (CONTINUED)
                                               Bear Stearns & Company, Inc.:
$50,000,000       $         0   $50,000,000    5.3800%+      10/01/96 +++   $   50,000,000   $            0   $   50,000,000
 25,000,000                 0    25,000,000    5.4000%+      10/01/96 +++       25,000,000                0       25,000,000
 35,000,000                 0    35,000,000    5.4875%+      10/04/96 +++       35,000,000                0       35,000,000
 50,000,000                 0    50,000,000    5.0250%       02/10/97           50,000,000                0       50,000,000
 25,000,000                 0    25,000,000    5.2500%       02/26/97           25,000,000                0       25,000,000
 15,000,000                 0    15,000,000    5.1150%       02/28/97           15,000,000                0       15,000,000
                                               MTN:
          0        25,000,000    25,000,000    5.600%        03/18/97                    0       25,000,000       25,000,000
          0        25,000,000    25,000,000    5.472%+       06/03/97 +++                0       25,000,000       25,000,000
                                               Beta Finance Inc.:
 75,000,000                 0    75,000,000    5.560%+       10/01/96 +++       75,000,000                0       75,000,000
 25,000,000                 0    25,000,000    5.730%+       10/01/96 +++       25,000,000                0       25,000,000
                                               Chrysler Financial Corporation:
 16,890,000                 0    16,890,000    8.125%        12/16/96           16,969,461                0       16,969,461
 14,750,000                 0    14,750,000    7.630%        02/24/97           14,888,397                0       14,888,397
 10,000,000                 0    10,000,000    6.390%        10/03/97           10,018,928                0       10,018,928
                                               CS First Boston:
 25,000,000                 0    25,000,000    5.360%+       10/01/96 +++       25,000,000                0       25,000,000
 25,000,000                 0    25,000,000    5.340%+       10/01/96 +++       25,000,000                0       25,000,000
 25,000,000                 0    25,000,000    5.380%+       10/01/96 +++       25,000,000                0       25,000,000
          0        50,000,000    50,000,000    MTN,
                                               5.610%+       05/12/97 +++                0       50,000,000       50,000,000
  5,000,000                 0     5,000,000    Ford Motor Credit Corporation,
                                               8.000%        10/01/96            5,000,000                0        5,000,000
          0        50,000,000    50,000,000    General American Life Insurance, MTN,
                                               5.860%+       10/01/96 +++                0       50,000,000       50,000,000
                                               General Motors Acceptance Corporation:
    165,000                 0       165,000    8.000%        10/01/96              165,009                0          165,009
  1,000,000                 0     1,000,000    5.250%        11/15/96              999,241                0          999,241
 50,000,000                 0    50,000,000    5.380%+       10/01/96 +++       49,992,384                0       49,992,384
                                               Lehman Brothers Holdings Inc.:
 18,530,000                 0    18,530,000    8.3750%       04/01/97           18,800,391                0       18,800,391
 50,000,000                 0    50,000,000    5.5727%+      10/08/96 +++       50,000,000                0       50,000,000
                                               Merrill Lynch & Company Inc.:
 25,000,000                 0    25,000,000    5.440%+       10/03/96           25,000,000                0       25,000,000
 10,000,000                 0    10,000,000    5.120%        02/27/97            9,966,802                0        9,966,802
 50,000,000                 0    50,000,000    5.360%+       10/01/96 +++       50,000,000                0       50,000,000
 25,000,000                 0    25,000,000    5.370%+       10/01/96 +++       25,000,000                0       25,000,000
          0         8,000,000     8,000,000    6.360%        12/16/96                    0        8,011,847        8,011,847
  2,835,000                 0     2,835,000    Philip Morris Companies Inc.,
                                               8.750%        12/01/96            2,849,420                0        2,849,420
          0        45,000,000    45,000,000    USL Capital Corp.,
                                               5.602%+       10/31/96 +++                0       45,004,601       45,004,601
                                                                            ------------------------------------------------
                                                                               834,944,378      203,016,448    1,037,960,826
                                                                            ------------------------------------------------

                                               -----------------------------------------------------------------------------
                                               TOTAL CORPORATE OBLIGATIONS  $2,383,308,546   $  747,542,892   $3,130,851,438
                                               -----------------------------------------------------------------------------

                                               GUARANTEED INVESTMENT CONTRACTS - 7.8%

                                               Allstate Life Insurance Company:
 25,000,000                 0    25,000,000    5.629%**     12/29/96#          25,000,000                0       25,000,000
 25,000,000                 0    25,000,000    5.629%**     12/29/96#          25,000,000                0       25,000,000
 25,000,000                 0    25,000,000    Anchor National Life Insurance Company,
                                               5.718%**     12/29/96#          25,000,000                0       25,000,000
                                               Commonwealth Life Insurance Company, Inc.:
 10,000,000                 0    10,000,000    5.670%**     03/29/97#          10,000,000                0       10,000,000
 62,000,000                 0    62,000,000    5.670%**     03/29/97#          62,000,000                0       62,000,000
 50,000,000                 0    50,000,000    General American Life Insurance Company,
                                               5.610%**     10/07/96#          50,000,000                0       50,000,000
                                               Life Insurance Company of Georgia,
 60,000,000                 0    60,000,000    5.700%**     03/29/97#          60,000,000                0       60,000,000




NATIONS FUND
NATIONS PRIME FUND
PILOT SHORT-TERM DIVERSIFIED ASSETS FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996



                    PRINCIPAL
                     AMOUNT                                                                      VALUE

====================================================================================================================================
                  PILOT                            SECURITY                                       PILOT
               SHORT-TERM                         DESCRIPTIONS                                  SHORT-TERM
    NATIONS    DIVERSIFIED                                                        NATIONS       DIVERSIFIED
     PRIME       ASSETS                                                            PRIME          ASSETS
      FUND        FUND          COMBINED                                           FUND          FUND            COMBINED
====================================================================================================================================
                                               GUARANTEED INVESTMENT CONTRACTS - (CONTINUED)

                                               Life Insurance Company of Virginia:
$ 50,000,000  $         0   $ 50,000,000       5.420%**+       10/07/96#        $ 50,000,000   $          0   $ 50,000,000
  25,000,000            0     25,000,000       5.469%**+       10/07/96#          25,000,000              0     25,000,000
  25,000,000            0     25,000,000       5.469%**+       10/07/96#          25,000,000              0     25,000,000
  20,000,000            0     20,000,000       Peoples Security Life Insurance Company,
                                               5.670%**+       03/29/97#          20,000,000              0     20,000,000
  50,000,000            0     50,000,000       Sun Life Insurance Company of America,
                                               5.770%**+       03/29/97#          50,000,000              0     50,000,000
  25,000,000            0     25,000,000       Travelers Life Insurance Company,
                                               5.119%**+       10/01/96 +++       25,000,000              0     25,000,000
                                                                                ------------------------------------------
                                               ---------------------------------------------------------------------------
                                               TOTAL GUARANTEED INVESTMENT
                                                   CONTRACTS                    $452,000,000   $          0   $452,000,000
                                               ---------------------------------------------------------------------------

                                               MUNICIPAL BONDS - 0.8%

  22,800,000            0     22,800,000       Indiana (State of), Financing Authority, Economic
                                               Development Revenue, Qualitech Steel, National City
                                               Bank, Indiana LOC,
                                               5.570%+         10/02/96 +++       22,800,000              0     22,800,000
  24,500,000            0     24,500,000       Missouri (State of), Economic Development Revenue, Export and
                                               Infrastructure Board, (Biocraft Laboratories Inc. Project),
                                               PNC Bank LOC,
                                               5.450%+         10/02/96 +++       24,500,000              0     24,500,000
                                                                                ------------------------------------------
                                               ---------------------------------------------------------------------------
                                               TOTAL MUNICIPAL BONDS            $ 47,300,000   $          0   $ 47,300,000
                                                                                ------------------------------------------

                                               TIME DEPOSITS - 2.1%

                                               TIME DEPOSITS - DOMESTIC - 1.6%
  50,000,000            0     50,000,000       Societe Generale,
                                               5.875%          10/01/96           50,000,000              0     50,000,000
           0   40,000,000     40,000,000       Suntrust Bank,
                                               5.875%          10/01/96                    0     40,000,000     40,000,000
                                                                                ------------------------------------------
                                                                                  50,000,000     40,000,000     90,000,000
                                                                                ------------------------------------------

                                               TIME DEPOSIT - EURO - 0.5%
  30,000,000            0     30,000,000       First Union National Bank,
                                               5.750%          10/01/96           30,000,000              0     30,000,000
                                                                                ------------------------------------------

                                               ---------------------------------------------------------------------------
                                               TOTAL TIME DEPOSITS              $ 80,000,000   $ 40,000,000   $120,000,000
                                               ---------------------------------------------------------------------------

                                               U.S. GOVERNMENT OBLIGATIONS - 6.5%

                                               FEDERAL FARM CREDIT BANK - 0.4%
           0   25,000,000     25,000,000       4.950%          03/03/97                    0     24,979,644     24,979,644
                                                                                ------------------------------------------

                                               FEDERAL HOME LOAN BANK - 1.2%
  50,000,000            0     50,000,000       5.360% +        10/01/96 +++       50,000,000              0     50,000,000
  18,000,000            0     18,000,000       4.619%++        10/29/96 +++       18,000,000              0     18,000,000
                                                                                ------------------------------------------

  68,000,000            0     68,000,000       STUDENT LOAN MARKETING ASSOCIATION FLOATING RATE NOTES - 4.9%
  50,000,000            0     50,000,000       5.480%+         10/01/96 +++       50,000,000              0     50,000,000
  20,000,000            0     20,000,000       5.490%+         10/01/96 +++       20,000,000              0     20,000,000
  11,600,000            0     11,600,000       5.510%+         10/01/96 +++       11,560,876              0     11,560,876
  12,000,000            0     12,000,000       5.510%+         10/01/96 +++       12,000,000              0     12,000,000
  47,500,000            0     47,500,000       5.530%+         10/01/96 +++       47,335,263              0     47,335,263
  21,000,000            0     21,000,000       5.530%+         10/01/96 +++       20,981,173              0     20,981,173
  70,000,000            0     70,000,000       5.620%+         10/01/96 +++       70,000,000              0     70,000,000
  10,000,000   40,700,000     50,700,000       5.670%+         10/01/96 +++       10,000,000     40,773,012     50,773,012
                                                                                ------------------------------------------
                                                                                 241,877,312     40,773,012    282,650,324
                                                                                ------------------------------------------

                                               ---------------------------------------------------------------------------
                                               TOTAL U.S. GOVERNMENT AGENCY
                                                  OBLIGATIONS                   $309,877,312   $ 65,752,656   $375,629,968
                                               ---------------------------------------------------------------------------


NATIONS FUND
NATIONS PRIME FUND
PILOT SHORT-TERM DIVERSIFIED ASSETS FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996



                    PRINCIPAL
                     AMOUNT                                                                      VALUE

====================================================================================================================================
                      PILOT                        SECURITY                                      PILOT
                   SHORT-TERM                     DESCRIPTIONS                                 SHORT-TERM
    NATIONS        DIVERSIFIED                                                    NATIONS      DIVERSIFIED
     PRIME           ASSETS                                                        PRIME         ASSETS
      FUND            FUND          COMBINED                                        FUND         FUND          COMBINED
====================================================================================================================================

                                              U.S. TREASURY OBLIGATIONS - 1.0%

                                              U.S.TREASURY NOTES - 1.0%
$25,000,000              $0     $25,000,000   6.750%           02/28/97          $25,166,387            $0      $25,166,387
 35,000,000               0      35,000,000   6.875%           02/28/97           35,239,818             0       35,239,818
                                                                                ----------------------------------------------------

                                              --------------------------------------------------------------------------------------
                                              TOTAL U.S. TREASURY OBLIGATIONS    $60,406,205            $0      $60,406,205
                                              --------------------------------------------------------------------------------------

                SHARES                        MONEY MARKET FUNDS - 0.1%
                ------
  6,086,000               0       6,086,000   AIM Liquid Asset Portfolio           6,086,000             0        6,086,000
  1,000,000               0       1,000,000   AIM Prime Fund                       1,000,000             0        1,000,000
  1,005,000               0       1,005,000   Dreyfus Cash Management Plus Fund    1,005,000             0        1,005,000
     39,000               0          39,000   Fidelty Institutional Cash Portfolio    39,000             0           39,000
                                                                                ----------------------------------------------------

                                              --------------------------------------------------------------------------------------
                                              TOTAL MONEY MARKET FUNDS            $8,130,000            $0       $8,130,000
                                              --------------------------------------------------------------------------------------

            PRINCIPAL AMOUNT                  REPURCHASE AGREEMENTS - 11.4%
            ----------------

$80,000,000              $0     $80,000,000   GOLDMAN SACHS & COMPANY,
                                              5.820%           10/01/96           80,000,000             0       80,000,000
          0     129,689,330     129,689,330   LEHMAN BROTHERS INC.,
                                              5.240%           10/01/96                    0   129,689,330      129,689,330
180,000,000               0     180,000,000   LEHMAN BROTHERS INC.,
                                              5.900%           10/01/96          180,000,000             0      180,000,000
          0     150,184,325     150,184,325   MERRILL LYNCH & COMPANY INC.,
                                              5.210%           10/01/96                    0   150,184,325      150,184,325
          0      46,742,824      46,742,824   MORGAN (J.P.) & COMPANY INC.,
                                              5.200%           10/01/96                    0    46,742,824       46,742,824
 75,000,000               0      75,000,000   MORGAN STANLEY GROUP INC.,
                                              5.800%  10/01/96                    75,000,000             0       75,000,000
                                                                                ----------------------------------------------------

                                              --------------------------------------------------------------------------------------
                                              TOTAL REPURCHASE AGREEMENTS       $335,000,000   $326,616,479    $661,616,479
                                              --------------------------------------------------------------------------------------

                                              --------------------------------------------------------------------------------------
                                              TOTAL INVESTMENTS
                                                  (COST $5,793,831,842)        4,207,896,443 $1,585,935,399  $5,793,831,842
                                              --------------------------------------------------------------------------------------


**    Restricted security.
+ Floating / variable rate note. The interest rate shown reflects the rate in effect at September 30, 1996.
++ Variable rate security. The interest rate shown is tied to the Cost of Funds Index and resets on a delayed basis.
+++ Reset date. Interest rates reset either daily, weekly, monthly, quarterly or semi-annually.
# Security subject to a demand feature which allows the Fund to put the security back to the issuer from 7 to 180 calendar days.
(a) Securities are not registered under the Securities Act of 1933. These securities may be resold in transactions exempt from registration to qualified institutional buyers.

ABBREVIATION:

LOC  Letter of Credit
MTN Medium Term Note

                               NATIONS PRIME FUND
                    PILOT SHORT-TERM DIVERSIFIED ASSETS FUND
             Pro Forma Combining Statement of Assets and Liabilities
                               September 30, 1996


                                                   Nations     Pilot Short-Term   Adjustments      Pro Forma
                                                  Prime Fund   Diversified Fund   to Proforma   Combined (Note 1)
ASSETS:
Investments at Value (cost $4,207,896,443
  $1,585,935,399 and $5,793,831,842)            $4,207,896,443   $1,585,935,399        -          $5,793,831,842
Income Receivable                                   25,845,625        9,070,769        -              34,916,394
Receivable for Fund Shares Sold                      8,458,214         -               -               8,458,214
Prepaid and Other Assets                                60,281         -               -                  60,281
Total Assets                                     4,242,260,563    1,595,006,168        -           5,837,266,731
LIABILITIES
Income Distribution Payable                         11,981,449        6,728,730        -              18,710,179
Payable Due to Custodian                            46,566,503         -               -              46,566,503
Payable for Fund Shares Redeemed                    13,578,604         -               -              13,578,604
Accrued Expenses                                     1,548,722          503,411        -               2,052,133
Total Liabilities                                   73,675,278        7,232,141                       80,907,419
                                                       6651.55
Net Assets Applicable to Shares Outstanding     $4,168,585,285   $1,587,774,027                   $5,756,359,312
Net Assets by Class:
    Primary A                                   $2,494,705,981   $1,284,648,572                   $3,779,354,553
    Primary B                                      194,974,081         n/a                           194,974,081
    Investor A                                   1,067,016,964         n/a                         1,067,016,964
    Investor B                                     329,251,105      242,686,137                      571,937,242
    Investor C                                      82,307,215         n/a                            82,307,215
    Investor D                                         329,939       60,439,317                       60,769,256
Shares Outstanding by Class:
    Primary A                                     2,494,982,131   1,284,902,636                    3,779,884,767
    Primary B                                       194,995,481        n/a                           194,995,481
    Investor A                                    1,067,134,079        n/a                         1,067,134,079
    Investor B                                      329,287,243     242,730,396                      572,017,639
    Investor C                                       82,316,249        n/a                            82,316,249
    Investor D                                          329,977      60,450,937                       60,780,914
    Primary A Shares:
    Net Asset Value per Share                             $1.00           $1.00                            $1.00
    Primary B Shares:
    Net Asset Value per Share                             $1.00        n/a                                 $1.00
    Investor A Shares:
    Net Asset Value per Share                             $1.00        n/a                                 $1.00
    Investor B Shares:
    Net Asset Value per Share                             $1.00           $1.00                            $1.00
    Investor C Shares:
    Net Asset Value per Share                             $1.00        n/a                                 $1.00
    Investor D Shares:
    Net Asset Value per Share:                            $1.00           $1.00                            $1.00

                  See Notes to Proforma Financial Statements

                               NATIONS PRIME FUND
                    PILOT SHORT-TERM DIVERSIFIED ASSETS FUND
                  Pro Forma Statement of Operations (Unaudited)
              For the Twelve Month Period Ending September 30, 1996

                                                   Nations     Pilot Short-Term    Adjustments       Pro Forma
                                                  Prime Fund   Diversified Fund    to Proforma   Combined (Note 1)

INVESTMENT INCOME:
Interest                                         $233,170,534     $81,508,290                        $314,678,824
    Total Investment Income                       233,170,534      81,508,290                         314,678,824
EXPENSES:
Investment Advisory                                 8,372,890       2,213,684           648,213 (a)    11,234,787
Administration                                      4,141,604       1,624,782          (148,993)(a)     5,617,393
Portfolio Accounting Fee                              -                72,932           (72,932)(a)             0
Transfer Agent                                        862,471          13,945              -              876,416
Custodian                                             577,553         100,566           (25,142)(b)       652,978
Legal and Audit Fees                                  516,340         151,118          (151,118)(b)       516,340
Trustees' Fees                                        119,067          74,801           (74,801)(b)       119,067
Amortization of Organization Costs                          0          40,687           (40,687)(c)             0
Other Expenses                                        800,354         209,211           (52,303)(b)       957,262
    Subtotal                                       15,390,279       4,501,726            82,238        19,974,243
Shareholder Servicing and Distribution Fees
    Primary B                                         400,832           -                 n/a             400,832
    Investor A                                      3,627,686           -                 n/a           3,627,686
    Investor B                                        818,635         578,877             n/a           1,397,512
    Investor C                                        186,529           -                 n/a             186,529
    Investor D                                            862         206,340             n/a             207,202
Fees Waived and/or Reimbursed by
  Investment Advisor                               (2,945,587)       (463,815)          287,339 (d)    (3,122,063)
Total Expenses                                     17,479,236       4,823,128           369,577        22,671,941
NET INVESTMENT INCOME                             215,691,298      76,685,162          (369,577)      292,006,883
Net Realized and Unrealized Gain/(Loss)
  on Investments:
Realized Gain/(Loss) on Securities                    (25,675)       (514,757)                           (540,432)
Net Realized and Unrealized Gain/(Loss)
  on Investments                                      (25,675)       (514,757)                           (540,432)
Net Increase/(Decrease) in Assets
  Resulting from Operations                      $215,665,623      $76,170,405       ($369,577)       $291,466,451


Legend:
(a) Reflects adjustment to the acquiring fund contractual fee obligation.
(b) Adjustment reflects expected savings when the two funds become one.
(c) Organizaton expense of the acquired fund is not an expense of the combined fund.
(d) Reflects adjustment to the level of the acquiring fund's voluntary expense reimbursement.

                   See Notes to Proforma Financial Statements

                               Nations Prime Fund
                    Pilot Short-Term Diversified Assets Fund

               Notes to Pro Forma Financial Statements (Unaudited)




1. Basis of Combination

Nations Fund, Inc. (the "Company") is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company. As of September 30, 1996 the Company offers five separate portfolios. The unaudited Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations reflect the accounts of the Nations Prime Fund and the Pilot Short-Term Diversified Assets Fund for the period ended September 30, 1996. These statements have been derived from books and records utilized in calculating daily net asset value at September 30, 1996.

The pro forma statements give effect to the proposed transfer of the assets and stated liabilities of the Pilot Short-Term Diversified Assets Fund in exchange for shares of Nations Prime Fund. Under generally accepted accounting principles, the historical cost of investment securities will be carried forward to the surviving entity and the results of operations of the Pilot Short-Term Diversified Assets Fund for pre-combination periods will not be restated. The pro forma statements do not reflect the expenses of either fund in carrying out its obligations under the proposed Agreement and Plan of Reorganization.

The Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations should be read in conjunction with the historical financial statements of the funds incorporated by reference in the Statement of Additional Information.

                               Nations Prime Fund
                    Pilot Short-Term Diversified Assets Fund

               Notes to Pro Forma Financial Statements (Unaudited)




For the twelve month period ended September 30, 1996, the Nations Prime Fund's investment advisory fee was computed based on the combined average daily net assets of the Nations Prime Fund and the Nations Treasury Fund using 0.25% of combined average daily net assets up to $250 million and 0.20% of combined average daily net assets exceeding $250 million. The administration fee was computed based on the annual rate of 0.10% of average daily net assets of the Company and the investment portfolios of Nations Fund Trust and Nations Fund Portfolios, Inc. (two other registered open-end investment companies that are part of the Nations Fund Family) on a combined basis.

The Company has adopted a shareholder servicing plan for the Primary B Shares ("Primary B Servicing Plan"), Investor A Shares ("Investor A Servicing Plan"), Investor B Shares ("Investor B Servicing Plan"), Investor C Shares ("Investor C Servicing Plan") and Investor D Shares ("Investor D Servicing Plan") of Nations Prime Fund. Under the Primary B Servicing Plan, Investor A Servicing Plan, Investor B Servicing Plan, Investor C Servicing Plan and Investor D Servicing Plan, aggregate payments may not exceed 0.25%, 0.25%, 0.25%, 0.25% and 0.25%, on an annualized basis, of the average daily net assets of the Primary B Shares, Investor A Shares, Investor B Shares, Investor C Shares and Investor D Shares, respectively, of the Fund.

The Company has adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act for the Investor A Shares ("Investor A Distribution Plan") and Investor D Shares ("Investor D Distribution Plan") of the Nations Prime Fund. Under the
Investor A Distribution Plan and Investor D Distribution Plan, aggregate payments may not exceed 0.10% and 0.25%, on an annualized basis, of the average daily net assets of the Investor A Shares and Investor D Shares, respectively, of the Fund.

                               Nations Prime Fund
                    Pilot Short-Term Diversified Assets Fund

               Notes to Pro Forma Financial Statements (Unaudited)



2. Portfolio Valuation

Securities of Nations Prime Fund are valued on the basis of amortized cost, which approximates market value. Amortized cost valuation involves initially valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, as long as the effect of fluctuating interest rates on the fair market value of the instrument is not significant. Pilot Short-Term Diversified Assets Fund uses similar rules for determining portfolio valuation.

3. Capital Shares

The pro forma net asset value per share assumes the issuance of additional shares of Nations Prime Fund which would have been issued at September 30, 1996 in connection with the proposed reorganization. The pro forma number of shares outstanding of 5,757,129,130 consists of 1,588,083,970 shares assumed issued in the reorganization plus 4,169,045,160 shares of Nations Prime Fund at September 30, 1996.

NATIONS FUND
NATIONS SMALL COMPANY GROWTH FUND
PILOT SMALL CAPITALIZATION EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996


                      SHARES                                                                        VALUE
------------------------------------------------------------------------------------------------------------------------------
     NATIONS           PILOT                                  SECURITY              NATIONS         PILOT
      SMALL            SMALL                                 DESCRIPTIONS            SMALL          SMALL
     COMPANY     CAPITALIZATION                                                     COMPANY    CAPITALIZATION
      GROWTH          EQUITY                                                        GROWTH          EQUITY
       FUND            FUND         COMBINED                                         FUND           FUND          COMBINED
------------------------------------------------------------------------------------------------------------------------------

                              COMMON STOCKS - 87.3%

                                                   ADVERTISING - 0.8%
                 0      23,400            23,400   HA-LO Industries, Inc.                   $0       $678,600        $678,600
                                                                                 ---------------------------------------------

                                                   AEROSPACE AND DEFENSE - 0.8%
                 0       7,900             7,900   Watkins-Johnson Company                   0        159,975         159,975
                 0      40,400            40,400   Gencorp, Inc.                             0        570,650         570,650
                                                                                 ---------------------------------------------
                                                                                             0        730,625         730,625
                                                                                 ---------------------------------------------
                                                   AIRLINES - 0.8%
                 0      15,900            15,900   Air Express International Corporation     0        449,175         449,175
                 0      16,200            16,200   US Air Group, Inc.                        0        267,300         267,300
                                                                                 ---------------------------------------------
                                                                                             0        716,475         716,475
                                                                                 ---------------------------------------------
                                                   APPAREL AND TEXTILES - 1.3%
                 0      43,700            43,700   Culp, Inc.                                0        611,800         611,800
                 0      19,600            19,600   Quiksilver, Inc.                          0        490,000         490,000
                                                                                 ---------------------------------------------
                                                                                             0      1,101,800       1,101,800
                                                                                 ---------------------------------------------
                                                   AUTOMOBILE PARTS MANUFACTURERS - 1.8%
                 0      19,300            19,300   Kaydon Corporation                        0        829,900         829,900
                 0      28,000            28,000   Standard Products Company                 0        707,000         707,000
                                                                                 ---------------------------------------------
                                                                                             0      1,536,900       1,536,900
                                                                                 ---------------------------------------------
                                                   BANKS - 4.8%
                 0      15,400            15,400   Brenton Banks, Inc.                       0        381,150         381,150
                 0      54,600            54,600   City National Corporation                 0        989,625         989,625
                 0      12,300            12,300   Deposit Guaranty Corporation              0        593,475         593,475
                 0      40,400            40,400   First Republic Bancorp, Inc.              0        631,250         631,250
                 0      18,100            18,100   ONBANCorp, Inc.                           0        626,712         626,712
                 0      24,800            24,800   U.S. Bancorp                              0        954,800         954,800
                                                                                 ---------------------------------------------
                                                                                             0      4,177,012       4,177,012
                                                                                 ---------------------------------------------
                                                   BEVERAGES - 1.3%
                 0      33,500            33,500   Robert Mondavi Corporation                0      1,097,125       1,097,125
                                                                                 ---------------------------------------------

                                                   BIOTECHNOLOGY - 0.8%
                 0      19,800            19,800   Human Genome Sciences, Inc.               0        747,450         747,450
                                                                                 ---------------------------------------------

                                                   CHEMICALS - 3.2%
                 0      24,250            24,250   Bio-Rad Laboratories, Inc.                0        697,187         697,187
                 0      49,200            49,200   Calgon Carbon Corporation                 0        510,450         510,450
                 0      61,200            61,200   Crompton & Knowles Corporation            0      1,002,150       1,002,150
                 0      50,600            50,600   International Specialty Products, Inc.    0        506,000         506,000
                 0       3,837             3,837   Tuscarora, Inc.                           0         85,373          85,373
                                                                                 ---------------------------------------------
                                                                                             0      2,801,160       2,801,160
                                                                                 ---------------------------------------------

NATIONS FUND
NATIONS SMALL COMPANY GROWTH FUND
PILOT SMALL CAPITALIZATION EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996

                      SHARES                                                                        VALUE
------------------------------------------------------------------------------------------------------------------------------
     NATIONS           PILOT                                  SECURITY              NATIONS         PILOT
      SMALL            SMALL                                 DESCRIPTIONS            SMALL          SMALL
     COMPANY      CAPITALIZATION                                                    COMPANY   CAPITALIZATION
      GROWTH          EQUITY                                                        GROWTH         EQUITY
       FUND            FUND         COMBINED                                         FUND           FUND          COMBINED
------------------------------------------------------------------------------------------------------------------------------
                                                   COMMON STOCKS - (CONTINUED)
                                                   COMPUTER SOFTWARE - 1.7%
                 0      31,800            31,800   Exabyte Corporation                      $0       $477,000        $477,000
                 0       7,200             7,200   Filenet Corporation                       0        183,600         183,600
                 0      35,450            35,450   Marcam Corporation                        0        416,537         416,537
                 0      13,300            13,300   Software Spectrum, Inc.                   0        399,000         399,000
                                                                                 ---------------------------------------------
                                                                                             0      1,476,137       1,476,137
                                                                                 ---------------------------------------------
                                                   CONSTRUCTION - 4.0%
                 0      29,800            29,800   Champion Enterprises, Inc.                0        674,225         674,225
                 0      57,600            57,600   Kaufman & Broad Home Corporation          0        748,800         748,800
                 0      24,500            24,500   NCI Building Systems, Inc.                0        796,250         796,250
                 0      28,400            28,400   Oakwood Homes Corporation                 0        781,000         781,000
                 0      21,700            21,700   Pulte Corporation                         0        556,063         556,063
                                                                                 ---------------------------------------------
                                                                                             0      3,556,338       3,556,338
                                                                                 ---------------------------------------------
                                                   COSMETICS AND TOILETRY - 2.2%
                 0      19,800            19,800   Alberto-Culver Company, Class B           0        858,825         858,825
                 0      46,100            46,100   Paragon Trade Brands, Inc.                0      1,077,587       1,077,587
                                                                                 ---------------------------------------------
                                                                                             0      1,936,412       1,936,412
                                                                                 ---------------------------------------------
                                                   DRUGS - 0.6%
                 0      30,300            30,300   NBTY, Inc.                                0        499,950         499,950
                                                                                 ---------------------------------------------

                                                   ELECTRIC POWER - 6.1%
                 0      24,100            24,100   CalEnergy Company                         0        768,187         768,187
                 0      20,400            20,400   Central Hudson Gas and
                                                            Electric Corporation             0        606,900         606,900
                 0      11,900            11,900   Central Maine Power Company               0        145,775         145,775
                 0      18,000            18,000   Commonwealth Energy
                                                             Systems Company                 0        418,500         418,500
                 0      30,400            30,400   DT Industries, Inc.                       0      1,026,000       1,026,000
                 0       8,600             8,600   IES Industries, Inc.                      0        261,225         261,225
                 0      18,400            18,400   Northwestern Public Service Company       0        549,700         549,700
                 0      38,900            38,900   Pioneer Standard Electronics, Inc.        0        437,625         437,625
                 0      30,300            30,300   TNP Enterprises, Inc.                     0        749,925         749,925
                 0      25,300            25,300   Tucson Electric Power Company             0        426,937         426,937
                                                                                 ---------------------------------------------
                                                                                             0      5,390,774       5,390,774
                                                                                 ---------------------------------------------
                                                   ELECTRICAL EQUIPMENT - 1.2%
                 0      13,900            13,900   Coherent, Inc.                            0        489,975         489,975
                 0      39,900            39,900   Core Industries, Inc.                     0        543,637         543,637
                                                                                 ---------------------------------------------
                                                                                             0      1,033,612       1,033,612
                                                                                 ---------------------------------------------
                                                   ELECTRONICS - 2.3%
                 0      42,200            42,200   Credence Systems Corporation              0        664,650         664,650
                 0      20,300            20,300   Dionex Corporation                        0        771,400         771,400
                 0      15,700            15,700   Electro Scientific Industries, Inc.       0        290,450         290,450
                 0      20,000            20,000   Network Equipment Technologies, Inc.      0        272,500         272,500
                                                                                 ---------------------------------------------
                                                                                             0      1,999,000       1,999,000
                                                                                 ---------------------------------------------

NATIONS FUND
NATIONS SMALL COMPANY GROWTH FUND
PILOT SMALL CAPITALIZATION EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996

                      SHARES                                                                        VALUE
------------------------------------------------------------------------------------------------------------------------------
     NATIONS           PILOT                                  SECURITY              NATIONS         PILOT
      SMALL            SMALL                                 DESCRIPTIONS            SMALL          SMALL
     COMPANY      CAPITALIZATION                                                   COMPANY     CAPITALIZATION
      GROWTH          EQUITY                                                        GROWTH         EQUITY
       FUND            FUND         COMBINED                                         FUND           FUND          COMBINED
------------------------------------------------------------------------------------------------------------------------------
                                                   COMMON STOCKS - (CONTINUED)
                                                   ENVIROMENTAL - 0.9%
                 0      36,000            36,000   Zurn Industries, Inc.                    $0       $805,500        $805,500
                                                                                 ---------------------------------------------

                                                   EXPLORATION AND DRILLING - 7.1%
                 0      27,400            27,400   Brown (Tom), Inc.                         0        517,175         517,175
                 0      70,550            70,550   Comstock Resources, Inc.                  0        784,869         784,869
                 0      47,546            47,546   Forest Oil Corporation                    0        612,155         612,155
                 0      26,700            26,700   Giant Industries, Inc.                    0        383,813         383,813
                 0      32,000            32,000   Parker Drilling Company                   0        204,000         204,000
                 0      38,100            38,100   Reading and Bates Corporation             0      1,033,463       1,033,463
                 0      12,500            12,500   Seacor Holdings, Inc.                     0        634,375         634,375
                 0      69,700            69,700   Texas Meridian Resources Corporation      0      1,036,788       1,036,788
                 0       9,282             9,282   Ultramar Corporation                      0        280,782         280,782
                 0      28,600            28,600   Vintage Petroleum, Inc.                   0        840,125         840,125
                                                                                 ---------------------------------------------
                                                                                             0      6,327,545       6,327,545
                                                                                 ---------------------------------------------
                                                   FINANCIAL SERVICES - 6.2%
                 0      11,400            11,400   Aames Financial Corporation               0        574,275         574,275
                 0      16,100            16,100   Advanta, Class A                          0        740,600         740,600
                 0      20,400            20,400   Bay View Capital Corporation              0        726,750         726,750
                 0      37,550            37,550   Capstead Mortgage Corporation             0        774,469         774,469
                 0      13,300            13,300   Cole Taylor Financial Group, Inc.         0        399,000         399,000
                 0      17,400            17,400   Commercial Federal Corporation            0        748,200         748,200
                 0      31,100            31,100   Resource Mortgage Capital Corporation     0        738,625         738,625
                 0      67,700            67,700   Southwest Securities Group, Inc.          0        778,550         778,550
                                                                                 ---------------------------------------------
                                                                                             0      5,480,469       5,480,469
                                                                                 ---------------------------------------------
                                                   FOOD PRODUCERS - 1.0%
                 0      18,000            18,000   Eskimo Pie Corporation                    0        297,000         297,000
                 0      23,800            23,800   Riser Foods, Inc.                         0        618,800         618,800
                                                                                 ---------------------------------------------
                                                                                             0        915,800         915,800
                                                                                 ---------------------------------------------
                                                   FURNITURE AND APPLIANCES - 0.7%
                 0      66,000            66,000   O'Sullivan Industries Holdings, Inc.      0        585,750         585,750
                                                                                 ---------------------------------------------

                                                   INSURANCE - 4.5%
                 0      24,600            24,600   Avemco Corporation                        0        384,375         384,375
                 0      14,200            14,200   Berkley (W.R.) Corporation                0        649,650         649,650
                 0      14,579            14,579   Delphi Financial Group, Inc.              0        408,206         408,206
                 0      13,800            13,800   Executive Risk, Inc.                      0        531,300         531,300
                 0      27,200            27,200   First American Financial Corporation      0        955,400         955,400
                 0      26,140            26,140   Frontier Insurance Group, Inc.            0      1,042,333       1,042,333
                                                                                 ---------------------------------------------
                                                                                             0      3,971,264       3,971,264
                                                                                 ---------------------------------------------


NATIONS FUND
NATIONS SMALL COMPANY GROWTH FUND
PILOT SMALL CAPITALIZATION EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996

                      SHARES                                                                        VALUE
------------------------------------------------------------------------------------------------------------------------------
     NATIONS           PILOT                                  SECURITY              NATIONS         PILOT
      SMALL            SMALL                                 DESCRIPTIONS            SMALL          SMALL
     COMPANY     CAPITALIZATION                                                    COMPANY      CAPITALIZATION
      GROWTH          EQUITY                                                        GROWTH         EQUITY
       FUND            FUND         COMBINED                                         FUND           FUND          COMBINED
------------------------------------------------------------------------------------------------------------------------------
                                                   COMMON STOCKS - (CONTINUED)
                                                   MACHINERY AND EQUIPMENT - 3.0%
                 0       9,500             9,500   Applied Power, Inc.                      $0       $302,813        $302,813
                 0      15,100            15,100   Blount International, Inc.                0        507,738         507,738
                 0      12,900            12,900   Esterline Technologies Corporation        0        278,963         278,963
                 0      21,200            21,200   Gardner Denver Machinery, Inc.            0        646,600         646,600
                 0      88,800            88,800   Worldtex, Inc.                            0        666,000         666,000
                 0       8,760             8,760   Wyman-Gordon Company                      0        200,385         200,385
                                                                                 ---------------------------------------------
                                                                                             0      2,602,499       2,602,499
                                                                                 ---------------------------------------------
                                                   MEDICAL PRODUCTS AND SUPPLIES - 2.0%
                 0      11,300            11,300   Ballard Medical Products                  0        220,350         220,350
                 0      19,300            19,300   Bergen Brunswig Corporation               0        612,775         612,775
                 0      26,236            26,236   Steris Corporation                        0        888,745         888,745
                                                                                 ---------------------------------------------
                                                                                             0      1,721,870       1,721,870
                                                                                 ---------------------------------------------
                                                   MEDICAL SERVICES - 0.5%
                 0      32,400            32,400   Amco International Corporation            0        445,500         445,500
                                                                                 ---------------------------------------------

                                                   OFFICE EQUIPMENT - 0.4%
                 0      16,400            16,400   American Business Products, Inc.          0        364,900         364,900
                                                                                 ---------------------------------------------

                                                   PRINTING AND PUBLISHING - 0.9%
                 0      14,300            14,300   Pulitzer Publishing Company               0        816,887         816,887
                                                                                 ---------------------------------------------

                                                   PROFESSIONAL SERVICES - 3.7%
                 0      29,300            29,300   Bush Industries, Inc.                     0        538,387         538,387
                 0      10,600            10,600   Corrections Corporation of America        0        331,250         331,250
                 0      28,300            28,300   Inacom Corporation                        0        969,275         969,275
                 0      18,100            18,100   Komag, Inc.                               0        380,100         380,100
                 0      30,100            30,100   Logicom, Inc.                             0      1,057,262       1,057,262
                                                                                 ---------------------------------------------
                                                                                             0      3,276,274       3,276,274
                                                                                 ---------------------------------------------
                                                   RECREATION - 2.5%
                 0      19,025            19,025   International Family Entertainment,
                                                              Class B                        0        311,534         311,534
                 0      50,800            50,800   Sodak Gaming, Inc.                        0      1,168,400       1,168,400
                 0      36,000            36,000   Sturm, Ruger and Company, Inc.            0        706,500         706,500
                                                                                 ---------------------------------------------
                                                                                             0      2,186,434       2,186,434
                                                                                 ---------------------------------------------
                                                   RESTAURANT AND LODGING - 2.1%
                 0      21,800            21,800   Rio Hotel & Casino                        0        343,350         343,350
                 0      21,100            21,100   Sbarro, Inc.                              0        545,963         545,963
                 0      35,100            35,100   WMS Industries, Inc.                      0        947,700         947,700
                                                                                 ---------------------------------------------
                                                                                             0      1,837,013       1,837,013
                                                                                 ---------------------------------------------


NATIONS FUND
NATIONS SMALL COMPANY GROWTH FUND
PILOT SMALL CAPITALIZATION EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996

                      SHARES                                                                        VALUE
------------------------------------------------------------------------------------------------------------------------------
     NATIONS           PILOT                                  SECURITY              NATIONS         PILOT
      SMALL            SMALL                                 DESCRIPTIONS            SMALL          SMALL
     COMPANY       CAPITALIZATION                                                    COMPANY     CAPITALIZATION
     GROWTH           EQUITY                                                         GROWTH         EQUITY
       FUND            FUND         COMBINED                                         FUND           FUND          COMBINED
------------------------------------------------------------------------------------------------------------------------------
                                                   COMMON STOCKS - (CONTINUED)
                                                   RETAIL-GENERAL - 5.8%
                 0      19,500            19,500   Brown Group, Inc.                        $0       $453,375        $453,375
                 0      38,300            38,300   Chronimed, Inc.                           0        531,412         531,412
                 0      23,800            23,800   Fabri-Centers of America, Inc.            0        306,425         306,425
                 0      27,300            27,300   Nieman Marcus Group, Inc.                 0        962,325         962,325
                 0      27,800            27,800   Pacific Sunwear of California             0        913,925         913,925
                 0      21,600            21,600   Proffitts, Inc.                           0        853,200         853,200
                 0      14,500            14,500   Ross Stores, Inc.                         0        522,000         522,000
                 0      23,700            23,700   Waban, Inc.                               0        542,137         542,137
                                                                                 ---------------------------------------------
                                                                                             0      5,084,799       5,084,799
                                                                                 ---------------------------------------------
                                                   RETAIL-SPECIALTY - 1.9%
                 0      45,370            45,370   Eagle Hardware and Garden, Inc.           0      1,224,990       1,224,990
                 0     113,400           113,400   Venture Stores, Inc.                      0        481,950         481,950
                                                                                 ---------------------------------------------
                                                                                             0      1,706,940       1,706,940
                                                                                 ---------------------------------------------
                                                   STEEL - 4.4%
                 0      62,700            62,700   National Steel Corporation                0        697,537         697,537
                 0      44,000            44,000   Olympic Steel, Inc.                       0      1,182,500       1,182,500
                 0      27,500            27,500   Rouge Steel Company                       0        598,125         598,125
                 0      54,900            54,900   Steel Technologies, Inc.                  0        686,250         686,250
                 0      69,700            69,700   WHX Corporation                           0        705,712         705,712
                                                                                 ---------------------------------------------
                                                                                             0      3,870,124       3,870,124
                                                                                 ---------------------------------------------
                                                   TELECOMMUNICATIONS - 1.9%
                 0      61,500            61,500   Compression Laboratories, Inc.            0        399,750         399,750
                 0      22,400            22,400   Proxim, Inc.                              0        644,000         644,000
                 0      37,700            37,700   Xircom, Inc.                              0        612,625         612,625
                                                                                 ---------------------------------------------
                                                                                             0      1,656,375       1,656,375
                                                                                 ---------------------------------------------
                                                   UTILITIES-NATURAL GAS - 2.4%
                 0      15,100            15,100   Connecticut Natural Gas Corporation       0        366,175         366,175
                 0      33,900            33,900   Piedmont Natural Gas Company, Inc.        0        817,838         817,838
                 0      27,070            27,070   Southeastern Michigan Gas, Inc.           0        500,795         500,795
                 0      28,800            28,800   Southwestern Energy Company               0        428,400         428,400
                                                                                 ---------------------------------------------
                                                                                             0      2,113,208       2,113,208
                                                                                 ---------------------------------------------
                                                   OTHER - 1.7%
                 0      54,000            54,000   Foamex International, Inc.                0        877,500         877,500
                 0      56,900            56,900   Fossil, Inc.                              0        654,350         654,350
                                                                                 ---------------------------------------------
                                                                                             0      1,531,850       1,531,850
                                                                                 ---------------------------------------------

                                 ---------------------------------------------------------------------------------------------
                                 TOTAL COMMON STOCKS                                         0     76,780,371      76,780,371
                                 ---------------------------------------------------------------------------------------------


NATIONS FUND
NATIONS SMALL COMPANY GROWTH FUND
PILOT SMALL CAPITALIZATION EQUITY FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996

                      SHARES                                                                        VALUE
------------------------------------------------------------------------------------------------------------------------------
     NATIONS           PILOT                                  SECURITY              NATIONS         PILOT
      SMALL            SMALL                                 DESCRIPTIONS            SMALL          SMALL
     COMPANY     CAPITALIZATION                                                     COMPANY    CAPITALIZATION
      GROWTH          EQUITY                                                        GROWTH         EQUITY
       FUND            FUND         COMBINED                                         FUND           FUND          COMBINED
------------------------------------------------------------------------------------------------------------------------------
                                                           U.S. TREASURY BILL - 0.4%
                $0    $400,000          $400,000   discount note due 12/12/96               $0       $396,024        $396,024
                                                                                 ---------------------------------------------


                                                   REPURCHASE AGREEMENTS - 6.3%
                 0   2,701,807         2,701,807   Lehman Brothers
                                                   5.200% 10/01/96                           0      2,701,807       2,701,807
                 0   2,805,116         2,805,116   Morgan (J.P.) & Company
                                                   0.000% 10/01/96                           0      2,805,116       2,805,116
                                                                                 ---------------------------------------------
                                 ------------------------------------------------
                                 TOTAL REPURCHASE AGREEMENTS                                 0      5,506,923       5,506,923
                                 ---------------------------------------------------------------------------------------------

                     NUMBER OF
                     CONTRACTS
                   --------------
                                                   FUTURES CONTRACTS - LONG POSITION - 6.0%
                 0          29                29   S&P Midcap Index Futures,
                                                      December 1996                          0      3,537,275       3,537,275

                 0           5                 5   S&P 500 Index Futures,
                                                      December 1996                          0      1,728,500       1,728,500

                                 ---------------------------------------------------------------------------------------------
                                 TOTAL FUTURES CONTRACTS - LONG POSITION                     0      5,265,775       5,265,775
                                 ---------------------------------------------------------------------------------------------

                                 ---------------------------------------------------------------------------------------------
                                 TOTAL INVESTMENTS  (COST $82,752,935)                      $0    $87,949,093     $87,949,093
                                 ---------------------------------------------------------------------------------------------


                      NATIONS SMALL COMPANY GROWTH FUND
                     PILOT SMALL CAPITALIZATION EQUITY FUND
            Pro Forma Combining Statement of Assets and Liabilities
                               September 30, 1996

                                              Nations
                                              Small
                                              Company            Pilot Small
                                              Growth              Company         Adjustments to       Pro Forma
                                               Fund              Growth Fund         Proforma       Combined (Note 1)

ASSETS:
Investments at Value (cost $0, $82,752,935        -              $87,949,093            -             $87,949,093
     and $82,752,935)
Income Receivable                                 -                   92,686            -                  92,686
Receivable for Fund Shares Sold                   -                      698            -                     698
Receivable for Investments Sold                   -                   92,475            -                  92,475
Receivable due from Investment Advisor            -                        -       18,054 (a)              18,054
Unamortized Organization Costs                    -                   18,054      (18,054)(a)                   -
Total Assets                                      0               88,153,006            0              88,153,006

LIABILITIES:
Income Distribution Payable                       -                   85,781            -                  85,781
Payable for Fund Shares Redeemed                  -                   24,500            -                  24,500
Accrued Expenses                                  -                   68,723            -                  68,723
Total Liabilities                                 0                  179,005            0                 179,005

Net Assets Applicable to Shares Outstanding      $0              $87,974,001           $0             $87,974,001

Net Assets by Class:
     Primary A/Pilot Shares                       -              $77,718,075                          $77,718,075
     Primary B                                    -                      n/a                                  n/a
     Investor A/Admin. Class A Shares             -              $ 2,858,518                          $ 2,858,518
     Investor C                                   -                      n/a                                  n/a
     Investor N/Investor Class Shares             -              $ 2,131,634                          $ 2,131,634

Shares Outstanding by Class:
     Primary A/Pilot Shares                       -                6,949,562                            6,949,562
     Primary B                                    -                      n/a                                  n/a
     Investor A/Admin. Class A Shares             -                  255,867                              255,867
     Investor C                                   -                      n/a                                  n/a
     Investor N/Investor Class Shares             0                  190,604                              190,604

     Primary A Shares/Pilot Shares:
     Net Asset Value per Share                  n/a              $     11.18                         $      11.18

     Primary B Shares:
     Net Asset Value per Share                  n/a                      n/a                                  n/a

     Investor A Shares/Admin. Class A Shares:
     Net Asset Value per Share                  n/a              $     11.17                         $      11.17

     Investor C Shares:
     Net Asset Value per Share                  n/a                      n/a                                  n/a

     Investor N Shares/Investor Class Shares:
     Net Asset Value per Share                  n/a              $     11.18                         $      11.18


                  See Notes to Proforma Financial Statements.

(a) Unamortized Organization Costs of the acquired fund will be borne by the Advisor.

                       NATIONS SMALL COMPANY GROWTH FUND
                     PILOT SMALL CAPITALIZATION EQUITY FUND
             Pro Forma Combining Statement of Operations (Unaudited)
              For the Twelve Month Period Ending September 30, 1996

                                              Nations
                                              Small
                                             Company             Pilot Small
                                              Growth            Capitalization    Adjustments to       Pro Forma
                                               Fund              Equity Fund         Proforma       Combined (Note 1)
INVESTMENT INCOME:
Dividends                                         -                 $103,779                             $103,779
Interest                                          -                  684,344                              684,344
       Total Investment Income                    0                  788,123                              788,123

EXPENSES:
Investment Advisory                               -                  360,029            -                 360,029
Administration                                    -                   41,352       (5,349)(a)              36,003
Accounting Fee                                    -                    5,565       (5,565)(a)                   0
Transfer Agent                                    -                   16,177            -                  16,177
Custodian                                         -                   34,327       (8,582)(d)              25,745
Legal and Audit Fees                              -                   21,016            -                  21,016
Trustee's Fees                                    -                    2,821            -                   2,821
Amortization of organization costs                -                    5,751       (5,751)(b)                   0
Other expenses                                    -                   67,038      (16,760)(d)              50,279
        Subtotal                                  0                  554,076      (42,006)                512,070

SHAREHOLDER SERVICING AND DISTRIBUTION FEES
        Administration Class A/Investor A         -                    2,525          N/A                   2,525
        Investor C                                -                        -          N/A                     N/A
        Investor Class Shares/Investor N          -                    7,743       (1,936)(a)               5,807
Fees waived and/or reimbursed by
  investment advisor                              -                 (177,867)       8,653 (c)            (169,214)
TOTAL EXPENSES                                    0                  386,477      (35,289)                 351,188

NET INVESTMENT INCOME                             0                  401,646       35,289                 436,935

NET REALIZED AND UNREALIZED GAIN/(LOSS)
  ON INVESTMENTS:
Realized Gain/(Loss) on securities and future
  transactions                                    -                 (166,487)                            (166,487)
Change in unrealized appreciation/
  (depreciation) on securities and futures        -                5,196,159                            5,196,159
Net Realized and Unrealized gain/(loss)           0                5,029,672                            5,029,672
  on investments and futures


NET INCREASE/(DECREASE) IN ASSSETS
  RESULTING FROM OPERATIONS                      $0                $5,431,318     $35,289              $5,466,607


LEGEND:
* REPRESENTS THE PERIOD FROM DECEMBER 12, 1995 (COMMENCEMENT OF OPERATIONS) THROUGH SEPTEMBER 30, 1996.
(A) REFLECTS ADJUSTMENT TO THE ACQUIRING FUND CONTRACTUAL FEE OBLIGATION.
(B) ORGANIZATION EXPENSE OF THE ACQUIRED FUND IS NOT AN EXPENSE OF THE COMBINED FUND.
(C) REFLECTS ADJUSTMENT TO THE LEVEL OF THE ACQUIRING FUND'S VOLUNTARY EXPENSE REIMBURSEMENT.
(D) ADJUSTMENT REFLECTS ECONOMIES OF SCALE GAINED BY THE BUSINESS COMBINATION.




                  See Notes to Proforma Financial Statements.

                       Nations Small Company Growth Fund
                     Pilot Small Capitalization Equity Fund


               Notes to Pro Forma Financial Statements (Unaudited)





1. Basis of Combination

Nations Fund, Inc. (the "Company") is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. As of September 30, 1996 the Company offered five separate portfolios. On February 6, 1997, the Board of Directors of the Company created Nations Small
Company Growth Fund  for  the  purpose  of  this   proposed   business
combination. The unaudited Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations reflect the accounts of the Pilot Small Capitalization Equity Fund for the twelve month period ended September 30, 1996 conformed to the proposed Nations Small Company Growth Fund expense structure. These statements have been derived from books and records utilized in calculating daily net asset value at September 30, 1996.

The pro forma statements give effect to the proposed transfer of the assets and stated liabilities of the Pilot Small Capitalization Equity Fund in exchange for shares of the Nations Small Company Growth Fund. Under generally accepted accounting principles, the historical cost of investment securities will be carried forward to the surviving entity and the results of operations of the Pilot Small Capitalization Equity Fund for pre-combination periods will not be restated. The pro forma statements do not reflect the expenses of either fund in carrying out its obligations under the proposed Agreement and Plan of Reorganization.

The Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations should be read in conjunction with the historical financial statements of the funds incorporated by reference in the Statement of Additional Information.

                       Nations Small Company Growth Fund
                     Pilot Small Capitalization Equity Fund


               Notes to Pro Forma Financial Statements (Unaudited)


The advisory fee for the Nations Small Company Growth Fund was computed using a net annual rate of 0.75% of average daily net assets (1.00% gross adviser fee less 0.25% waiver). The subadviser, Boatmen's Trust Company, will be paid a subadviser fee by the adviser at an annual rate of 0.25% of average daily net assets. The administration fee was computed based on the annual rate of 0.10% of average daily net assets of the Company and the investment portfolios of Nations Fund Trust and Nations Fund Portfolios, Inc. (two other registered open-end investment companies that are part of the Nations Fund Family) on a combined basis.

The Company has adopted a shareholder administration plan ("Administration Plan") for the Primary B Shares of the Nations Small Company Growth Fund. Under the Administration Plan, aggregate payments may not exceed 0.50%, on an annualized basis, of the average daily net assets of the Fund's Primary B Shares.

The Company has also adopted a shareholder servicing and distribution plan ("Investor A Plan") pursuant to Rule 12b-1 under the 1940 Act for the Investor A Shares of the Nations Small Company Growth Fund. Under the Investor A Plan, aggregate payments may not exceed 0.25%, on an annualized basis, of the average daily net assets of the Fund's Investor A Shares.

The Company has also adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act with respect to Investor C Shares ("Investor C Distribution Plan") and Investor N Shares ("Investor N Distribution Plan") of the Nations Small Company Growth Fund. Under the Investor C Distribution Plan and Investor N Distribution Plan, aggregate payments may not exceed 0.25% and 0.50%, on an annualized basis, of the average daily net assets of the Investor C Shares and Investor N Shares, respectively, of the Fund.

The Company has also adopted a shareholder servicing plan with respect to Investor C Shares ("Investor C Servicing Plan") and Investor N Shares

                       Nations Small Company Growth Fund
                     Pilot Small Capitalization Equity Fund


               Notes to Pro Forma Financial Statements (Unaudited)


("Investor N Servicing Plan") of the Nations Small Company Growth Fund. Under the Investor C Servicing Plan and Investor N Servicing Plan, aggregate payments may not exceed 0.25%, on an annualized basis, of the average daily net assets of the Investor C Shares and Investor N Shares of the Fund.

2. Portfolio Valuation

Securities of Nations Small Company Growth Fund which are traded on a recognized stock exchange are valued at the last sale price on the securities exchange on which such securities are primarily traded or at the last sale price on the national securities market. Securities traded only on over-the-counter markets are valued on the basis of the closing over-the-counter bid prices or, if no sale occurred on such day, at the mean of the current bid and asked prices. Certain securities may be valued by one or more principal market makers. Restricted securities, if any, securities for which market quotations are not readily available and other assets are valued at fair market value under the supervision of the Board of Directors. Short-term investments that mature in 60 days or less are valued at amortized cost. Pilot Small Capitalization Equity Fund uses similar rules for determining portfolio valuation.

3. Capital Shares

The pro forma net asset value per share assumes the issuance of shares of Nations Small Company Growth Fund which would have been issued at September 30, 1996 in connection with the proposed reorganization. The pro forma number of shares outstanding of 7,396,033 consists of 7,396,033 shares assumed issued in the reorganization.



                                       3


NATIONS FUND
NATIONS TREASURY FUND
PILOT SHORT-TERM U.S. TREASURY FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996


                    PRINCIPAL
                     AMOUNT                                                                                VALUE

------------------------------------------------------------------------------------------------------------------------------------
                                                       SECURITY
                      PILOT                          DESCRIPTIONS                                          PILOT
    NATIONS        SHORT-TERM                                                           NATIONS         SHORT-TERM
    TREASURY      U.S. TREASURY                                                         TREASURY       U.S. TREASURY
      FUND            FUND          COMBINED                                              FUND             FUND             COMBINED
------------------------------------------------------------------------------------------------------------------------------------

                                                   U.S. TREASURY OBLIGATIONS - 27.0%

                                                   U.S. TREASURY BILLS - 11.0%
           $0    $165,000,000    $165,000,000      Discount note        10/03/96            $0      $164,956,734       $164,956,734
            0      25,000,000      25,000,000      Discount note        10/10/96             0        24,969,781         24,969,781
   45,000,000               0      45,000,000      Discount note#       10/17/96    44,893,911                 0         44,893,911
   40,000,000               0      40,000,000      Discount note#       11/14/96    39,761,422                 0         39,761,422
  160,000,000               0     160,000,000      Discount note#       02/06/97   157,150,667                 0        157,150,667
            0      25,000,000      25,000,000      Discount note        02/06/97             0        24,574,666         24,574,666
   20,000,000               0      20,000,000      Discount note#       04/03/97    19,458,222                 0         19,458,222
   25,000,000               0      25,000,000      Discount note#       05/01/97    24,187,333                 0         24,187,333
   30,000,000               0      30,000,000      Discount note#       08/21/97    28,509,600                 0         28,509,600
                                                                                    ------------------------------------------------
                                                                                   313,961,155       214,501,181        528,462,336
                                                                                    ------------------------------------------------
                                                   U.S. TREASURY NOTES - 15.6%
            0     350,000,000     350,000,000      7.250%               11/30/96             0       351,020,210        351,020,210
            0     100,000,000     100,000,000      7.500%               12/31/96             0       100,517,969        100,517,969
   10,000,000               0      10,000,000      8.000%#              01/15/97    10,079,469                 0         10,079,469
            0     100,000,000     100,000,000      7.500%               01/31/97             0       100,653,522        100,653,522
   15,000,000               0      15,000,000      6.750%#              02/28/97    15,096,055                 0         15,096,055
   15,000,000               0      15,000,000      6.875%#              02/28/97    15,106,039                 0         15,106,039
            0      50,000,000      50,000,000      6.875%               02/28/97             0        50,315,505         50,315,505
   25,000,000               0      25,000,000      6.625%#              03/31/97    25,118,520                 0         25,118,520
   65,000,000               0      65,000,000      6.500%#              04/30/97    65,274,628                 0         65,274,628
   20,000,000               0      20,000,000      6.125%#              05/31/97    20,049,674                 0         20,049,674
                                                                                  --------------------------------------------------
                                                                                   150,724,385       602,507,206        753,231,591
                                                                                    ------------------------------------------------
                                                   U.S. TREASURY STRIP - 0.4%
   20,000,000               0      20,000,000      Zero coupon          11/15/96    19,872,788                 0         19,872,788
                                                                                    ------------------------------------------------

                                           -----------------------------------------------------------------------------------------
                                           TOTAL U.S. TREASURY OBLIGATIONS         484,558,328       817,008,387      1,301,566,715
                                           -----------------------------------------------------------------------------------------

                                           REPURCHASE AGREEMENTS - 70.6%

                   REPURCHASE AGREEMENTS - FIXED RATE - 66.5%
  625,000,000               0     625,000,000      BANKERS TRUST N.Y. CORPORATION
                                                    5.750% 10/01/96                 625,000,000                 0        625,000,000

  130,000,000               0     130,000,000      CIBC WOOD GUNDY SECURITIES CORPORATION
                                                     5.700% 10/01/96                130,000,000                 0        130,000,000

  436,327,000               0     436,327,000      CS FIRST BOSTON CORPORATION
                                                     Interest is payable monthly.
                                                     The agreement is terminable by
                                                     the Fund daily. The final      436,327,000                 0        436,327,000
                                                     maturity date of the agreement
                                                     is 07/01/97
   55,000,000               0      55,000,000      DEAN WITTER, DISCOVER & COMPANY
                                                     5.650% 10/01/96                 55,000,000                 0         55,000,000

  130,000,000               0     130,000,000      DEUTSCHE BANK FINANCIAL INC.
                                                     5.700% 10/01/96                130,000,000                 0        130,000,000

  130,000,000               0     130,000,000      DRESDNER BANK INC.
                                                     5.680% 10/01/96                130,000,000                 0        130,000,000

  130,000,000               0     130,000,000      GOLDMAN, SACHS & COMPANY
                                                    5.790% 10/01/96                 130,000,000                 0        130,000,000

  130,000,000               0     130,000,000      HSBC SECURITIES
                                                     5.850% 10/01/96                130,000,000                 0        130,000,000

            0     404,984,581     404,984,581      J. P. MORGAN
                                                     5.200% 10/01/96                          0       404,984,581        404,984,581
            0     389,678,975     389,678,975      LEHMAN BROTHERS  INC.
                                                     5.200% 10/01/96                          0       389,678,975        389,678,975

   30,000,000               0      30,000,000      LEHMAN BROTHERS INC.
                                                     5.750% 10/01/96                 30,000,000                 0         30,000,000

            0      71,693,581      71,693,581      MERRILL LYNCH SECURITIES
                                                     5.150% 10/01/96                          0        71,693,581         71,693,581

  130,000,000               0     130,000,000      MERRILL LYNCH SECURITIES
                                                     5.750% 10/01/96                130,000,000                 0        130,000,000




NATIONS FUND
NATIONS TREASURY FUND
PILOT SHORT-TERM U.S. TREASURY FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996

                PRINCIPAL
                 AMOUNT                                                                                   VALUE

------------------------------------------------------------------------------------------------------------------------------------
                                                                        SECURITY
                  PILOT                                               DESCRIPTIONS                        PILOT
NATIONS        SHORT-TERM                                                              NATIONS         SHORT-TERM
TREASURY      U.S. TREASURY                                                            TREASURY       U.S. TREASURY
  FUND            FUND          COMBINED                                                 FUND             FUND             COMBINED
------------------------------------------------------------------------------------------------------------------------------------

                                                  REPURCHASE AGREEMENTS - (CONTINUED)

                                                  REPURCHASE AGREEMENTS - FIXED
                                                  RATE - (CONTINUED)
$130,000,000      $0    $130,000,000      MORGAN (J.P.) SECURITIES INC.
                                            5.700% 10/01/96                        $130,000,000                $0       $130,000,000

 130,000,000       0     130,000,000      MORGAN STANLEY GROUP INC.
                                            5.800% 10/01/96                         130,000,000                 0        130,000,000

  30,000,000       0      30,000,000      SMITH BARNEY
                                            5.750% 10/01/96                          30,000,000                 0         30,000,000

 130,000,000       0     130,000,000      UBS SECURITIES, INC.
                                            5.730% 10/01/96                         130,000,000                 0        130,000,000
                                                                                ----------------------------------------------------
                                                                                  2,346,327,000       866,357,137      3,212,684,137
                                                                                ----------------------------------------------------

                                          REPURCHASE AGREEMENTS - TERM - 4.1%
 100,000,000       0     100,000,000      LEHMAN BROTHERS  INC.**
                                            5.270% 10/01/96                         100,000,000                 0        100,000,000

 100,000,000       0     100,000,000      SMITH BARNEY**
                                            5.360% 10/03/96                         100,000,000                 0        100,000,000
                                                                                ----------------------------------------------------
                                                                                    200,000,000                 0        200,000,000
                                                                                ----------------------------------------------------

                                          ------------------------------------------------------------------------------------------
                                          TOTAL REPURCHASE AGREEMENTS             2,546,327,000       866,357,137      3,412,684,137
                                          ------------------------------------------------------------------------------------------

                 SHARES
                                                  MONEY MARKET FUNDS - 2.4%
  45,603,000       0      45,603,000      AIM Treasury Fund                          45,603,000                 0         45,603,000
  23,438,000       0      23,438,000      Dreyfus Treasury Cash Management Fund      23,438,000                 0         23,438,000
  45,530,000       0      45,530,000      Fidelity Institutional Cash Portfolio      45,530,000                 0         45,530,000
                                                                                        --------------------------------------------

                                                  ----------------------------------------------------------------------------------
                                                  TOTAL MONEY MARKET FUNDS          114,571,000                 0        114,571,000
                                                  ----------------------------------------------------------------------------------

                                                  ----------------------------------------------------------------------------------
                                                  TOTAL INVESTMENTS
                                                    (COST $4,828,821,852)        $3,145,456,328    $1,683,365,524     $4,828,821,852
                                                  ----------------------------------------------------------------------------------


+ Effective yield.
**  Illiquid security.
# Denotes security subject to repurchase under reverse repurchase agreement as of September 30, 1996.
##  Securities segregated as collateral for reverse repurchase agreement.

                              NATIONS TREASURY FUND
                       PILOT SHORT-TERM U.S. TREASURY FUND
             Pro Forma Combining Statement of Assets and Liabilities
                               September 30, 1996


                                             Nations Treasury      Pilot Short-Term       Adjustments        Pro Forma
                                                   Fund           U.S. Treasury Fund      to Proforma     Combined (Note 1)

ASSETS:
Investments at Value (cost $3,145,456,328
  $1,683,365,524 and $4,828,821,852)          $3,145,456,328       $1,683,365,524               -           $4,828,821,852
Cash                                                     670             -                      -                      670
Income Receivable                                  4,107,843           12,213,726               -               16,321,569
Receivable for Fund Shares Sold                    8,452,263             -                      -                8,452,263
Receivable Due From Advisor                         -                    -                  37,142                  37,142
Prepaid and Other Assets                              76,673             -                      -                   76,673
Unamortized Organization Costs                      -                      37,142          (37,142)(a)                   0
Total Assets                                   3,158,093,777        1,695,616,391                0           4,853,710,168
LIABILITIES
Income Distribution Payable                        9,340,674            6,669,158               -                16,009,832
Payable for Repurchase Agreements                436,327,000              -                     -               436,327,000
Payable for Fund Shares Redeemed                 304,193,708              -                     -               304,193,708
Accrued Expenses                                   1,164,583              380,663               -                 1,545,246
Total Liabilities                                751,025,965            7,049,821                0              758,075,786
Net Assets Applicable to Shares Outstanding   $2,407,067,812       $1,688,566,570               $0           $4,095,634,382
Net Assets by Class:
    Primary A                                   $791,442,488       $1,300,062,453                            $2,091,504,941
    Primary B                                     55,337,169              n/a                                    55,337,169
    Investor A                                   112,291,259              n/a                                   112,291,259
    Investor B                                  1,431,255,010         200,166,041                             1,631,421,051
    Investor C                                     16,739,400             n/a                                    16,739,400
    Investor D                                          2,486         188,338,076                               188,340,562
Shares Outstanding by Class:
    Primary A                                     791,439,679        1,300,234,714                            2,091,674,393
    Primary B                                      55,336,973             n/a                                    55,336,973
    Investor A                                    112,290,861             n/a                                   112,290,861
    Investor B                                  1,431,249,932          200,190,560                            1,631,440,492
    Investor C                                     16,739,341            n/a                                     16,739,341
    Investor D                                          2,485          188,359,571                              188,362,056
    Primary A Shares:
    Net Asset Value per Share                           $1.00                $1.00                                    $1.00
    Primary B Shares:
    Net Asset Value per Share                           $1.00            n/a                                          $1.00
    Investor A Shares:
    Net Asset Value per Share                           $1.00            n/a                                          $1.00
    Investor B Shares:
    Net Asset Value per Share                           $1.00                $1.00                                    $1.00
    Investor C Shares:
    Net Asset Value per Share                           $1.00            n/a                                          $1.00
    Investor D Shares:
    Net Asset Value per Share:                          $1.00                $1.00                                    $1.00

                   See Notes to Proforma Financial Statements

(a) Unamortized Organization Costs of the acquired fund will be borne by the Advisor.

                              NATIONS TREASURY FUND
                      PILOT SHORT-TERM U.S. TREASURY FUND
            Pro Forma Combining Statement of Operations (Unaudited)
             For the Twelve Month Period Ending September 30, 1996


                                  Nations Treasury       Pilot Short-Term     Adjustments to      Pro forma
                                        Fund            U.S. Treasury Fund       Proforma      Combined (Note 1)

INVESTMENT INCOME:
Interest                            $146,617,166          $92,302,345                            $238,919,511
         Total Investment Income     146,617,166           92,302,345                             238,919,511
EXPENSES:
Investment Advisory                    5,350,433            2,563,531              950,789 (a)      8,864,753
Administration                         2,717,272            1,886,615             (171,510)(a)              0
Portfolio Accounting Fee                    --                 81,811              (81,811)(a)              0
Transfer Agent                           709,075               15,049                  --             724,124
Custodian                                511,272              117,800              (29,450)(b)        599,622
Legal and Audit Fees                     419,163              169,041             (169,041)(b)        419,163
Trustees' Fees                            95,031               63,688              (63,688)(b)         95,031
Amortization of organization costs             0                9,377               (9,377)(c)              0
Other expenses                           501,876              359,588              (89,897)(b)        771,567
                 Subtotal             10,304,122            5,266,500              336,015         15,906,637
Shareholder servicing and distribution
   fees
                 Primary B               173,586                  --                   N/A            173,586
                 Investor A              411,772                  --                   N/A            411,772
                 Investor B            3,115,911              529,975                  N/A          3,645,886
                 Investor C               23,756                  --                   N/A             23,756
                 Investor D                  328              818,903                  N/A            819,231
Fees waived and/or reimbursed by
   investment advisor                 (2,358,851)            (590,872)             340,216(d)      (2,609,507)
Total Expenses                        11,670,624            6,024,506              676,231         18,371,361
NET INVESTMENT INCOME                134,946,542           86,277,839             (676,231)       220,548,150

Net Realized and Unrealized
  Gain/(Loss) on Investments:
Realized Gain/(Loss) on securities       (39,120)             (61,942)                               (101,062)
Net Realized and Unrealized gain/(loss)
  on investments                         (39,120)             (61,942)                               (101,062)
Net Increase/(Decrease) in assets
  resulting from operations         $134,907,422          $86,215,897              $(676,231)    $220,447,088


Legend:
(a) Reflects adjustment to the acquiring fund contractual fee obligation.
(b) Adjustment reflects expected savings when the two funds become one.
(c) Organization expense of the acquired fund is not an expense of the combined fund.
(d) Reflects adjustment to the level of the acquiring fund's voluntary expense reimbursement.

                   See Notes to Proforma Financial Statements

                              Nations Treasury Fund
                       Pilot Short-Term U.S. Treasury Fund


               Notes to Pro Forma Financial Statements (Unaudited)




1. Basis of Combination

Nations Fund, Inc. (the "Company") is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company. As of September 30, 1996 the Company offers five separate portfolios. The unaudited Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations reflect the accounts of the Nations Treasury Fund and the Pilot Short-Term U.S. Treasury Fund for the period ended September 30, 1996. These statements have been derived from books and records utilized in calculating daily net asset value at September 30, 1996.

The pro forma statements give effect to the proposed transfer of the assets and stated liabilities of the Pilot Short-Term U.S. Treasury Fund in exchange for shares of Nations Treasury Fund. Under generally accepted accounting principles, the historical cost of investment securities will be carried forward to the surviving entity and the results of operations of the Pilot Short-Term U.S. Treasury Fund for pre-combination periods will not be restated. The pro forma statements do not reflect the expenses of either fund in carrying out its obligations under the proposed Agreement and Plan of Reorganization.

The Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations should be read in conjunction with the historical financial statements of the funds incorporated by reference in the Statement of Additional Information.

                              Nations Treasury Fund
                       Pilot Short-Term U.S. Treasury Fund


               Notes to Pro Forma Financial Statements (Unaudited)



For the twelve month period ended September 30, 1996, the Nations Treasury Fund's investment advisory fee was computed based on the combined average daily net assets of the Nations Prime Fund and the Nations Treasury Fund using 0.25% of combined average daily net assets up to $250 million and 0.20% of combined average daily net assets exceeding $250 million. The administration fee was computed based on the annual rate of 0.10% of average daily net assets of the Company and the investment portfolios of Nations Fund Trust and Nations Fund Portfolios, Inc. (two other registered open-end investment companies that are part of the Nations Fund Family) on a combined basis.

The Company has adopted a shareholder servicing plan for the Primary B Shares ("Primary B Servicing Plan"), Investor A Shares ("Investor A Servicing Plan"), Investor B Shares ("Investor B Servicing Plan"), Investor C Shares ("Investor C Servicing Plan") and Investor D Shares ("Investor D Servicing Plan") of Nations Treasury Fund. Under the Primary B Servicing Plan, Investor A Servicing Plan, Investor B Servicing Plan, Investor C Servicing Plan and Investor D Servicing Plan, aggregate payments may not exceed 0.25%, 0.25%, 0.25%, 0.25% and 0.25%, on an annualized basis, of the average daily net assets of the Primary B Shares, Investor A Shares, Investor B Shares, Investor C Shares and Investor D Shares, respectively, of the Fund.

The Company has adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act for the Investor A Shares ("Investor A Distribution Plan") and Investor D Shares ("Investor D Distribution Plan") of the Nations Treasury Fund. Under the Investor A Distribution Plan and Investor D Distribution Plan, aggregate payments may not exceed 0.10% and 0.25%, on an annualized basis, of the average daily net assets of the Investor A Shares and Investor D Shares, respectively, of the Fund.

                              Nations Treasury Fund
                       Pilot Short-Term U.S. Treasury Fund


               Notes to Pro Forma Financial Statements (Unaudited)




2. Portfolio Valuation

Securities of Nations Treasury Fund are valued on the basis of amortized cost, which approximates market value. Amortized cost valuation involves initially valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, as long as the effect of fluctuating interest rates on the fair market value of the instrument is not significant. Pilot Short-Term U.S. Treasury Fund uses similar rules for determining portfolio valuation.

3. Capital Shares

The pro forma net asset value per share assumes the issuance of additional shares of Nations Treasury Fund which would have been issued at September 30, 1996 in connection with the proposed reorganization. The pro forma number of shares outstanding of 4,095,844,116 consists of 1,688,784,845 shares assumed issued in the reorganization plus 2,407,059,271 shares of Nations Treasury Fund at September 30, 1996.


                                       3


NATIONS FUND
NATIONS U.S. GOVERNMENT BOND FUND
PILOT U.S. GOVERNMENT SECURITIES FUND
COMBINED PORTFOLIO OF INVESTMENTS

SEPTEMBER 30, 1996

                    PRICIPAL
                     AMOUNT                                                                        VALUE
------------------------------------------------------------------------------------------------------------------------------------
 NATIONS      PILOT                                                                            NATIONS     PILOT
   U.S.       U.S.                              SECURITY                                         U.S.       U.S.
GOVERNMENT GOVERNMENT                         DESCRIPTIONS                                   GOVERNMENT GOVERNMENT
   BOND   SECURITIES                                                                             BOND    SECURITIES
   FUND       FUND         COMBINED                                                              FUND       FUND       COMBINED
-----------------------------------------------------------------------------------------------------------------------------------

                                         U.S. TREASURY OBLIGATIONS - 98.0%
                                         U.S. TREASURY BOND - 25.1%
   $0     $35,000,000     $35,000,000    7.500%                                     11/15/16   $0     $36,656,900     $36,656,900
                                                                                              ------------------------------------


                                         U.S. TREASURY NOTES - 72.9%
    0      30,000,000      30,000,000    6.875%                                     02/28/97    0      30,178,200      30,178,200
    0      10,500,000      10,500,000    6.500%                                     04/30/97    0      10,554,180      10,554,180
    0      20,000,000      20,000,000    5.625%                                     11/15/98    0      19,740,600      19,740,600
    0      11,000,000      11,000,000    5.625%                                     11/30/00    0      10,680,340      10,680,340
    0      25,000,000      25,000,000    5.750%                                     08/15/03    0      23,847,750      23,847,750
    0      11,500,000      11,500,000    6.500%                                     08/15/05    0      11,352,685      11,352,685
                                                                                              ------------------------------------
                                                                                                0     106,353,755     106,353,755
                                                                                              ------------------------------------


                                         -----------------------------------------------------------------------------------------
                                         TOTAL U.S. TREASURY OBLIGATIONS                        0     143,010,655     143,010,655
                                         -----------------------------------------------------------------------------------------


                                         REPURCHASE AGREEMENT - 2.0%
    0       2,844,447       2,844,447    Lehman Brothers Inc.,
                                         5.200%  10/01/96                                       0       2,844,447       2,844,447
                                                                                              ------------------------------------




                                         -----------------------------------------------------------------------------------------
                                         TOTAL INVESTMENTS (COST $145,982,568)                 $0    $145,855,102    $145,855,102
                                         -----------------------------------------------------------------------------------------


                       NATIONS U.S. GOVERNMENT BOND FUND
                     PILOT U.S. GOVERNMENT SECURITIES FUND
            Pro Forma Combining Statement of Assets and Liabilities
                               September 30, 1996


                                     Nations
                                 U.S. Government
                                      Bond      Pilot U.S. Government   Adjustments to      Pro Forma
                                      Fund        Securities Fund         Proforma      Combined (Note 1)

ASSETS:
Investments at Value
  (cost $0, $145,982,568
   and $145,982,568)                      --         $145,855,102             --           $145,855,102
Income Receivable                         --            2,397,902             --              2,397,902
Receivable for Investments Sold           --            2,529,883             --              2,529,883
Receivable due from Investment Advisor    --                   --          60,699 (a)            60,699
Unamortized Organization Costs            --               60,699         (60,699)(a)                --
Total Assets                               0          150,843,586               0           150,843,586

LIABILITIES:
Income Distribution Payable               --              684,456             --                684,456
Other Liabilities                         --               18,459             --                 18,459
Accrued Expenses                          --              161,304             --                161,304
Total Liabilities                          0              864,219              0                864,219
Net Assets Applicable to Shares
  Outstanding                             $0         $149,979,367             $0           $149,979,367

Net Assets by Class:
             Primary A/Pilot Shares       --         $147,847,958                          $147,847,958
             Primary B                    --           n/a                                     n/a
             Investor A/Admin. Class A
              Shares                      --             $633,898                              $633,898
             Investor C                   --           n/a                                     n/a
             Investor N/Investor Class
              Shares                      --           $1,497,511                            $1,497,511

Shares Outstanding by Class:
             Primary A/Pilot Shares       --           13,890,099                            13,890,099
             Primary B                    --           n/a                                      n/a
             Investor A/Admin. Class
               A Shares                   --               59,505                                59,505
             Investor C                   --           n/a                                       n/a
             Investor N/Investor Class
               Shares                     --              140,744                               140,744

             Primary A Shares/Pilot
               Shares:
             Net Asset Value per Share    n/a              $10.64                                $10.64

             Primary B Shares:
             Net Asset Value per Share    n/a           n/a                                        n/a

             Investor A Shares/Admin.
               Class A Shares:
             Net Asset Value per Share    n/a              $10.65                                $10.65

             Investor C Shares:
             Net Asset Value per Share    n/a            n/a                                        n/a

             Investor N Shares/Investor
               Class Shares:
             Net Asset Value per Share    n/a               $10.64                               $10.64


                   See Notes to Proforma Financial Statements

(a) Unamortized Organization Costs of the acquired fund will be borne by the Advisor.

                       NATIONS U.S. GOVERNMENT BOND FUND
                     PILOT U.S. GOVERNMENT SECURITIES FUND
                 Pro Forma Statement of Operations (Unaudited)
             For the Twelve Month Period Ending September 30, 1996


                                Nations
                            U.S. Government
                                Bond          Pilot U.S. Government    Adjustments to      Pro Forma
                                Fund             Securities Fund           Proforma      Combined (Note 1)

INVESTMENT INCOME:
Interest                         --              $8,798,062                              $8,798,062
          Total Investment
             Income               0               8,798,062                               8,798,062
EXPENSES:
Investment Advisory              --                 758,375               68,943 (a)        827,318
Administration                   --                 156,478              (18,592)(a)        137,886
Accounting Fee                   --                   7,666               (7,666)(a)              0
Transfer Agent                   --                  35,304                  --              35,304
Custodian                        --                  39,856               (9,964)(d)         29,892
Legal and Audit Fees             --                  22,201                  --              22,201
Trustees' Fees                   --                   7,567                  --               7,567
Amortization of organization
  costs                          --                  19,884              (19,884)(b)              0
Other expenses                   --                  84,086              (21,022)(d)         63,065
           Subtotal               0               1,131,417               (8,184)         1,123,233
Shareholder servicing
  and distribution fees
           Investor A            --                     928                N/A                  928
           Investor C            --                     --                 N/A                N/A
           Investor N            --                   8,185               (2,865)(a)          5,320
Fees waived and/or reimbursed
  by investment advisor          --                (215,601)               75,172(c)       (290,773)

Total Expenses                    0                 924,929                64,123           838,709

NET INVESTMENT INCOME             0               7,873,133               (64,123)        7,959,353
Net Realized and Unrealized
  Gain/(Loss) on Investments:
Realized Gain/(Loss) on
  securities and future
  transactions                   --               7,218,997                               7,218,997
Change in unrealized
  appreciation/(depreciation)
  on securities and futures      --              (9,455,737)                             (9,455,737)
Net Realized and Unrealized
 gain/(loss) on investments
 and futures                      0              (2,236,740)                             (2,236,740)

Net Increase/(Decrease) in
  assets resulting from
  operations                     $0              $5,636,393              ($64,123)       $5,722,613


Legend:
(a) Reflects adjustment to the acquiring fund contractual fee obligation.
(b) Organization expense of the acquired fund is not an expense of the combined fund.
(c) Reflects adjustment to the level of the acquiring fund's voluntary expense reimbursement.
(d) Adjustment reflects economies of scale gained by the business combination.

                  See Notes to Proforma Financial Statements.

                       Nations U.S. Government Bond Fund
                      Pilot U.S. Government Securities Fund


               Notes to Pro Forma Financial Statements (Unaudited)




1. Basis of Combination

Nations Fund, Inc. (the "Company") is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company. As of September 30, 1996, the Company offered five separate portfolios. On February 6, 1997, the Board of Directors of the Company created the Nations U.S. Government Bond Fund for the purpose of this proposed business combination. The unaudited Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations reflect the accounts of the Pilot U.S. Government Securities Fund for the twelve month period ended September 30, 1996 conformed to the proposed Nations U.S. Government Bond Fund expense structure. These statements have been derived from books and records utilized in calculating daily net asset value at September 30, 1996.

The pro forma statements give effect to the proposed transfer of the assets and stated liabilities of the Pilot U.S. Government Securities Fund in exchange for shares of Nations U.S. Government Bond Fund. Under generally accepted accounting principles, the historical cost of investment securities will be carried forward to the surviving entity and the results of operations of the Pilot U.S. Government Securities Fund for pre-combination periods will not be restated. The pro forma statements do not reflect the expenses of either fund in carrying out its obligations under the proposed Agreement and Plan of Reorganization.

The Pro Forma Combining Portfolio of Investments and Statement of Assets and Liabilities and the Statement of Operations should be read in conjunction

                       Nations U.S. Government Bond Fund
                      Pilot U.S. Government Securities Fund


               Notes to Pro Forma Financial Statements (Unaudited)



with the historical financial statements of the funds incorporated by reference in the Statement of Additional Information.

The advisory fee for the Nations U.S. Government Bond Fund was computed using a net annual rate of 0.40% of average daily net assets (0.60% gross adviser fee less 0.20% waiver). The subadviser, Boatmen's Trust Company, will be paid a subadviser fee by the adviser at an annual rate of 0.15% of average daily net assets. The administration fee was computed based on the annual rate of 0.10% of average daily net assets of the Company and the investment portfolios of Nations Fund Trust and Nations Fund Portfolios, Inc. (two other registered open-end investment companies that are part of the Nations Fund Family) on a combined basis.

The Company has adopted a shareholder administration plan ("Administration Plan") for the Primary B Shares of the Nations U.S. Government Bond Fund. Under the Administration Plan, aggregate payments may not exceed 0.50%, on an annualized basis, of the average daily net assets of the Fund's Primary B Shares.

The Company has also adopted a shareholder servicing and distribution plan ("Investor A Plan") pursuant to Rule 12b-1 under the 1940 Act for the Investor A Shares of the Nations U.S. Government Bond Fund. Under the Investor A Plan, aggregate payments may not exceed 0.25% on an annualized basis, of the average daily net assets of the Fund's Investor A Shares.

The Company has also adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act with respect to Investor C Shares ("Investor C Distribution Plan") and Investor N Shares ("Investor N Distribution Plan") of the Nations U.S. Government Bond Fund. Under the Investor C Distribution Plan and Investor N Distribution Plan, aggregate payments may not exceed 0.25% and 0.40%, on an annualized basis, of the average daily net assets of the Investor C Shares and Investor N Shares, respectively, of the Fund.

                       Nations U.S. Government Bond Fund
                      Pilot U.S. Government Securities Fund


               Notes to Pro Forma Financial Statements (Unaudited)


The Company has also adopted a shareholder servicing plan with respect to Investor C Shares ("Investor C Servicing Plan") and Investor N Shares ("Investor
N  Servicing  Plan") of the  Nations  U.S.  Government   Bond Fund.  Under the
Investor C Servicing Plan and Investor N Servicing Plan, aggregate payments may not exceed 0.25%, on an annualized basis, of the average daily net assets of the Investor C Shares and Investor N Shares of the Fund.

2. Portfolio Valuation

Securities  of Nations  U.S.  Government   Bond Fund are valued  using  broker
quotations or prices provided by a pricing service. Certain securities are valued using broker quotations that are based on a matrix pricing system which considers such factors as security prices, yields and maturities. The value of mortgage-backed securities can be significantly affected by changes in interest rates. Certain securities may be valued by one or more principal market makers. Restricted securities, if any, securities for which market quotations are not readily available and other assets are valued at fair value under the supervision of the Board of Directors. Short-term investments that mature in 60 days or less are valued at amortized cost. Pilot U.S. Government Securities Fund uses similar rules for determining portfolio valuation.

3. Capital Shares

The pro forma net asset value per share assumes the issuance of shares of Nations Short-Intermediate Government Fund which would have been issued at September 30, 1996 in connection with the proposed reorganization. The pro forma number of shares outstanding of 14,090,347 consists of 14,090,347 shares assumed issued in the reorganization.

                       NATIONS FUND, INC.

                      ONE NATIONSBANK PLAZA
                           33rd Floor
                      Charlotte, NC  28255
                         1-800-626-2275

                            FORM N-14

                             PART C

                        OTHER INFORMATION

Item 15.  Indemnification.

     Under the terms of the Maryland Corporation Law and the Registrant's Charter and By-Laws, incorporated by reference as Exhibits (1) and 2(a) hereto, provides for the indemnification of Registrant's directors and employees. Indemnification of Registrant's principal underwriter, custodian, and transfer agent is provided for, respectively, in the Registrant's:

    1. Administration Agreement with Stephens Inc.;

    2.Co-Administration Agreement with First Data Investors
    Services Group, Inc.;

    3. Distribution Agreement with Stephens;

    4. Mutual Fund Custody and Sub-Custody Agreement with
       NationsBank Texas and The Bank of New York;

    5. Custody Agreement with Bank of New York;

    6. Transfer Agency Agreement with NationsBank Texas; and

    7. Transfer Agency and Registrar Agreement with First Data
       Investors Services Group, Inc.

The Registrant has entered into a Cross Indemnification Agreement with Nations Fund Trust (the "Trust") and Nations Portfolios, Inc. ("Portfolios") dated June 27, 1995. The Trust and/or the Portfolios will indemnify and hold harmless the Company against any losses, claims, damages or liabilities, to which the Company may become subject, under the Securities Act of 1933 (the "Act") and the 1940 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Prospectuses, any Preliminary Prospectuses, the Registration Statements, any other Prospectuses relating to the securities, or any amendments or supplements to the foregoing (hereinafter referred to collectively as the "Offering Documents"), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Offering Documents in reliance upon and in conformity with written information furnished to the Company by the Trust and/or Portfolios expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim; provided, however, that the Trust and/or Portfolios shall not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Offering Documents in reliance upon and in conformity with written information furnished to the Trust and/or Portfolios by the Company expressly for use in the Offering Documents.

Promptly after receipt by an indemnified party above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

Registrant has obtained from a major insurance carrier a directors' and officers' liability policy covering certain types of errors and omissions. In no event will Registrant indemnify any of its directors, officers, employees, or agents against any liability to which such person would otherwise be subject by reason of his/her willful misfeasance, bad faith, gross negligence in the performance of his/her duties, or by reason of his/her reckless disregard of the duties involved in the conduct of his/her office or arising under his agreement with Registrant. Registrant will comply with Rule 484 under the Act and Release No. 11330 under the 1940 Act, in connection with any indemnification.

Insofar as indemnification for liability arising under the Act may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

       All references to the "Registration Statement" in the following list of Exhibits refer to the Registrant's Registration Statement on Form N-1A (File Nos. 33-4038; 811-4614). All references to the "Pilot Registration Statement" in the following list of Exhibits refer to the Pilot Funds' Registration Statement on Form N-1A (File Nos. 2-78440; 811-3517).

Exhibit
Number         Description

(1)(a)         Articles of Incorporation dated December 9,
               1983 and filed December 13, 1983, are
               incorporated by reference to Post-Effective
               Amendment No. 29 filed on March 19, 1996.

(1)(b) Articles of Amendment dated March 10, 1986 and filed March 11, 1986 are incorporated by reference to Post-Effective Amendment No. 29 filed on March 19, 1996.

(1)(c) Articles of Amendment dated July 31, 1986 are incorporated by reference to Post-Effective
               Amendment No. 29 filed on March 19, 1996.

(1)(d) Articles Supplementary dated July 31, 1986 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on
               March 19, 1996.

(1)(e) Articles of Amendment dated October 4, 1989 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on
               March 19, 1996.

(1)(f)         Articles Supplementary dated November 30,
               1989 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on
               March 19, 1996.

(1)(g) Articles Supplementary dated March 26, 1991 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on
               March 19, 1996.

(1)(h) Articles Supplementary dated April 15, 1992 and filed April 24, 1992, are incorporated by reference to Post-Effective Amendment No. 29 filed on March 19, 1996.

(1)(i)         Articles Supplementary filed September 22,
               1992 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on

Exhibit
Number         Description

               March 19, 1996.

(1)(j)         Articles Supplementary dated February 18,
               1993 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on
               March 19, 1996.

(1)(k) Articles Supplementary dated July 9, 1993 and filed July 12, 1993 are incorporated by reference to Post-Effective Amendment No. 29 filed on March 19, 1996.

(1)(1) Articles Supplementary dated March 21, 1994 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on
               March 19, 1996.

(1)(m)         Articles Supplementary filed December 21,
               1994 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on
               March 19, 1996.

(1)(n) Articles Supplementary dated March 18, 1996 are incorporated by reference to
               Post-Effective Amendment No. 29 filed on
               March 19, 1996.

(2)(a) By-Laws are incorporated by reference to Registrant's Registration Statement, filed
               March 17, 1986.

(2)(b) Amended and Restated By-Laws effective as of October 2, 1989, are incorporated by reference to Post-Effective Amendment No. 5, filed August 1, 1989.

(2)(c) Amendment to By-Laws dated September 6, 1991, is incorporated by reference to Post-
               Effective Amendment No. 11, filed September
               30, 1991.

(3)            Not Applicable.

(4) Form of Agreement and Plan of Reorganization, filed herewith as Appendix I to the Combined
               Prospectus/Proxy Statement.

(5)            Not Applicable.

(6)(a)         Investment Advisory Agreement between
               NationsBanc Advisors, Inc ("NBAI") and
               Registrant is incorporated by reference to Post-Effective Amendment No. 28, filed
               January 29, 1996. to Post-Effective Amendment
               No. 41, filed January 29, 1996.

Exhibit
Number         Description

(6)(b)         Sub-Investment Advisory Agreement between
               TradeStreet Investment Associates, Inc.
               ("TradeStreet") and Registrant is
               incorporated by reference to Post-Effective
               Amendment No. 28, filed January 29, 1996.

(6)(c)         Sub-Advisory Agreement between Gartmore
               Global Partners ("Gartmore") and Registrant is incorporated by reference to Post-
               Effective Amended No. 31, filed July 25,
               1996.

(6)(d)         Form of Sub-Advisory Agreement between
               Boatmen's Trust Company ("Boatmen's") and
               Registrant shall be filed by amendment.

(6)(e)         Form of Sub-Advisory Agreement between
               Kleinwort Benson Investment Management
               Americas Inc. ("Kleinwort") and Registrant shall be filed by amendment.

(7)            Distribution Agreement between Registrant and
               Stephens Inc. dated March 31, 1993, is
               incorporated by reference to Post-Effective
               Amendment No. 18, filed March 26, 1993.

(8)            Not Applicable.

(9)(a) Mutual Fund Custody and Sub-Custody Agreement between Registrant, NationsBank of Texas,
               N.A. and The Bank of New York dated,
               October 18, 1996 shall be filed by amendment.

(9)(b)         Global Custody Agreement between the
               Registrant, on behalf of Nations
               International Equity Fund, and Morgan
               Guaranty Trust Company of New York is
               incorporated by reference to post-Effective
               Amendment No. 2, filed September 28, 1995.

(10)(a)        Shareholder Services Plan relating to the
               Primary B Shares, is incorporated by
               reference to Post-Effective Amendment No. 13, filed April 30, 1992.

(l0)(b) Form of Shareholder Servicing Agreement, relating to the Primary B Shares, is incorporated by reference to Post-Effective
               Amendment No. 19 to its Registration
               Statement, filed May 27, 1993.

(l0)(c)        Shareholder Servicing Plan for Investor A
               Shares incorporated by reference to Post-
               Effective Amendment No. 21, filed March 29,
               1994.

Exhibit
Number         Description

(l0)(d)        Forms of Shareholder Servicing Agreement for
               Investor A Shares are incorporated by
               reference to Post-Effective Amendment No. 21, filed March 29, 1994.

(l0)(e)        Amended and Restated Shareholder Servicing
               Plan for Investor B Shares of the Money
               Market Funds and Investor C Shares (formerly
               Investor B Shares) of the Non-Money Market
               Funds is incorporated by reference to Post-
               Effective Amendment No. 21, filed March 29,
               1994.

(l0)(f)        Forms of Shareholder Servicing Agreement for
               Investor B Shares of the Money Market Funds and Investor C Shares (formerly Investor B
               Shares) of the Non-Money Market Funds are incorporated by reference to Post-Effective
               Amendment No. 21, filed March 29, 1994.

(l0)(g)        Shareholder Servicing Plan for Investor C
               Shares of the Money Market Funds and
               Investor N Shares (formerly Investor C
               Shares) of the Non-Money Market Funds is incorporated by reference to Post-Effective
               Amendment No. 21, filed March 29, 1994.

(10)(h)        Forms of Shareholder Servicing Agreement for
               Investor C Shares of the Money Market Funds and Investor N Shares (formerly Investor C
               Shares) of the Non-Money Market Funds are incorporated by reference to Post-Effective
               Amendment No. 21, filed March 29, 1994.

(l0)(i)        Shareholder Administration Agreement for
               Primary B Shares is incorporated by reference to Post-Effective Amendment No. 28, filed
               January 29, 1996.

(10)(j) Amended and Restated Shareholder Servicing and Distribution Plan pursuant to Rule 12b-1, relating to Investor A Shares, is incorporated by reference to Post-Effective Amendment No. 21, filed March 29, 1994.

(10)(k)        Form of Sales Support Agreement, relating to
               Investor A Shares is incorporated by
               reference to Post-Effective Amendment No. 21, filed March 29, 1994.

(10)(l)        Amended and Restated Distribution Plan,
               relating to Investor B Shares of the Money
               Market Funds and Investor C Shares (formerly
               Investor B Shares) of the Non-Money Market
               Funds is incorporated by reference to Post-
               Effective Amendment No. 21,

Exhibit
Number         Description

               filed March 29, 1994.

(10)(m)        Form of Sales Support Agreement relating to
               Investor B Shares of the Money Market Funds and Investor C Shares (formerly Investor B
               Shares) of the Non-Money Market Funds is incorporated by reference to Post-Effective
               Amendment No. 21, filed March 29, 1994.

(10)(n) Distribution Plan relating to the non-money market funds' Investor N Shares (formerly
               Investor C Shares) is incorporated by
               reference to Post-Effective Amendment No. 21, filed March 29, 1994.

(10)(o) Form of Sales Support Agreement, relating to non-money market funds' Investor N Shares (formerly Investor C Shares) is incorporated by reference to Post-Effective Amendment No. 21, filed March 29, 1994.


(10)(p)        Shareholder Administration Plan for Primary B
               Shares is incorporated by reference to Post-
               Effective Amendment No. 28, filed January 29,
               1996.

(l0)(q) Transfer Agency Agreement between Registrant and NCNB Texas National Bank, dated October
               1, 1991, relating to Institutional Classes
               (currently known as Primary Shares), is
               incorporated by reference to Post-Effective
               Amendment No. 14, filed July 30, 1992.

(10)(r) Transfer Agency and Registrar Agreement, dated June 1, 1992, between Registrant and
               The Shareholder Servicing Group, Inc.,
               relating to Investor Shares, is incorporated by reference to Post-Effective Amendment
               No. 14, filed July 30, 1992.

(l0)(s) Amendment No. 1 dated February 3, 1993, to the Transfer Agency and Registrar Agreement between Registrant and The Shareholder
               Services Group, Inc. dated April 25, 1992, relating to the Money Market Funds' Investor
               B Shares and the Non-Money Market Funds'
               Investor C Shares of the Company, is
               incorporated by reference to Post-Effective
               Amendment No. 20, filed March 26, 1993.

(l0)(t) Amendment No. 2 to the Transfer Agency and Registrar Agreement between Registrant and The Shareholder Services Group, Inc. dated April 25, 1992, relating to the addition of the Investor C Shares to the Money Market Funds of the Company, is incorporated by reference to Post-Effective Amendment No. 20,

Exhibit
Number         Description

               filed March 26, 1993.

(l0)(u) Cross-Indemnification dated June 27, 1995 between the Company, Nations Fund Trust and Nations Fund Portfolios, Inc. is incorporated by reference to Post-Effective Amendment No. 26, filed June 30, 1995.

(11)           Opinion and Consent of Morrison & Foerster
               LLP, filed herewith.

(12)           See Item 17(3) of this Part C.

(13)(a) Prototype Individual Retirement Account Plan, is incorporated by reference to Amendment
               No. 20, filed March 26, 1993.

(13)(b)        Administration Agreement between Stephens
               Inc. and Registrant is incorporated by
               reference to Post-Effective Amendment No. 30, filed March 31, 1995.

(13)(c)        Co-Administration Agreement between The
               Boston Company Advisors, Inc. and Registrant is incorporated by reference to Post-
               Effective Amendment No. 30, filed March 31,
               1995.

(13)(d)        Shareholder Administration Agreement for
               Trust B Shares (now known as Primary B
               Shares) is incorporated by reference to Post-
               Effective Amendment No. 28, filed January 29,
               1996.

14(a)          Consent of Independent Auditors - Price
               Waterhouse LLP, filed herewith.

14(b)          Consent of Independent Auditors - Ernst &
               Young LLP, filed herewith.

15             Not Applicable

16             Powers of Attorney, filed herewith.

17(a) Declaration, pursuant to Rule 24f-2 under the Investment Company Act of 1940, of the Registrant, filed herewith.

17(b)          Form of Proxy Ballot, filed herewith.

17(c)(i)       Prospectuses for Primary A, Investor A and
               Investor N Shares of Nations Equity Income
               Fund, Nations Treasury Fund and Nations
               Prime Fund, incorporated by reference to Post-Effective Amendment No. 31 to the
               Registration Statement, as filed on July

Exhibit
Number         Description

               25, 1996.

17(c)(ii)      Forms of Prospectus for the Primary A,
               Primary B, Investor A, Investor C and
               Investor N Shares of Nations International
               Growth Fund, Nations Small Company Growth
               Fund and Nations U.S. Government Bond Fund, incorporated by reference to Post-Effective
               Amendment No. 32 to the Registration
               Statement, as filed on February 2, 1997.

17(c)(iii)     Prospectus for Class A, Class B and Pilot
               Shares for Pilot Equity Income Fund, Pilot
               International Equity Fund, Pilot Small
               Capitalization Equity Fund and Pilot U.S.
               Government Securities Fund, and Prospectuses for Administration, Investor and Pilot
               Shares of Pilot Short-Term U.S. Treasury
               Fund and Pilot Short-Term Diversified Assets
               Fund, incorporated by reference to Post-
               Effective Amendment No. 33  to the Pilot
               Registration Statement, as filed on November
               12, 1996.

17(c)(iv)      Annual Reports for Nations Equity Income
               Fund, Nations Treasury Fund and Nations
               Prime Fund for the year ended March 31,
               1996, filed on May 30, 1996.

17(c)(v) Annual Reports for Pilot Equity Income Fund, Pilot International Equity Fund, Pilot Short-Term U.S. Treasury Fund, Pilot Short-Term Diversified Assets Fund, Pilot Small Capitalization Equity Fund and Pilot U.S. Government Securities Fund for the year ended August 31, 1996, filed on November 13, 1996.

17(c)(vi)      Semi-Annual Reports for Nations Equity
               Income Fund, Nations Treasury Fund and
               Nations Prime Fund for the period ended
               September 30, 1996, filed on December 5,
               1996.

Item 17.  Undertakings.

       (1) Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

       (3) The undersigned Registrant agrees to file, by post-effective amendment, an opinion of counsel or a copy of an IRS ruling supporting the tax consequences of the Reorganization within a reasonable time after receipt of such opinion or ruling.

                          SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused his Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas on the 17th day of February, 1997.

                                 NATIONS FUND, INC.

                                 By:        *
                                    _____________________________
                                    A. Max Walker
                                    President and Chairman of
                                    the Board
                                    of Directors

                                 By: /s/ Richard H. Blank, Jr.
                                    _____________________________
                                    Richard H. Blank, Jr.
                                    *Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form N-14 has been signed below by the following persons in the capacities and on the date indicated:

     SIGNATURES                 TITLE                  DATE

                            President and        February 17, 1997
         *                 Chairman of the
_______________________   Board of Directors
  (A. Max Walker)         (Principal Executive
                            Officer)

         *                Treasurer and Vice     February 17, 1997
_______________________      President
(Richard H. Rose)        (Principal Financial
                            and Accounting
                               Officer)

         *                     Director          February 17, 1997
_______________________
(Edmund L. Benson, III)

         *                     Director          February 17, 1997
_______________________
   (James Ermer)

         *                     Director          February 17, 1997
_______________________
 (William H. Grigg)

         *                     Director          February 17, 1997
_______________________
 (Thomas F. Keller)

         *                     Director          February 17, 1997
_______________________
(Carl E. Mundy, Jr.)

         *                     Director          February 17, 1997
_______________________
(Charles B. Walker)

         *                     Director          February 17, 1997
_______________________
  (Thomas S. Word, Jr.)

/s/ Richard H. Blank, Jr.
_______________________
  Richard H. Blank, Jr.
    *Attorney-In-Fact

                       Nations Fund, Inc.

                   File Nos. 33-4038; 811-4614

Exhibit Number                   Description

Ex-99.11                         Opinion and Consent of Morrison
                                 & Foerster LLP

Ex-99.14(a)                      Opinion and Consent of Auditors
                                 - Price Waterhouse LLP

Ex-99.14(b)                      Opinion and Consent of Auditors
                                 - Arthur Andersen LLP

Ex-99.16                         Powers of Attorney

Ex-99.17(a)                      Declaration pursuant to Rule
                                 24f-2 under the Investment
                                 Company Act of 1940 of the
                                 Registrant

Ex-99.17(b)                      Form of Proxy Ballot